As filed with the Securities and Exchange Commission on May __, 2002


                                                      Registration No. 333-84948
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                               Amendment No. 1 to


                                    FORM S-1
                             Registration Statement
                                      under
                           The Securities Act of 1933

                        PHARMACEUTICAL FORMULATIONS, INC.

               (Exact Name of Registrant as Specified in Charter)

             DELAWARE                                 2834                              22-2367644
 (State or Other Jurisdiction of          (Primary Standard Industrial         (IRS Employer Identification
  Incorporation or Organization)          Classification Code Number)                    Number)

                 460 PLAINFIELD AVENUE, EDISON, NEW JERSEY 08818
                                  732-985-7100

    (Address, including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                  WALTER KREIL
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                        PHARMACEUTICAL FORMULATIONS, INC.
                              460 PLAINFIELD AVENUE
                              EDISON, NJ 08818-1904
                                 (732) 985-7100

       (Name, address, including Zip Code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                               DAVID LOWDEN, ESQ.
                          STROOCK & STROOCK & LAVAN LLP
                                 180 MAIDEN LANE
                               NEW YORK, NY 10038
                                  (212)-806-6187

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continued basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                       CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
                                                       Proposed           Proposed
                                      Amount to be      Maximum            Maximum             Amount of
  Title of Each Class of                   be        Offering Price       Aggregate            Registration
 Securities to be Registered           Registered       Per Unit 1       Offering Price2          Fee3
----------------------------------- ---------------- ----------------- -------------------- -------------------
Subscription rights to purchase
shares of common stock                34,467,741            --                 N/A
----------------------------------- ---------------- ----------------- -------------------- -------------------
Shares of common stock issuable
upon exercise of rights               34,467,741           $.34            $11,719,031
----------------------------------- ---------------- ----------------- -------------------- -------------------
Total                                 68,935,482            .34            $11,719,031          $1,078.15
----------------------------------- ---------------- ----------------- -------------------- -------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


1 Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

2 Pursuant to Rule 457(g), no separate registration fee is required for the rights, since they are being registered in the same registration statement as the common stock of the Company underlying the rights. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers such additional indeterminate shares of common stock pursuant to anti-dilution provisions contained in various rights, warrants or convertible securities. Because such additional shares of common stock will, if issued, be issued for no additional consideration, no registration fee is required.

                             SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED MAY __, 2002



                        PHARMACEUTICAL FORMULATIONS, INC.


                               RIGHTS TO PURCHASE
            UP TO 34,467,741 SHARES OF COMMON STOCK AT $.34 PER SHARE

     If you were a holder of our common stock (other than ICC Industries Inc., our largest stockholder) or an employee with options to buy our common stock as of 5:00 p.m., New York City time on May 7, 2002, Pharmaceutical Formulations, Inc. has granted to you rights to purchase additional shares of common stock.

     Transferable subscription certificates are being delivered to you along with this prospectus. No subscription certificates are being issued to ICC.

     Each right entitles you to purchase one share of our common stock for a subscription price of $.34 per share. Each stockholder (other than ICC) is receiving 2.8 rights for each share of our common stock (par value $.08) held on May 7, 2002. Each employee option holder is receiving 2.8 rights for each share of common stock which such holder had the right to acquire (whether vested or not) under his or her option on May 7, 2002. (If you are holding unexchanged shares of old common stock, par value $.01 per share, eight of such shares equals one current share of common stock, par value $0.08.) You will be able to exercise your rights until 5:00 p.m., New York City time, on June 25, 2002, unless we extend the termination date.

     Our common stock is traded on the OTC Bulletin Board sm under the symbol PHFR. The closing price for a share of our common stock on the OTC Bulletin Board on May 7, 2002 was $0.11. The rights will not be listed for trading on any stock exchange and may not be listed on the OTC Bulletin Board.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" STARTING ON PAGE 19 FOR AN EXPLANATION OF SOME OF THESE RISKS.


     The shares are being offered directly by us without the services of an underwriter or selling agent.

                                                   PER SHARE        TOTAL
                                                   ---------   ----------------


Subscription Price..............................      $.34          $11,719,032
Discounts and Commissions.......................      None                 None
Proceeds to the Company, Before Expenses........      $.34          $11,719,032


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This rights offering is not being made, nor will we accept subscriptions for common stock form any person, in any jurisdiction in which the rights offering or the acceptance of such offering would not be in compliance with the securities or "blue sky" laws of such jurisdiction.


                  THE DATE OF THIS PROSPECTUS IS MAY ___, 2002.

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING.............................3
PROSPECTUS SUMMARY.........................................................11
RISK FACTORS...............................................................19
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................28
DILUTION...................................................................29
USE OF PROCEEDS............................................................30
PRICE RANGE OF OUR COMMON STOCK............................................30
DIVIDEND POLICY............................................................32
CAPITALIZATION.............................................................32
SELECTED FINANCIAL INFORMATION.............................................33
BUSINESS...................................................................43
MANAGEMENT.................................................................55
LITIGATION.................................................................61
PRINCIPAL SHAREHOLDERS.....................................................61
THE RIGHTS OFFERING........................................................64
DESCRIPTION OF OUR CAPITAL STOCK...........................................74
PLAN OF DISTRIBUTION.......................................................79
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................79
LEGAL MATTERS..............................................................82
EXPERTS....................................................................82
WHERE YOU CAN FIND MORE INFORMATION........................................82
INDEX TO FINANCIAL STATEMENTS..............................................84

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS THE RIGHTS OFFERING?

     The rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price and in an amount substantially proportional to your interests prior to the recent conversion of debt and preferred stock into common stock by ICC Industries Inc., which enables you to substantially maintain and possibly increase your percentage ownership in Pharmaceutical Formulations, Inc.

WHY ARE WE MAKING A RIGHTS OFFERING?

     In late 2001 and early 2002 our largest stockholder, ICC Industries Inc., significantly increased its ownership of our common stock by converting $15,000,000 of indebtedness and accrued interest into common stock in December 2001 and by converting 2,500,000 shares of preferred stock and accrued dividends into common stock in January 2002. Such debt and stock was converted at a per share price of $.34, resulting in the issuance to ICC of 54,852,941 shares of common stock. Such conversion increased ICC's percentage interest in the common stock from 64.6% to 87.4%.

     The rights offering is being made to you and other stock and option holders in order to allow them to maintain their fully-diluted percentage interest (or, in the case of option holders, their fully diluted percentage interests on an as-if-issued basis) in our company at the same price which was paid by ICC. It is also being made to raise additional capital to help enable us to achieve the objectives which we have set out for ourselves. We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing stockholders a preferential opportunity to subscribe for the new shares of common stock and to maintain their proportionate interest in our company.

WHAT ARE WE DISTRIBUTING?


     We are distributing to you, at no charge, rights to purchase additional shares of our common stock for $.34 per share, which is the price at which ICC converted its indebtedness and preferred stock in December 2001 and January 2002. We have granted those persons who were our stockholders, as of 5:00 p.m. New York City time on May 7, 2002, 2.8 rights for every share of common stock ($.08 par value)owned by them at that time, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on their behalf as a beneficial owner of such shares. We have granted each employee option holder 2.8 rights for each share of common stock which such employee has the right to acquire under the option, whether or not such option has fully vested.


     Each whole right entitles you to purchase one share of common stock for $.34. For example, if you owned 1,000 shares on the record date, you have the right to purchase 2,800 additional shares of our common stock for $.34 per share, for a total of $952.00.


     Because this offering is also being made to persons who were employee holders of options on May 7, 2002 but who had not exercised such options, your percentage interest in the outstanding shares after this rights offering may actually be lower than your interest before the conversions.


WHAT IF I AM STILL HOLDING UNEXCHANGED COMMON STOCK, $.01 PAR VALUE?


     If you are holding unexchanged shares of old common stock, par value $.01 per share (CUSIP number 716910 10 4), eight of such shares equals one current share of common stock, par value $0.08) and your rights are based on the number of comparable new shares. You are encouraged to surrender your certificates for such stock in exchange for certificates for new stock.


HOW ARE WE MAKING THE OFFERING?


     This rights offering is being made directly by us. We will not pay any underwriting discounts or commissions, finders fees or other remuneration in connection with any distribution of the rights offered by this prospectus, other than the fees paid to the subscription agent. We estimate that the expenses of the offering will total approximately $150,000.


IS THIS RIGHTS OFFERING BEING MADE ONLY TO STOCKHOLDERS?


     No, it is also being made to employees who were holders of options on May 7, 2002. Such employees will not have to exercise such options in order to participate in this offering. The holders of options will receive the number of rights they would have received had such holders exercised their options (without regard to vesting restrictions) for common stock on May 7, 2002.


DO HOLDERS OF OUR CONVERTIBLE SUBORDINATED DEBENTURES OR HOLDERS OF WARRANTS OR OPTIONS (OTHER THAN EMPLOYEES) HAVE ANY RIGHTS?


     No. In order for holders of our convertible subordinated debentures, warrant holders and non-employee option holders to participate, they needed to have converted such debentures or exercised such warrants or options on or before May 7, 2002. Under the terms of the indentures for our debentures and under the terms of the warrants and options there will also be no adjustment in the conversion or exercise price to reflect this rights offering. Such holders have, however, received prior notice of this offering so that they might have converted or exercised their rights, thereby becoming a stockholder and thus eligible to participate in this offering.


WHAT IS THE TOTAL NUMBER OF SHARES NOW OUTSTANDING AND MAXIMUM TOTAL NUMBER OF SHARES WHICH COULD BE ISSUED UNDER THE RIGHTS OFFERING?


     There are currently 85,267,814 shares of common stock outstanding. Rights are being issued to the following categories of holders:

     o holders of 10,778,979 shares of common stock are being given the right to purchase an aggregate of 30,181,141 new shares; and

     o holders of 1,522,000 stock options are being given the right to purchase an aggregate of 4,261,600 new shares.

Additional shares may be offered to reflect the rounding-up of fractional rights; for purposes of this prospectus, we have assumed that 25,000 additional shares will be offered pursuant to such rounding-up treatment. No rights are being issued to ICC Industries Inc., with respect to the 74,488,835 shares of common stock which it owns or any antidilution rights which it may have in connection with its original purchase of our stock.

     If all rights with respect to the 10,778,979 non-ICC owned shares of common stock and all outstanding options (including estimates for rounding up), a maximum of an additional 34,467,741 shares (including 25,000 additional shares to reflect rounding-up) will be issued upon the exercise of rights, resulting in there being 119,735,555 shares being outstanding.


WHAT IS THE CURRENT TRADING PRICE OF OUR STOCK AND HOW DOES THAT RELATE TO HOW THE NUMBER OF RIGHTS PER SHARE AND THE PER SHARE PRICE WERE DETERMINED?


     On May 7, 2002, the last reported best asked price for our common stock on the OTC Bulletin Board was $0.13 per share and the last reported best bid price was $0.11. Bid prices represent prices which a market maker quotes to buy such stock and asked prices represent prices which a market maker quotes as the price at which it would sell such stock. The $.34 per share price was used since that was the price used to convert the ICC-owned debt and preferred stock for its December 2001 and January 2002 conversions. That price was higher than the trading price for our stock at the time of the conversions.


     We determined the ratio of 2.8 rights for each share of common stock (whether outstanding on the record date or issuable upon exercise of options or warrants or conversion of convertible securities outstanding on that date) since that ratio would allow non-ICC security holders to restore their percentage interests to substantially equal to the level that existed prior to the recent ICC conversions (reflecting, however, any dilution that would come from debenture holders and other warrant or option holders exercising their rights to convert or otherwise acquire shares of common stock). (Note that the after-offering percentage is slightly lower than the before-ICC conversion percentage reflecting convertible debentures which have been converted and participated in the rights offering and also to reflect rights given to our employee option holders.) For example, if you owned 1,000 shares on the record date, you have the right to purchase 2,800 additional shares of our common stock for $.34 per share, for a total of $952.00. The following table sets forth how large a percentage of the company you would own before and after the rights offering, under the scenarios described below:

                                                 % of Total Outstanding Shares
                                                                                           After Rights
                                                                After Rights Offering    Offering Upon No
                          Before Conversion  After Conversion   Upon Full Exercise of      Exercise of
      Your Holdings           By ICC1             By ICC2            Your Rights3         Your Rights3
      -------------       -----------------  ----------------   ---------------------     ----------------


           1,000               .00329             .00117                  --                   .00084
           3,800                 --                 --                  .00317                   --


----------------


     1 Based on 30,414,671 outstanding shares (excluding 1,522,000 shares issuable upon exercise of options and 1,393,243 shares issuable upon conversion of convertible debentures at $48 for 8% debentures and $.41 for 8 1/4% debentures).

     2 Based on 85,267,814 outstanding shares (excluding 1,522,000 shares issuable upon exercise of options and 1,393,243 shares issuable upon conversion of convertible debentures at $48 for 8% debentures and $.41 for 8 1/4% debentures).

     3 Assuming full exercise of all offered rights and based on 119,735,555 outstanding shares excluding 1,522,000 shares issuable upon exercise of options and 1,393,243 shares issuable upon conversion of convertible debentures at $48 for 8% debentures and $.41 for 8 1/4% debentures).


WILL I RECEIVE FRACTIONAL RIGHTS OR SHARES?

     We are not issuing fractional rights or shares. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the nearest whole right.

CAN I SUBSCRIBE FOR ANY NUMBER OF SHARES LESS THAN ALL OF MY RIGHTS?

     Yes. You can subscribe for any whole number of shares exercising less than all of your rights. Those rights you do not exercise can be sold by you as more fully described below if a trading market comes to exist.

WHAT WILL YOU USE THE PROCEEDS FOR?


     If the offering is fully subscribed, we intend to use up to approximately $6 million of the net proceeds for the retirement of certain existing debt and the balance, if any, for general corporate purposes, including working capital, potential expansion of manufacturing capabilities and acquisitions. Should we receive only a portion of the maximum amount obtainable from the offering, we intend to use those net proceeds for working capital, debt repayment and potential expansion of manufacturing capabilities.


HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THIS OFFERING?

     Our board of directors makes no recommendation to you about whether you should exercise any rights.

HOW SOON MUST STOCKHOLDERS ACT?


     The rights expire on June 25, 2002, at 5:00 p.m., New York City time. The subscription agent must actually receive all required documents and payments before that date and time. Although we have the option of extending the expiration date, we presently do not intend to do so.


MAY I TRANSFER MY RIGHTS?

     Yes. Until the close of business on the last trading day prior to the expiration date, the rights may be bought and sold in private transactions or in normal market transactions, such as those through stockbrokers, assuming a market develops for the rights. The sale of the rights may involve the payment of a commission and applicable taxes, if any. No trading market exists as of the date of this prospectus for the rights. There is no assurance that any market for the rights will develop, or if developed, will be sustained. The number of rights evidenced by a rights certificate may be divided or combined and transferred at the office of the subscription agent, but a rights certificate may not be divided in such a way as to result in a fractional right.

CAN ICC BUY UNEXERCISED RIGHTS?

     There is nothing to prohibit ICC from buying unexercised rights. It has advised us, however, that at this time it has no intention to do so. If ICC were to buy exercised rights, it could increase its percentage interest in the company.

ARE THERE OVER-SUBSCRIPTION PRIVILEGES?

     Yes. If you fully exercise your basic subscription privilege to buy 2.8 shares of common stock for each share of common stock that you own or hold employee stock options to purchase, and other stockholders do not fully exercise all of their basic subscription privileges, you may elect to purchase additional shares on a PRO RATA basis. This is your over-subscription privilege.

     We do not expect that all of our shareholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing for the purchase of those shares which are not purchased through exercise of basic subscription privileges. If you fully exercise your basic subscription privilege, the over-subscription privilege entitles you to subscribe to additional shares of our common stock, to the extent they are available, at the same subscription price of $.34 per share that applies to your basic subscription privilege.

WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?

     We will be able to satisfy your exercise of the over-subscription privilege only if our other participating stockholders do not elect to purchase all of the shares offered under their basic subscription privilege and you have exercised your basic subscription privilege. We will honor over-subscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege. If over-subscription requests exceed shares available, we will allocate the available shares PRO RATA among those who oversubscribed based on the number of shares each subscriber for additional shares has elected to purchase under the over-subscription priviledge. You will have to make payment for any oversubscribed shares at the time that you exercise your basic subscription right. If shares have to be allocated among over-subscribers, the excess portion of your payment will be refunded without interest.

AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

     No. You are not required to exercise any rights, purchase any new shares, or otherwise take any action in response to this rights offering.

MAY I CHANGE OR CANCEL MY EXERCISE OF RIGHTS AFTER I SEND IN THE REQUIRED FORMS?

     No. All exercises of rights are irrevocable.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?


     The exercise of your subscription rights involves certain risks. Exercising your subscription rights means buying additional shares of our common stock, and should be carefully considered as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 19 of this prospectus.


WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

     You will retain your current number of shares of our common stock even if you do not exercise your subscription rights. To the extent that you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

WILL MY MONEY BE RETURNED IF THE RIGHTS OFFERING IS CANCELLED?

     We can cancel or terminate the rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING, BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, DEALER OR OTHER NOMINEE?

     If you hold your shares of our stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your broker, dealer or other nominee act for you. If you wish to participate in the rights offering and purchase new shares, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of the rights offering. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Instructions by Beneficial Owners to Brokers or Other Nominees." You should receive this form from your record holder with the other rights offering materials.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY RIGHTS?

     The distribution of the rights will not result in any current dividend income to you if, as we anticipate, we do not have any earnings and profits for our current tax year. You will have current taxable capital gain income to the extent the fair market value of the rights you receive exceeds your basis in your common stock.


     The exercise of the rights will not result in any taxable gain or loss to you. If you sell the rights you will generally recognize short-term capital gain or loss equal to the difference between the amount realized and the basis of the rights sold. Your basis in the common stock acquired by you through exercise of your rights will be the sum of the subscription price and your basis in the rights. Additional and different tax considerations may apply to you if you are receiving your rights as a holder of options to purchase our common stock, if you are a bank, insurance company and/or foreign person or under other particular circumstances. You should see "Certain Federal Income Tax Consideration" and consult with your tax advisors regarding the particular tax consequences to you relating to the rights.


WHEN DO I RECEIVE MY NEW SHARES?

     If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable upon completion of the offer.

CAN THE BOARD OF DIRECTORS CANCEL THE RIGHTS OFFERING?


     Yes. The board of directors may decide to cancel the rights offering at any time on or before June 25, 2002 for any reason. If the board determines to cancel the offering, it will issue a press release and file a current report on Form 8-K with the SEC.


WHAT FEES OR CHARGES APPLY IF I PURCHASE SHARES?

     We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees which that person may charge.

HOW DO I EXERCISE MY RIGHTS? WHAT FORMS AND PAYMENT ARE REQUIRED TO PURCHASE SHARES?


     As a record holder of our common stock on May 7, 2002, you are receiving this prospectus, a rights certificate and instructions on how to purchase shares. If you wish to participate in this rights offering, then before your rights expire, you must:


     o deliver the subscription price (including payment for all shares which you wish to purchase pursuant to the over-subscription procedure) by wire transfer, or certified or cashier's check drawn on a U.S. bank, or personal check that clears before expiration of the rights; and

     o deliver a properly completed subscription certificate. The instructions also describe an alternate procedure called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the subscription warrant if full payment is received before the expiration date and a securities broker or qualified financial institution signs the form to guaranty that the subscription warrant will be timely delivered.

TO WHOM SHOULD I SEND FORMS AND PAYMENT FOR EXERCISE OF THE RIGHTS?

     You should send subscription documents by mail or courier service to:

                 Continental Stock Transfer & Trust Company
                 17 Battery Place, 8th Floor
                 New York, NY 10004
                 Attention: Reorganization Department
                 Telephone: (212) 509-4000 (Ext. 536)
                 Fax: (212) 616-7610


     Your subscription payment should be sent to Continental Stock Transfer & Trust Company. For instructions on how this payment should be made, see "The Rights Offering--Procedure to Exercise Rights" on page 68. Securities brokers and other qualified financial institutions can use an alternate procedure called "Notice of Guaranteed Delivery." See "The Rights Offering-- Procedure to Exercise Rights" on page 68.


WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

     If you have questions, need additional copies of this prospectus or the offering documents, or otherwise need assistance, please contact us at:

                 Pharmaceutical Formulations, Inc.
                 P.O. Box 1904, 460 Plainfield Avenue
                 Edison, NJ 08818-1904
                 Attn.:  Walter Kreil
                 Tel:  (732) 819-3316


     To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under "Where You Can Find More Information" on page 82.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION FROM THIS PROSPECTUS. IT MAY NOT CONTAIN ALL OF THE INFORMATION WHICH IS IMPORTANT TO YOU. TO UNDERSTAND THIS RIGHTS OFFERING FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THIS OFFERING, YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH WE MAY REFER YOU.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

ABOUT PHARMACEUTICAL FORMULATIONS

     We are a publicly-traded private label manufacturer and distributor of generic over-the-counter (sometimes called OTC) solid dose pharmaceutical products, primarily sold in the United States. Additionally, we are engaged in contract manufacturing of selected branded products for well-known major pharmaceutical companies. To a limited extent, we also sell generic OTC products under our own brand names, including "HEALTH+CROSS(R)" and "HEALTH PHARM(R)." We sell our products directly to more than 50 retailers, wholesalers, distributors, and brand-name pharmaceutical companies.

     We were incorporated in Delaware in 1981 under the name Pharma-Control Associates, Inc. Our name was changed to Pharmaceutical Formulations, Inc. on July 27, 1993. Our executive offices are located at 460 Plainfield Avenue, Edison, New Jersey 08818, and our telephone number is 732-985-7100. Our website is www.pfiotc.com. Information contained on our website is not to be considered a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

     We manufacture over 90 different solid dose OTC products which are sold to large retail drug stores, mass merchandisers and brand name pharmaceutical companies. Products are manufactured and distributed at our Edison, NJ leased facility. The facility has the capability to produce approximately one million tablets/capsules per hour utilizing roughly 40-50% of capacity. Our largest selling product is ibuprofen.

RECENT DEVELOPMENTS

     ICC DEBT AND EQUITY CONVERSIONS. On December 21, 2001, ICC converted $15,000,000 of the loan amounts owed by us into a total of 44,117,647 shares of our common stock. On January 2, 2002, ICC converted 2,500,000 shares which it owned of the Company's preferred stock and $1,150,000 of related unpaid dividends into an additional 10,735,294 shares of the Company's common stock. These conversions were done at a $.34 per share price for the common stock. Such conversions were effected pursuant to letter agreements between the company and ICC dated December 21, 2001 and October 25, 2001 and substantially as described in the proxy statement for the 2001 annual meeting.

     Before the conversions, ICC owned 19,635,894 common shares (approximately 64.6% of the outstanding common shares). Following the December 21st conversion, ICC owned 63,753,541 common shares (approximately 85.6% of the outstanding common shares). Following the January 2nd conversion, ICC owned 74,488,835 common shares (approximately 87.4 % of the outstanding common shares).

     At the time of such conversions, we agreed with ICC that we would be allowed to make a rights offering to all other holders of common stock so that they could also have the right to buy additional shares of common stock at the same price per share as was used to effectuate the debt and preferred stock conversions. At the time of such conversions, the sale prices on our common stock were approximately $0.01 to $0.13 per share.

     OTHER FINANCIAL MATTERS. Our revolving credit facility, which was scheduled to expire on December 31, 2001, was extended to February 28, 2002 on the same terms and conditions. It was subsequently extended until December 31, 2003.

     On December 28, 2001, we entered into an equipment financing arrangement with G.E. Capital Corporation for $1.95 million, whereby certain operating leases have been converted to equipment loans. This will have a favorable effect on our operating results and cash flow.

     We have appointed Ladenburg Thalman & Co. Inc., a New York based investment banking firm, on a one year contract, to assist in the Company's expansion and recapitalization plans, including the proposed rights offering. That firm has not assisted us in preparing this rights offering.

OUR OBJECTIVES

     We intend to use the proceeds of this offering to help us achieve our objectives. Our current principal objectives are:

     o    Expanding our custom manufacturing for major pharmaceutical companies.

     o Eliminating several unprofitable product lines consisting mainly of items purchased from third parties and repackaged end products for smaller customers.

     o Increasing our business supplying other manufacturers with bulk tablets and capsules, taking advantage of higher volumes and better margins.

     o Exploring opportunities to expand our product line through joint venture marketing agreements.

     o    Exploring opportunities to expand our international sales.

     Our ability to meet these objectives is projected to be driven by our ability to succeed in doing the following:

     o    Re-establishing strong relationships within our distribution network.

     o Controlling and reducing, where appropriate, fixed and variable expenses.

     o    Eliminating unprofitable product lines and customers.

     o    Managing inventory levels more efficiently.

     o    Improving manufacturing efficiencies.

     o    Shortening delivery time.

     o Filing drug applications for new products as they come to the over-the-counter market.

     o Obtaining marketing rights for products produced by other generic pharmaceutical manufacturers.

     You should read "Risk Factors" before you exercise your rights.

THE RIGHTS OFFERING

WHY A RIGHTS OFFERING         We are undertaking this rights offering for two
                              reasons: First, to enable our stockholders (other than ICC) to be able to purchase additional shares of our common stock at the same price as was used to effectuate conversions of debt and preferred stock by ICC in December 2001 and January 2002.
                              Second, to raise additional capital so that we can be in a better position to carry out our principal objectives.


NUMBER OF RIGHTS              Each record holder of common stock at the close of
                              business on May 7, 2002, which is the record date for this offer, is receiving 2.8 transferable subscription rights for each share of common stock held of record on that date. Each holder of an option to purchase common stock will receive 2.8 rights for each share of common stock which such holder has the right to acquire whether or not vested under an option agreement on the record date. The aggregate number of rights which we issued to each holder was rounded up to the next whole number to avoid the issuance of fractional rights. An aggregate of approximately 34,467,741 shares of common stock (which includes an estimated 25,000 additional shares to reflect the rounding up of fractional rights) will be sold if all rights are exercised.


DETERMINATION OF RATIO        The $.34 per share price was used since that was
                              the price used to convert the ICC-owned AND PRICE debt and preferred stock for its December 2001 and January 2002 conversions. The factor used to determine the ratio of 2.8 rights for each share of common stock is that such ratio would allow non-ICC stockholders to restore their percentage interests to the level that existed prior to the recent ICC conversions.

SUBSCRIPTION PRIVILEGE        Rights holders are entitled to purchase one share
                              of common stock for each right held.

OVER-SUBSCRIPTION
PRIVILEGE                     If you fully exercise the basic subscription
                              privilege, you may also purchase additional shares of common stock at the subscription price that are not purchased by other stockholders. If there are not enough shares available to fill all subscriptions for additional shares, the available shares will be allocated PRO RATA based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege.

SUBSCRIPTION PRICE            $.34 per share of common stock being purchased,
                              payable in cash.


SHARES OF COMMON STOCK        As of the date of this prospectus, there were
OUTSTANDING AFTER             85,267,814 shares of common stock, $.08 par value
OFFERING                      outstanding, of which holders of 10,778,979 shares
                              are being offered rights as described in this prospectus. ICC Industries Inc., the holder of 74,488,835 shares, is not being offered rights for the reason that one of the purposes of the offering is to allow our other stockholders to increase their percentage interests in the company to offset the recent increase in ICC's stock ownership from conversions of debt and preferred stock. In addition, holders of stock options eligible to purchase 1,522,000 shares of common stock have rights to purchase common stock in the event of a rights offering as described in this prospectus.

                              If all of the rights being issued (assuming 25,000 additional shares for rounding-up) are exercised, a total of 34,467,741 additional shares of common stock will be issued. Accordingly, assuming all of the offered shares of common stock are issued, subsequent to the exercise of any options or conversion of any related securities, there will be 119,735,555 shares of common stock outstanding after the rights offering. ICC currently owns approximately 87.4% of our outstanding stock. If all rights are exercised by the holders (assuming that ICC does not purchase any rights), ICC will own approximately 62.2% of the outstanding stock.

USE OF PROCEEDS               If the offering is fully subscribed, we intend to
                              use up to approximately $6 million of the net proceeds for the retirement of certain existing debt and the balance, if any, for general corporate purposes, including working capital, potential expansion of manufacturing capabilities and acquisitions. Should we receive only a portion of the maximum amount obtainable from the offering, we intend to use those net proceeds for working capital, retirement of debt, and potential expansion of manufacturing capabilities.


TRANSFERABILITY OF
RIGHTS Until the close of business on the last trading day prior to the expiration date, the rights may be bought and sold in private transactions or in normal market transactions, such as those through stockbrokers, assuming a market develops for the rights. The sale of the rights may involve the payment of a commission and applicable taxes, if any. No trading market exists as of the date of this prospectus for the rights. There is no assurance that any market for the rights will develop, or if developed, will be sustained. There has been no prior trading in the rights, and no assurance can be given that a trading market will develop for the rights.


RECORD DATE                   May 7, 2002. This is the date on which it is
                              determined who is a holder of shares or options and thereby eligible to receive rights.

EXPIRATION DATE               June 25, 2002 at 5:00 p.m., New York City time, or
                              such later time to which the offering may have been extended at our discretion. The number and length of any such extensions will be set at the time of any such extension. Rights not exercised prior to the expiration date will expire and become worthless.

PROCEDURE FOR EXERCISING      The rights may be exercised by properly completing
RIGHTS BY NON-FOREIGN         the subscription certificate and forwarding it (or
STOCKHOLDERS                  following the guaranteed delivery procedures
                              described below), with payment of the subscription price of $.34 for each share of common stock being purchased, to the subscription agent, which must receive such subscription certificate or notice of guaranteed delivery and payment with sufficient time for checks to clear by the expiration date.
                              If subscription certificates are sent by mail, rights holders are urged to use insured, registered mail. ONCE A RIGHTS HOLDER HAS
                              EXERCISED ITS RIGHTS, SUCH EXERCISE MAY NOT BE
                              REVOKED.

PROCEDURE FOR EXERCISING      Subscription certificates will not be mailed to
RIGHTS BY FOREIGN             record holders of common stock whose addresses are
STOCKHOLDERS                  located outside the United States and Canada, but
                              will be held by the subscription agent for their accounts until the subscription agent receives instructions to exercise or transfer the rights.


PERSONS HOLDING COMMON        Persons holding shares of common stock
STOCK OR WISHING TO           beneficially, and receiving the rights issuable
EXERCISE RIGHTS               with respect to such shares, through a broker,
THROUGH OTHERS                dealer, commercial bank, trust company or other
                              nominee, as well as persons holding certificates for common stock directly who would prefer to have such institutions effect transactions relating to the rights on their behalf, should contact the appropriate institution or nominee and request it to effect such transaction for them.



CERTAIN FEDERAL INCOME        The distribution of the rights will not result in
TAX CONSEQUENCES              any current dividend income to you if, as we
                              anticipate, we do not have any earnings and profits for our current tax year. You will have current taxable capital gain income to the extent the fair market value of the rights you receive exceeds your basis in your common stock. The exercise of the rights will not result in any taxable gain or loss to you. If you sell the rights you will generally recognize short-term capital gain or loss equal to the difference between the amount realized and the basis of the rights sold. Your basis in the common stock acquired by you through exercise of your rights will be the sum of the subscription price and your basis in the rights. Additional and different tax considerations may apply to you if you are receiving your rights as a holder of options to purchase our common stock, if you are a bank, insurance company and/or foreign person or under other particular circumstances. See "Certain
                              Federal Income Tax Consideration" and consult with your tax advisors regarding the particular tax consequences to you relating to the rights.


ISSUANCE OF COMMON STOCK      Certificates representing shares of common stock
                              purchased upon exercise of the rights will be delivered to subscribers as soon as practicable after the expiration of the offer.

SUBSCRIPTION AGENT            Continental Stock Transfer & Trust Company, 17
                              Battery Place, New York, New York 10004, telephone
                              (212) 509-4000, Extension 536, will act as subscription agent.

OTC BULLETIN BOARD
TRADING SYMBOL:               PHFR

OUR SUMMARY FINANCIAL DATA

     The following table sets forth, for the periods and at the dates indicated, our selected consolidated financial data. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.


                                                               YEARS ENDED                                SIX MONTHS ENDED
                                        6/30/97      6/30/98      7/3/99      7/1/00        6/30/01      12/30/00    12/29/01
                                        -------      -------      ------      ------        -------      --------    --------
                                                                                                             (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
INFORMATION:
Net sales                               $71,117      $80,829     $82,174     $76,579        $49,157      $ 25,052    $ 26,125
Cost of goods sold                       53,957       61,898      70,970      63,390         46,887        23,367      23,710
Gross profit                             17,160       18,931      11,204      13,189          2,270         1,685       2,415
Selling, general &
  administrative expenses                10,325       12,296      14,547      11,892         10,961         4,977       4,900
Income (loss) from operations             5,968        5,731     (4,010)         760        (9,134)       (3,526)
                                                                                                                    (2,633)
Other income (expense), net1              3,754        3,903       5,726       4,810          5,458       (2,581)     (2,436)
Income (loss) before income
  tax expense (benefit)                   2,214        1,828     (9,736)     (4,050)       (14,592)       (6,107)     (5,069)
Net income (loss)                         1,332        1,867     (6,565)     (7,918)       (14,592)       (6,107)     (4,946)
Net income (loss) per share
  Basic                                     .04          .06      (0.22)      (0.26)         (0.49)        (0.20)      (0.14)
  Diluted                                   .04          .06      (0.22)      (0.26)         (0.49)        (0.20)      (0.14)
Weighted average common
  shares:
  Basic                                  29,559       30,199      30,253      30,265         30,330        30,330      41,374
  Diluted                                36,242       36,710      30,253      30,265         30,330        30,330      41,374
PRO FORMA INCOME DATA(A):
Pro forma income (loss)
  before income tax expense
  (benefit)(b)                                                                             (11,746)                   (3,494)
Pro forma income tax provision                                                                   --                      (62)
Pro forma net income                                                                       (11,746)                   (3,432)
Net income (loss) per share:
   Basic                                                                                      (.10)                     (.03)
   Diluted                                                                                    (.10)                     (.03)
Weighted average common
  shares: (c)
   Basic                                                                                    119,735                   119,735
   Diluted                                                                                  119,735                   119,735
Pro forma income (loss)
  before income tax expense
  (benefit)                                                                                (12,816)                   (4,204)


-------------------------
1    Other income (expense), net includes interest income, lawsuit settlement, and interest expense.

                                                                      AS AT
                                        6/30/97      6/30/98      7/3/99      7/1/00        6/30/01      12/29/01
                                        -------      -------      ------      ------        -------      --------
                                                                                                     (UNAUDITED)
                                                                 (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash and cash equivalents                $2,087         $608        $122        $130            $83          $149
Working capital (deficiency)             11,389       10,706       8,784       2,565       (17,770)      (11,861)
Total assets                             48,734       59,864      59,653      44,565         32,923        34,820
Short-term borrowings                     2,572        3,380       5,014       3,964         16,702        16,377
Long-term debt (including
  capital leases)                        28,734       30,536      33,548      30,732         21,952        19,063
Total stockholders' equity
  (deficiency)                            1,077        3,055     (3,510)    (11,381)       (25,973)      (15,914)


-------------------------------
(a) PRO FORMA income data assumes the rights offering had been fully subscribed and had been effective as of the first day of the respective period and thus reflects elimination of interest on all debentures and $15 million of debt due ICC

(b) PRO FORMA income (loss) before income tax expense (benefit) reflects the elimination of interest expense and finance fees paid ICC as a result of the conversion of $15 million of debt into 44,117,647 shares of the Company's common stock.


(c) PRO FORMA weighted average common shares reflects ICC's conversions of debt and preferred stock and assumes this rights offering is fully subscribed.

                                  RISK FACTORS


     EXERCISING YOUR RIGHTS AND INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                  RISKS RELATED TO THE PHARMACEUTICAL INDUSTRY

OUR SUCCESS DEPENDS ON REGULATORY APPROVALS AND COMPLIANCE

     The development, manufacture, marketing and sale of pharmaceutical products is subject to extensive federal, state and local regulation in the U.S. and similar regulation in other countries. Like our competitors, we must obtain approval from the federal Food and Drug Administration (sometimes known by its initials FDA) before marketing most drugs. Such approval process often requires extensive and expensive testing. The level of testing depends upon the nature of the drug. Our ability to successfully market new drugs is dependent on our ability to meet such tests in a timely fashion. We may not be able to obtain timely FDA approval for our planned new drugs.

     In addition, our plants must satisfy the FDA's current good manufacturing practices regulations, which may require expenditures of significant funds.

WE ARE DEPENDENT UPON NEW PRODUCTS AND THE ABILITY TO BE QUICK TO MARKET THEM

     The success of generic drug companies depends, to a significant extent, upon the ability to develop and commercialize new pharmaceutical products in a timely manner. Following the expiration of patents and any other market exclusivity periods for branded drugs, the first pharmaceutical manufacturers successfully to market generic equivalents of such drugs usually achieve higher revenues and gross profits from the sale of such generic drugs than do others whose products are subsequently approved or marketed.

     As competing generic products reach the market, the prices, sales volumes and profit margins of the first generic versions often decline significantly.

     While we have new drugs in our pipeline, these may not be successfully developed or approved by the FDA so that we would be among the first to the market or otherwise achieve significant revenues and profitability.

MANY OF OUR COMPETITORS ARE BETTER POSITIONED

     Many of our competitors, including large pharmaceutical companies and other generic drug manufacturers, have greater financial and other resources than we do, and are therefore able to spend more than us on research, product development and marketing. In addition, following the expiration of patents on branded drugs, manufacturers of the patented products have employed various strategies intended to maximize their share of the markets for these products, as well as, in some cases, generic equivalents of these products.

DEVELOPMENTS MAY RENDER OUR PRODUCTS OBSOLETE

     Innovations or developments by others, including better financed competitors, may render any products we produce obsolete or otherwise non-competitive.

WE MAY NOT OBTAIN FUNDS TO MAINTAIN TECHNOLOGICAL PARITY

     Any failure to maintain adequate research and development programs could be harmful to our ability to introduce new products in a timely manner. We must expend significant funds to develop and gain regulatory approval of products which are comparable to national brand products under the FDA's approval process for generic drugs. We are also engaged in R&D efforts related to certain prescription (sometimes referred to as ethical) products and are exploring potential acquisition candidates or joint ventures to facilitate entry into other drug categories. These activities may require significant resources in order to succeed.

INCREASED CONSOLIDATION OF THE DRUG DISTRIBUTION NETWORK MAY RESULT IN LOWER
SALES

     Growing consolidation in the wholesale drug industry may increase pricing and other competitive pressures on generic drug manufacturers, possibly leading to lower levels of purchases. Our principal customers are wholesale drug distributors and major drug store chains. This distribution network is continuing to undergo significant consolidation, marked by consolidation of wholesale distributors and the growth of large retail drug store chains. As a result, a small number of large wholesale distributors control a significant share of the market, and the number of independent drug stores and small drug store chains has decreased.

WE ARE DEPENDENT ON COLLABORATIVE RELATIONSHIPS WHICH ARE OFTEN BEYOND OUR
CONTROL

     We develop and market many of our products through collaborative arrangements with other companies through which we gain access to dosage forms, proprietary drug delivery technology, specialized formulation capabilities and active pharmaceutical ingredients. We rely on our collaborative partners for any number of functions, including product formulation, approval and supply. There can be no assurance these products will be successfully developed or that our partners will perform their obligations under these collaborative arrangements. Further, we may not be able to enter into future collaborative arrangements on favorable terms, or at all.

WE FACE RISKS RELATED TO PRODUCT LIABILITY CLAIMS AND DRUG TAMPERING PROBLEMS AGAINST WHICH WE MAY NOT BE ADEQUATELY INSURED

     The testing, manufacture and sale of pharmaceutical products involve a risk of product liability claims and the adverse publicity that may accompany such claims. Although we maintain what we believe to be an adequate amount of product liability insurance coverage, our existing product liability insurance may not cover all current and future claims or we may not be able to maintain existing coverage or obtain, if we determine to do so, insurance providing additional coverage at reasonable rates.

                    RISKS RELATED TO OUR FINANCIAL CONDITION

WE WILL REQUIRE AN ADDITIONAL CASH INFUSION IN ORDER TO MEET PRINCIPAL PAYMENT OBLIGATIONS AND TO CONTINUE OPERATIONS


     We have issued certain subordinated convertible debentures and obtained an economic development corporation loan, currently aggregating approximately $6 million in outstanding principal amount, which come due in June 2002.


     During the next twelve months, we will need a minimum of $10,000,000 in additional equity or debt just to continue our operations at their current level and fund scheduled debt repayments. Absent this amount of funding, we may be unable to continue our operations.

     In the past, ICC has demonstrated its confidence in our management and business plan by providing loans, providing working capital and converting debt to equity. While ICC has committed to continue to provide us with financial support until December 31, 2003, events may arise which may cause ICC to not provide the necessary support for continued operations.

WE MAY CONTINUE TO SUSTAIN LOSSES AND ACCUMULATED DEFICITS IN THE FUTURE

     We had an accumulated deficit of $73,380,000 (unaudited) as of December 29, 2001. We had a loss from operations of $9,134,000 for the fiscal year ended June 30, 2001, and an operating loss of $2,633,000 (unaudited) for the six months ended December 29, 2001. Our ability to achieve profitability in the future will depend on many factors, including those detailed in this risk factors section.

     We currently depend on financing transactions to support our operations. During 1999, 2000 and 2001, we relied primarily upon significant borrowings under our loan facility with CIT and financings by our largest stockholder, ICC Industries Inc., to satisfy our funding requirements for working capital.

     Our loan agreement with The CIT Group expires on December 31, 2003 but we cannot assure you that ICC will continue to provide the additional required funding, as it has in the past, or that financing alternatives will be available to us in the future, to support continued growth.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH THE IMPLEMENTATION OF OUR BUSINESS STRATEGY

     We are subject to our ability to implement our business strategy as outlined above under "Objectives" in the Summary and improve our operating results, which will depend in part on our ability to realize significant cost savings.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS POSE SIGNIFICANT RISKS TO STOCKHOLDER EQUITY IN THE EVENT OF DEFAULT ON SUCH INDEBTEDNESS

     Our loan agreement with The CIT Group requires us to maintain specified financial ratios and satisfy certain financial tests. Our ability to meet such financial tests may be affected by events beyond our control, and we may not be able to meet such tests. A breach of any of these financial tests could result in an event of default under the loan agreement, in which case the lenders could elect to declare all liabilities and obligations under such agreement to be immediately due and payable and to terminate all commitments to us.

     If we were unable to repay or refinance all amounts declared due and payable, such lenders could proceed against the collateral that secures the liabilities and obligations under the loan agreement. Substantially all of our assets secure our liabilities and obligations under the loan agreement. If the loan agreement were accelerated, we may not be able to repay in full such indebtedness, and in such event our equity holders could lose their entire investment.

     In recent years, we have been late in payment of periodic interest payments on outstanding debentures. However, all payments were made within the period allowed to prevent such nonpayment from becoming an event of default under the respective debenture indenture.

                          RISKS RELATED TO OUR BUSINESS

WE ARE HEAVILY DEPENDENT ON CERTAIN KEY PRODUCTS

     We derive and expect to continue to derive a significant portion of our revenues and gross profit from a limited number of products. Total sales of ibuprofen were 26% of our total sales in fiscal 2001 and 36% of our total sales in fiscal 2000, with gross profit from ibuprofen as a percentage of total gross profit being significantly greater each year. Any material decline in sales or gross profit from ibuprofen or other significant products could have a material adverse effect on our business, results of operations and financial condition.

WE ARE HEAVILY DEPENDENT ON CERTAIN KEY CUSTOMERS

     Sales to three customers (Costco Wholesale, Walgreens and CVS) exceeded 10% of total sales in at least one of the past three years and, in the aggregate, approximated 30% of our gross sales for fiscal 2001. The loss of any of these customers could materially and adversely affect our business, results of operations and financial condition. Sales to our ten largest customers in that year represented approximately 62% of our total net revenues.

WE ARE DEPENDENT UPON CERTAIN KEY SUPPLIERS OF RAW MATERIALS

     Any interruption of supply of raw material could have a material adverse effect on our ability to manufacture our products or to obtain or maintain regulatory approval of such products. The principal components of our products are active and inactive pharmaceutical ingredients and certain packaging materials. Many of these components are available only from a single source.

     While we currently do not rely on ICC as a source of raw materials, we may in the future directly source utilizing their more favorable buying power for more favorable price treatment. Changes in ICC's source of materials or its buying power may therefore adversely impact us.

     Additionally, our government approvals may be based on a single supplier, even in instances when multiple sources exist. The qualification of a new supplier could delay our development and marketing efforts. Furthermore, some of our suppliers are also competitors, and if our supply relationship with them deteriorates, it could harm our business.

OUR RELIANCE ON FOREIGN SUPPLIES POSES ADDITIONAL RISKS TO OUR OPERATIONS

     We obtain a significant portion of our raw materials from foreign suppliers. Arrangements with international raw material suppliers are subject, among other things, to FDA regulation, various import duties and other government clearances. Acts of governments outside the U.S. may affect the price or availability of raw materials needed for the development or manufacture of generic drugs. In addition, recent changes in patent laws in jurisdictions outside the U.S. may make it increasingly difficult to obtain raw materials for research and development prior to the expiration of the applicable U.S. patents.

WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDER, WHOSE INTERESTS MAY NOT BE ALIGNED WITH THOSE OF OUR OTHER STOCKHOLDERS

     Our common stock is largely held by one stockholder, ICC Industries Inc. Therefore, our Board of Directors and the future success of our business may be controlled by the decisions of one entity. ICC is not prohibited from selling a controlling interest in us to a third party.

     We have historically had significant commercial and finance transactions with ICC. While we believe that all of those activities have been beneficial to us, and have been as good or better than any similar transactions with third parties, there is a risk that any such transactions may be adverse to our interests.

     If ICC acquires 90% or more of our common stock, it may seek to engage in a merger with us without any action by our stockholders, which may result in our public shareholders being forced to sell their stock at a stated price or our stock no longer being registered with the SEC under the Securities Exchange Act. We have been advised by ICC that it has no intention to cause any such actions to happen but such assurances are not binding commitments by ICC.

RESULTS OF OPERATIONS MAY CONTINUE TO FLUCTUATE IN THE FUTURE

     During the past three years, our results of operations have fluctuated materially on both an annual and a quarterly basis. These fluctuations have resulted from several factors, including, the timing of introductions of new products by us and our competitors, our dependence on a limited number of products, and weak performance by the generic drug industry. We expect these fluctuations in net revenues, gross profit and net income to continue as a result of, among other things, the timing of regulatory approvals and market introduction of new products by us and our competitors, and downward pressure on pricing for generic products available from multiple approved sources. A number of factors, many of which are discussed in more detail in other risk factors, may cause variations in the results of our operations, including:

     o    the proportion of large to small orders;

     o    our product mix;

     o    the timing of orders that we receive from our customers;

     o    changes in the cost and availability of our raw materials;

     o    our manufacturing capacity and yield.

PROTECTION OF TRADEMARKS AND PATENTS IS NOT ASSURED

     ALLERFED(R), LEG EASE(R), HEALTH+CROSS(R) and HEALTH PHARM(R) are federally registered trademarks owned by us. To the extent that our packaging and labeling of generic OTC products may be considered similar to the brand name products to which they are comparable, and to the extent that a court may determine that such similarity may constitute confusion over the source of the product, we may be subject to legal actions under state and Federal statutes and case law to enjoin the use of the packaging and for damages.

WE HAVE POTENTIAL ENVIRONMENTAL LIABILITY IN CONNECTION WITH OUR PRIMARY MANUFACTURING FACILITY

     The prior owner of our Edison, New Jersey manufacturing facility conducted certain remedial actions under state supervision. Although CVS (as the successor to such prior owners) is primarily responsible for the entire cost of the cleanup, we guaranteed the cleanup. In addition, we agreed to indemnify the owner of the facility under the terms of a sale lease-back. If CVS defaults in its obligations to pay the cost of the clean-up, and such costs exceed the amount of the posted bond, we may be required to make payment for any cleanup.

WE ARE DEPENDENT ON KEY PERSONNEL

     We depend on key personnel. The loss of any key personnel could disrupt our operations, adversely affecting our business and result in reduced revenues. Our future success will depend on the continued services and on the performance of our senior management and other key employees. In particular, we depend on our President, James C. Ingram. While we have entered into an employment agreement with Dr. Ingram, the loss of his services for any reason could seriously impair our ability to execute our business plan, which could reduce our revenues and have a materially adverse effect on our business and results of operations. We have not purchased any key-man life insurance.

DISRUPTIONS COULD ADVERSELY EFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     We believe that our success to date has been, and future results of operations will be, dependent in large part upon our ability to provide prompt and efficient service to our customers. As a result, any disruption of our day-to-day operations could have a material adverse effect upon us. Our manufacturing operations, marketing, management information systems, customers service and distribution functions are housed in two closely situated buildings in Edison, New Jersey.

     A fire, flood, earthquake or other disaster affecting our facility could disable these functions. Any significant damage to this facility would have a material adverse effect on our business, results of operations and financial condition. Furthermore, if a disaster struck our primary business facility, our business, results of operations and financial condition may be harmed.

FAILURE TO EXPAND OUR MANUFACTURING FACILITIES MAY INHIBIT FUTURE GROWTH

     While our manufacturing facilities are adequate for our current level of production, if our net sales were to grow, we will need to increase our manufacturing capacity. If we are unable to expand our manufacturing capacity on a timely basis, we may lose sales opportunities and not be able to realize our growth potential.

                        RISKS RELATED TO OUR COMMON STOCK

NO ACTIVE TRADING MARKET FOR OUR COMMON STOCK CURRENTLY EXISTS

     Our common stock is not traded on any major exchange or quoted in any interdealer quotation system. It is currently traded on the OTC Bulletin Board (OTC Bulletin Board sm, symbol: PHFR). It ceased trading on the OTC Bulletin Board between November 20, 2000 and January 16, 2002. While it is currently traded on the OTC Bulletin Board, it may again cease to be traded if we are unsuccessful in meeting the trading criteria. Trading on the OTC Bulletin Board has been limited.

     While we will attempt to have the stock relisted on the Nasdaq Stock Market if the per share price and other criteria are met, there is a significant risk that we will not be able to have it relisted. There can be no assurance that an active trading market will ever develop for the common stock. The absence of an active trading market for our common stock may reduce the marketability and liquidity of our common stock.

OUR STOCK IS SUBJECT TO SUBSTANTIAL DILUTION AND  MARKET VOLATILITY RISKS

     There may be sales of a substantial amount of our common stock after this offering that could cause our stock price to fall. The volatility of the stock market may have a harmful effect on the price of our common stock and our ability to raise capital.

     In addition, the market prices for stock of companies in the same industry experience significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as general economic conditions, in the United States or internationally, may adversely affect the market price of our common stock. The market price of the common stock may decline below the price at which shares are initially sold to the public in this offering.

SHARES ELIGIBLE FOR FUTURE SALE MAY CAUSE SUBSTANTIAL DILUTION AND MAY IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH ADDITIONAL OFFERINGS


     The shares of common stock being offered by us in the offering will be immediately freely tradable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of ours (as that term is defined under the rules and regulations of the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. We are unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the common stock. Such sales may have an adverse effect on the market price for the common stock and could impair our ability to raise capital through an offering of our equity securities.


ANTI-TAKEOVER PROVISIONS MAY LIMIT THE PRICE INVESTORS MAY PAY FOR SHARES OF OUR COMMON STOCK

     Certain provisions of our certificate of incorporation and by-laws in effect as of the effective date of the Offering, as well as the Delaware General Corporation Law (the "DGCL"), could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of our Company without approval of the Company's Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the common stock. Such provisions allow the Board of Directors to authorize the issuance of preferred stock with rights superior to those of the common stock.

     Moreover, the provisions of Delaware law and our certificate of incorporation and by-laws relating to the removal of directors and the filling of vacancies on the Board of Directors preclude a third party from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling, with its own nominees, the vacancies created by removal.

     These provisions also reduce the power of stockholders generally, even those with a majority of the voting power in our Company, to remove incumbent directors and to fill vacancies on the Board of Directors without the support of the incumbent directors.

     In addition, our certificate of incorporation and by-laws provide that stockholder action may not be effected without a duly called meeting. Our certificate of incorporation and by-laws also do not permit our stockholders to call special meetings of stockholders. This effectively limits the ability of our stockholders to conduct any form of consent solicitation. See "Description of Capital Stock" and "Principal Stockholders."

OUR STOCK IS SUBJECT TO THE SEC'S PENNY STOCK RULES

     Trading in our common stock is subject to an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. "Penny stock" is defined as a stock that trades below $5 per share. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the SEC explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, broker-dealer's duties to the customer, a toll-free telephone number for inquiries about the broker-dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure must also be made about commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for penny stock held in the account and information on the limited market in penny stocks.

                      RISKS RELATING TO THE RIGHTS OFFERING

IF YOU DO NOT EXERCISE ALL OF YOUR RIGHTS, YOU MAY SUFFER SIGNIFICANT DILUTION OF YOUR PERCENTAGE OWNERSHIP OF OUR COMMON STOCK

     This rights offering is designed to enable each of the stockholders on the record date other than ICC the right to acquire our stock at a price equal to stock acquired by ICC in December 2001 and January 2002 pursuant to its exercise of certain rights to convert preferred stock and indebtedness into common stock and thereby maintain their relative proportionate voting and economic interest.

     To the extent that you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after the exercise of the rights will be disproportionately diluted.

ONCE YOU EXERCISE YOUR RIGHTS, YOU MAY NOT REVOKE THE EXERCISE

     Once you exercise your rights, you cannot revoke your exercise even if you later learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price. If we cancel the rights offering, we are obligated only to refund payments actually received, without interest.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BEFORE OR AFTER THE RIGHTS EXPIRE

     We cannot assure you that the public trading market price of our common stock as quoted on the OTC Bulletin Board will not decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss.

     Moreover, we cannot assure you that following the exercise of your rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to us pursuant to the exercise of rights.

YOUR INVESTMENT WILL BE SUBSTANTIALLY DILUTED


     A purchase of our common stock in the offering will result in substantial and immediate dilution in your investment. (Dilution is the reduction of a purchaser's investment measured by the difference between the price paid per share of common stock and the net tangible book value per share at the time of purchase.) As of January 2, 2002 we had a net tangible book deficiency of $.20 per share. The $.34 per share to be paid for the new shares will result in an increase in the per share net book value of $.15, resulting in a net book deficiency of $0.05 after the offering (assuming all offered shares are purchased). Accordingly, you will incur substantial dilution when you purchase our common stock. However, because the market price of our common stock fluctuates, we cannot predict the actual dilution you will incur.


THE LIABILITY OF DIRECTORS IS LIMITED

     Our certificate of incorporation limits the liability of our directors for breach of their fiduciary duty or duty of care to our company. The effect is to eliminate liability of directors for monetary damages arising out of negligent or grossly negligent conduct. However, liability of directors under the federal securities law will not be affected.

     Any of our stockholders would be able to institute an action against a director for monetary damages only if he, she or it can show a breach of the individual director's duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit, or an illegal dividend or stock purchase, and not for such director's negligence or gross negligence in satisfying his duty of care.

                            CAUTIONARY NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that address, among other things, our strategy, the anticipated development of our products, our development of additional revenue sources, the market acceptance of our products and the development of our production and distribution capabilities. These statements may be found in the sections of this prospectus entitled "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Our actual results, performance or achievements could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

     In addition, statements that use the terms "believe", "do not believe", "intend", "expect", "anticipate", "plan", "estimate" or similar phrases are intended to identify forward-looking statements.

     Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained in this report. Statements in this report describe certain factors that could contribute to or cause such differences. Other factors that could contribute to or cause such differences include unanticipated developments in any one or more of the following areas:

     o our ability, and the ability of certain of our vendors, to obtain and maintain approvals from the FDA for new products and other regulatory matters, and our ability to qualify additional vendors for significant raw material;

     o    the receptivity of consumers to generic drugs;

     o the rate of our new product introductions and the receptivity of our customers to such products;

     o competition, including pressures which may require us to reduce our prices;

     o the number and nature of customers and their product orders, including material changes in orders from our most significant customers;

     o the ability of our vendors to continue to supply our needs, especially with respect to our key products such as ibuprofen;

     o borrowing costs, and our ability to generate cash flow to pay interest and scheduled amortization payments as well as our ability to refinance such indebtedness or to sell assets when it comes due;

     o relations with our controlling shareholder, including its continuing willingness to provide financing and other resources;

     o our ability to have our shares quoted on the OTC Bulletin Board or another quotation system, stock exchange or stock market;

     o    pending or new litigation;

     o the continued involvement of key personnel or the ability to obtain suitable replacement personnel;

     o    the level of sales to key customers;

     o    actions by competitors;

     o    fluctuations in the price of raw materials;

     o    our dependence on a single manufacturing facility;

     o    our ability to protect our proprietary manufacturing technology;

     o    our dependence on a limited number of suppliers;

     o    an adverse outcome in litigation, claims and other actions against us;

     o    technological changes and introductions of new competing products; and

     o changes in market demand, exchange rates, productivity, weather and market and economic conditions in the areas of the world in which we operate and market our products.

as well as other risk factors which may be detailed from time to time in our Securities and Exchange Commission filings.

     You are cautioned not to place undue reliance on any forward-looking statements contained in this report, which is accurate only as of the date of this report. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unexpected events.

                                    DILUTION


     As of January 2, 2002, we had a total of 85,242,814 shares of common stock, $.08 par value outstanding, and a net tangible book deficiency of $.20 per share. A purchase of our common stock will result in substantial and immediate dilution in your investment. Dilution is the reduction of a purchaser's investment measured by the difference between the price paid per share of common stock and the net tangible book value per share at the time of purchase.


     The following table depicts the potential dilution to purchasers of our common stock, without taking into account any other changes in our net tangible book value since January 2, 2002, other than to assume the exercise of all rights at $.34 per share:


                                                  INCREASE PER        ADJUSTED NET         RESULTING
                             NET TANGIBLE BOOK    SHARE               TANGIBLE BOOK        DILUTION PER
       EXERCISE PRICE PER    VALUE PER SHARE      ATTRIBUTABLE TO     VALUE PER SHARE      SHARE TO NEW
       SHARE                 PRIOR TO OFFERING    OFFERING            AFTER THE OFFERING   INVESTORS


       $.34                  $(.20)               $.15 *              $(0.05)              $.39



     "Net Tangible Book Value" means shareholders' deficiency, less intangible assets and unamortized debt discount.

     You will incur substantial dilution when you purchase our common stock. However, because the market price of our common stock fluctuates, we cannot predict the actual dilution you will incur.

                                 USE OF PROCEEDS


     We expect to receive net proceeds from the offering of approximately $11,568,800 at an offering price of $.34 per share, assuming that all rights are exercised, and after deducting estimated offering expenses. We intend to use up to approximately $6 million of the net proceeds for the retirement of certain existing debt and the balance for general corporate purposes, including working capital, potential expansion of manufacturing capabilities and acquisitions. Pending these uses, we will invest the net proceeds in U.S. dollar denominated, short-term, interest-bearing, investment-grade securities.


     Should we receive only a portion of the maximum amount obtainable from the offering, we intend to use those net proceeds for working capital, retirement of debt and potential expansion of manufacturing capabilities.

                         PRICE RANGE OF OUR COMMON STOCK


     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is traded on the OTC Bulletin Board sm under the symbol "PHFR". On May 7, 2002, our common stock closed at a price of $0.11 per share.


     Our common stock is not currently traded on any major exchange or quoted in any interdealer quotation system. It was quoted on the Nasdaq Stock Market until February 1991 , at which time the quotation was dropped due to our failure to satisfy requirements for continued listing. It did not trade on the OTC Bulletin Board between November 20, 2000 and January 16, 2002. During that period prices for the stock were reported by the Pink Sheets LLC (formerly known as the National Quotation Bureau). While there may be isolated sales of the stock, there are no regular published quotations at this time. Trading on the OTC Bulletin Board has been limited. There can be no assurance that an active trading market will ever develop for the common stock.

     The OTC Bulletin Board is a regulated quotation service for subscribing members sponsored by the National Association of Securities Dealers that displays real-time quotes, last-sale prices, and volume information of over-the-counter securities (that is, securities not listed or traded on Nasdaq or a national securities exchange). Although the OTC Bulletin Board does not have any listing requirements PER SE, to be eligible for quotation issuers must remain current in their SEC filings. Only market makers can apply to quote securities on the OTC Bulletin Board.

     The following table sets forth the range of high and low bids for the common stock as reported by the OTC Bulletin Board for each of our fiscal quarters from July 1, 2000 until November 20, 2000, by the Pink Sheets LLC from November 20, 2000 through January 15, 2002 and the OTC Bulletin Board thereafter, as provided by Pink Sheets LLC. Bid quotations are indicative of prices that a shareholder will receive if they wish to sell shares; asked quotations, which are indicative of prices at which a broker would sell shares, are generally higher than bid quotations. These quotations represent prices between dealers, without adjustments for retail mark-ups, mark-downs or other fees or commissions, and may not represent actual transactions.

                                                    HIGH BID           LOW
                                                                       BID
YEAR ENDED JULY 1, 2000
         First Quarter                                  $.35          $.21
         Second Quarter                                  .31           .18
         Third Quarter                                   .81           .20
         Fourth Quarter                                  .45           .20

YEAR ENDED JUNE 30, 2001
         First Quarter                                  $.26          $.20
         Second Quarter                                  .25           .14
         Third Quarter                                   .13           .01
         Fourth Quarter                                  .25           .01


YEAR ENDED JUNE 29, 2002
         First Quarter                                  $.20          $.04
         Second                                          .20          .001
Quarter                                                  .18           .01
         Third Quarter                                   .11           .23
         Fourth Quarter (through 5/7/02)


     OTC market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.


     On May 7, 2002, the number of record holders of our common stock was 1,378.


                                 DIVIDEND POLICY

     We have never paid cash dividends on our common stock. It is our current plan that any earnings will be retained for us in our business or for other corporate purposes, and we do not anticipate that cash dividends will be paid. Furthermore, our existing loan agreement prohibits the payment of dividends without the lender's consent.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 29, 2001:

     o    on an actual basis;

     o on a PRO FORMA basis as if the conversion of preferred stock held by ICC Industries Inc. on January 2, 2002 had occurred on December 29, 2001 and


     o on an as-adjusted basis reflecting our receipt of the net proceeds from the sale of all 34,467,741 shares of common stock by us in this offering at an offering price of $.34 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of those proceeds.


     You should read this table in conjunction with our financial statements and the accompanying notes to our financial statements, "Selected Financial Information" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus.

                                                                                   DECEMBER 29, 2001
                                                                     ACTUAL           PRO FORMA(a)         AS ADJUSTED(c)
                                                                     ------           ---------            -----------



      Short-term borrowings, including amounts due ICC             $16,377,000       $16,377,000          $10,702,000
        Industries, Inc. and current portion of long-term
        debt
      Long-term debt, less current portion                          19,063,000        19,063,000           19,063,000
                                                                    ----------        ----------           ----------
      Total debt                                                    35,440,000        35,440,000           29,765,000
                                                                    ----------        ----------           ----------
      Stockholders' equity (deficiency)
         Series A Cumulative Redeemable Preferred Stock,             2,500,000                 ---             ---
            $1.00 par value, authorized 10,000,000 shares;
            2,500,000 issued and outstanding actual;
            none issued and outstanding for the PRO FORMA
            and as adjusted
         Common stock, $.08 par value, authorized                    5,961,000         6,820,000            9,579,000
            200,000,000 shares; 74,507,318 issued and
            outstanding actual; 85,242,612 issued and
            outstanding for the PRO FORMA and 119,735,555 as
            adjusted;
         Additional paid-in capital                                 49,005,000        51,796,000           60,608,000
         Accumulated deficit                                       (73,380,000)      (74,530,000)         (74,530,000)
                                                                   ------------      -------------        ------------
      Total stockholders' equity (deficiency)                      (15,914,000)      (15,914,000)          (3,343,000)
                                                                  -------------      ------------
      Total capitalization                                         $19,526,000       $19,526,000           $25,422,000
                                                                   =============     ===========           ===========


     (a) The PRO FORMA schedule reflects ICC's conversion of 2,500,000 shares of preferred stock, and related unpaid dividends of $1,150,000, into 10,735,294 shares of common stock on January 2, 2002 as if that had occurred on December 29, 2001.


     (b) Assumes the issuance of 34,467,741 shares of common stock in connection with this rights offering and the use of proceeds for the retirement of debt.


     The total number of outstanding shares of our common stock as of December 29, 2001, is 74,507,318, excluding 1,206,000 shares issuable upon exercise of outstanding stock options with a weighted average price of $.36 per share, and 10,735,294 shares issued to ICC on January 2, 2002 in connection with their conversion of our preferred stock and related unpaid dividends.

     On December 22, 2001, ICC converted $15,000,000 of the loan amounts owed to it, including accrued interest, into a total of 44,117,647 shares of our common stock. The total amount of indebtedness converted into common stock was $15,000,000. On January 2, 2002, ICC converted 2,500,000 shares which it owned of the Company's preferred stock and $1,150,000 of related unpaid dividends into an additional 10,735,294 shares of the Company's common stock.

                         SELECTED FINANCIAL INFORMATION

     You should read the selected financial information set forth below in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated, audited financial statements and related notes included elsewhere in this prospectus. The statement of operations and information for the fiscal years ended July 3, 1999, July 1, 2000, and June 30, 2001 and the balance sheet information as of July 1, 2000, and June 30, 2001 are derived from, and are qualified by reference to, our consolidated audited financial statements and notes thereto included on pages F-1 to F-29 of this prospectus. The statement of operations information for the six months period ended December 30, 2000 and December 29, 2001 and the balance sheet information as of December 29, 2001 are unaudited. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited results when read in conjunction with the audited financial statements and notes thereto appearing elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                               YEARS ENDED                               SIX MONTHS ENDED
                                        6/30/97      6/30/98      7/3/99      7/1/00        6/30/01      12/30/00   12/29/01
                                        -------      -------      ------      ------        -------      --------   --------
                                                                                                          (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
INFORMATION:
Net sales                               $71,117      $80,829     $82,174     $76,579        $49,157      $ 25,052   $ 26,125
Cost of goods sold                       53,957       61,898      70,970      63,390         46,887        23,367     23,710
Gross profit                             17,160       18,931      11,204      13,189          2,270         1,685      2,415
Selling, general &
  administrative expenses                10,325       12,296      14,547      11,892         10,961         4,977      4,900
Income (loss) from operations
                                          5,968        5,731     (4,010)         760        (9,134)       (3,526)  ---------

                                                                                                                    (2,633)
Other income (expense), net1              3,754        3,903       5,726       4,810          5,458       (2,581)    (2,436)
Income (loss) before income
  tax expense (benefit)                   2,214        1,828     (9,736)     (4,050)       (14,592)       (6,107)    (5,069)
Net income (loss)                         1,332        1,867     (6,565)     (7,918)       (14,592)       (6,107)    (4,946)
Net income (loss) per share:
  Basic                                     .04          .06      (0.22)      (0.26)         (0.49)        (0.20)     (0.14)
  Diluted                                   .04          .06      (0.22)      (0.26)         (0.49)        (0.20)     (0.14)
Weighted average common
  shares:
  Basic                                  29,559       30,199      30,253      30,265         30,330        30,330     41,374
  Diluted                                36,242       36,710      30,253      30,265         30,330        30,330     41,374
PRO FORMA INCOME DATA(A):
Pro forma income (loss)
  before income tax expense
  (benefit)(b)                                                                             (11,746)                  (3,494)
Pro forma income tax
  provision(c)                                                                                   --                       --
Pro forma net income                                                                       (11,746)                  (3,432)
Net income (loss) per share:
   Basic                                                                                      (.10)                    (.03)
   Diluted                                                                                    (.10)                    (.03)
Weighted average common
  shares: (c)
   Basic                                                                                    119,735                  119,735
   Diluted                                                                                  119,735                  119,735


----------------------------
(1)  Other income (expense), net includes interest income, lawsuit settlement, and interest expense.

                                                                     AS AT
                                        6/30/97      6/30/98      7/3/99      7/1/00        6/30/01      12/29/01
                                        -------      -------      ------      ------        -------      --------
                                                                                                     (UNAUDITED)
                                                                 (IN THOUSANDS)
BALANCE SHEET INFORMATION:
Cash and cash equivalents                $2,087         $608        $122        $130            $83          $149
Working capital (deficiency)             11,389       10,706       8,784       2,565       (17,770)      (11,861)
Total assets                             48,734       59,864      59,653      44,565         32,923        34,820
Short-term borrowings                     2,572        3,380       5,014       3,964         16,702        16.377
Long-term debt (including
  capital leases)                        28,734       30,536      33,548      30,732         21,952        19,063
Total stockholders' equity
  (deficiency)                            1,077        3,055     (3,510)    (11,381)       (25,973)      (15,914)


-----------------------------------
(a) PRO FORMA income data assumes the rights offering had been fully subscribed and had been effective as of the first day of the respective period and thus reflects elimination of interest on all debentures and $15 million of debt due ICC


(b) PRO FORMA income (loss) before income tax expense (benefit) reflects the elimination of interest expense and finance fees paid ICC as a result of the conversion of $15 million of debt into 44,117,647 shares of the Company's common stock.


(c) PRO FORMA weighted average common shares reflects ICC's conversions of debt and preferred stock and assumes this rights offering is fully subscribed.



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     You should read the following discussion in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. Please see "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements. Amounts presented in the following discussion have been rounded to the nearest hundred thousand, unless the amounts are less than one million, in which case the amounts have been rounded to the nearest thousand.

OVERVIEW

     We are a publicly-traded private label manufacturer and distributor of generic over-the-counter (sometimes called OTC) solid dose pharmaceutical products, primarily sold in the United States. We are also engaged in contract manufacturing of selected branded products for well-known major pharmaceutical companies. To a limited extent, we also sell generic OTC products under our own brand names, including "HEALTH+CROSS(R)" and "HEALTH PHARM(R)." We sell our products directly to more than 50 retailers, wholesalers, distributors, and brand-name pharmaceutical companies.

     Net sales consist of gross sales of products, less discounts, refunds and returns. Revenue is recognized at the time of product shipment or delivery to the customer, based on shipping terms.

     Cost of goods sold consists of the cost of materials, compensation costs and overhead related to our manufacturing operations. The largest percentage of costs included in cost of goods sold is attributable to costs of materials, which are variable, as opposed to fixed costs. As a result, cost of goods sold typically changes in response to increases and decreases in net sales.

     Selling, general and administrative expenses consist of the compensation costs for sales and marketing personnel, distribution costs, travel expenses, customer support expenses, trade show expenses, advertising, bad debt expense, the compensation cost for administration, finance and general management personnel, as well as legal and accounting fees.

     Other income (expense), net consists primarily of interest income and interest expense.

RESULTS OF OPERATIONS

     The following table sets forth selected line items from our statements of operations as a percentage of net sales for the periods indicated:

                                                             YEARS ENDED                      SIX MONTHS ENDED
--------------------------------------------- ------------------------------------------ ---------------------------
                                                     7/3/99        7/1/00       6/30/01      12/30/00      12/29/01
--------------------------------------------- -------------- ------------- ------------- ------------- -------------
Net sales                                            100.0%        100.0%        100.0%        100.0%        100.0%
--------------------------------------------- -------------- ------------- ------------- ------------- -------------
Cost of goods sold                                     86.4          82.8          95.4          93.3          90.8
--------------------------------------------- -------------- ------------- ------------- ------------- -------------
Gross profit                                           13.6          17.2           4.6           6.7           9.2
--------------------------------------------- -------------- ------------- ------------- ------------- -------------
Selling, general & administrative expenses             17.7          15.5          22.3          19.9          18.8
--------------------------------------------- -------------- ------------- ------------- ------------- -------------
Income (loss) from operations                         (4.9)           1.0        (18.6)        (14.1)        (10.1)
--------------------------------------------- -------------- ------------- ------------- ------------- -------------
Other income (expense) net                            (7.0)         (6.3)        (11.1)        (10.3)         (9.3)
--------------------------------------------- -------------- ------------- ------------- ------------- -------------
Income (loss) before income tax expense              (11.8)         (5.3)        (29.7)        (24.4)        (19.4)
--------------------------------------------- -------------- ------------- ------------- ------------- -------------
Income tax expense (benefit)                         (3.9)          (5.1)           0.0           0.0         (0.5)
--------------------------------------------- -------------- ------------- ------------- ------------- -------------
Net income (loss)                                    (8.0)         (10.3)        (29.7)        (24.4)        (18.9)
--------------------------------------------- -------------- ------------- ------------- ------------- -------------


RESULTS OF OPERATIONS FOR SIX MONTHS ENDED DECEMBER 29, 2001 COMPARED TO SIX MONTHS ENDED DECEMBER 30, 2000

     Gross sales for the six months ended December 29, 2001 were $26,680,000 as compared to $26,682,000 in the comparable period in the prior fiscal year. Sales to two customers, CVS, Inc. and Costco Wholesale, were $6,121,000 or 23% of sales for the six months ended December 29, 2001 as compared to $6,886,000 or 26% of sales in the comparable period in the prior fiscal year.

     Net sales for the six months ended December 29, 2001 were $26,125,000 as compared to $25,052,000 in the prior year period, an increase of $1,073,000 or 4.3%. The increases were principally because of lower sales discounts and allowances.

     Cost of sales as a percentage of net sales was 91% for the six months ended December 29, 2001 as compared to 93% in the prior fiscal year period due to a favorable product mix.

     Results for the six months ended December 29, 2001 were adversely affected by approximately $565,000 of costs related to the start-up of long-term supply arrangements with two major pharmaceutical companies.

     Selling, general and administrative expenses were $4,900,000 or 19% of net sales for the six months ended December 29, 2001 as compared to $4,977,000 or 20% of net sales for the comparable period in the prior fiscal year.

     Research and development costs were $148,000 for the six months ended December 29, 2001 as compared to $234,000 for the comparable period in the prior fiscal year.

     Interest expense was $2,623,000 for the six months ended December 29, 2001 as compared to $2,661,000 in the comparable period in the prior fiscal year as lower interest rates were offset by higher borrowings.

     On December 21, 2001, ICC converted $15,000,000 of our indebtedness into 44,117,647 common shares to increase its ownership to 85.6% of the outstanding common shares. The company and ICC will file a consolidated federal income tax return for the period from December 22, 2001 through December 31, 2001. As a result, we recorded a tax benefit of $123,000 relating to such consolidated period. The amount of our tax benefit derived from net operating losses which ICC is thereby able to utilize serves to reduce intercompany debt to ICC. If the exercise of the rights causes ICC to own less than 80% of the company, we will no longer be permitted to file consolidated returns with ICC on a going forward basis.

     We reported net losses of $4,946,000 for the six months ended December 29, 2001, or $.14 per basic and diluted share, as compared to net losses of $6,107,000 or $.20 per basic and diluted share, in the comparable period in the prior fiscal year.

RESULTS OF OPERATIONS FOR FISCAL 2001 COMPARED TO FISCAL 2000

     Gross sales for the fiscal year ended June 30, 2001 were $51,777,000 as compared to $82,869,000 in the prior fiscal year. A substantial portion of the decrease of $31,092,000 or 38% resulted from lost business and customers due to the after effects of production and shipping problems and other difficulties experienced by us during the installation of the new computer system in fiscal 1999. Sales to two customers, Walgreen Company and Costco Wholesale, were $9,153,000 or 18% of sales as compared to $23,815,000 or 29% of sales in the comparable period in the prior fiscal year.

     Net sales for the fiscal year ended June 30, 2001 were $49,157,000 as compared to $76,579,000 in the prior year. The decrease was due to a reduction in gross sales, offset by a decrease in discounts and allowances. Additionally, the decrease was offset by a reduction in the number of customer rebate programs.

     Cost of sales as a percentage of net sales was 95.4% for the fiscal year ended June 30, 2001 as compared to 82.8% in the prior fiscal year. This increase resulted primarily from the reduced level of production resulting from a decrease in sales. Although we have improved the efficiency of our manufacturing operation, the cost of sales percentage increased because the total fixed costs were allocated to the reduced number of units produced.

     Selling, general and administrative expenses were $10,961,000 or 22% of net sales for the fiscal year ended June 30, 2001 as compared to $11,892,000 or 15.5% of net sales for the prior fiscal year. The decrease of $931,000 was mainly a result of decreased sales, legal and distribution expenses.

     Research and development costs were $443,000 for fiscal 2001 as compared to $537,000 for the prior fiscal year.

     Interest expense was $5,208,000 for the fiscal year ended June 30, 2001 as compared to $4,904,000 in the prior fiscal year. The net increase of $304,000 resulted primarily from increased borrowings from ICC, partly offset by a decrease in long-term debt and our revolving credit facility.

     No provision for income tax was made for fiscal 2001.

     Net loss for the fiscal year ended June 30, 2001 was $14,592,000 or $.49 per share as compared to $7,918,000 or $.26 per share in the prior fiscal year.

RESULTS OF OPERATIONS FOR FISCAL 2000 COMPARED TO FISCAL 1999

     Gross sales for the fiscal year ended July 1, 2000 were $82,869,000 as compared to $89,821,000 in the prior fiscal year. The decrease of $6,952,000 was mainly due to a decrease in the private label sector of the business. Private label sales were $73,733,000 as compared to $83,222,000 in the prior year. The bulk/contract manufacturing sector had sales of $9,136,000 as compared to $6,599,000 in the prior year. Sales to two customers, Walgreen Company and Costco Wholesale, were $23,815,000 or 28.7% of sales as compared to $27,934,000 or 31.1% of sales in the comparable period in the prior fiscal year.

     Net sales for the fiscal year ended July 1, 2000 were $76,579,000 as compared to $82,174,000 in the prior year. The decrease was due to a reduction in gross sales which was partially offset by a decrease in discounts and allowances.

     Cost of sales as a percentage of net sales was 82.8% for the fiscal year ended July 1, 2000 as compared to 86.4% in the prior fiscal year. The decrease was partly due to the change in sales mix as mentioned above whereby less of our business is in the private label (store brand) sector, which has a higher cost of sales percentage than the bulk/contract manufacturing business. To improve operating efficiencies and insure year 2000 compliance, during fiscal 1999 we installed and implemented a new integrated computer system. This major system conversion caused serious disruptions in inventory control, shipping, production and planning resulting in reduced sales and increased cost of sales. Cost of sales was also affected by the increased cost of packaging due to new equipment installed in fiscal 1998 which caused production inefficiencies and higher waste due to the beginning trials of the equipment during fiscal 1999. We estimate that costs incurred relating to the computer system conversion and other related disruptions which occurred during fiscal year 1999 were approximately $7,000,000. The disruptions which resulted from the computer system conversion also had a negative effect on fiscal 2000 sales, as certain customers reduced their levels of purchases.

     Selling, general and administrative expenses were $11,892,000 or 15.5% of net sales for the fiscal year ended July 1, 2000 as compared to $14,547,000 or 17.7% of net sales for the prior fiscal year. The decrease of $2,655,000 was mainly a result of decreased sales, legal and distribution expenses.

     Research and development costs were $537,000 for fiscal 2000 as compared to $667,000 for the prior fiscal year.

     Interest expense was $4,904,000 for the fiscal year ended July 1, 2000 as compared to $4,675,000 in the prior fiscal year. The net increase of $229,000 resulted primarily from increased borrowings from ICC, partly offset by a decrease in long-term debt.

     In fiscal 1999, we settled claims relating to the children and a former spouse of Dr. Tesler, our former President who died in December 1996. Accordingly, we recorded a lawsuit settlement expense of $1,179,000 for the fiscal year ended July 3, 1999.

     Income tax expense for fiscal 2000 was $3,868,000 compared to a benefit of $3,171,000 for fiscal 1999. As a result of the pre-tax loss of $4,050,000 for fiscal 2000 and its inconsistent operating results in prior years, the current status of our business and the uncertainty with respect to generating taxable income in future years, management recorded a one time charge for income tax expense. This charge was made to recognize the uncertainty with respect to realization of future benefits of deferred tax assets which had been recorded in prior years.

     Net loss for the fiscal year ended July 1, 2000 was $7,918,000 or $.26 per share as compared to $6,565,000 or $.22 per share in the prior fiscal year.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth quarterly operating information for our most recent ten fiscal quarters in dollars and as a percentage of net sales. This quarterly information has been prepared on a basis consistent with our audited financial statements. We believe this quarterly information includes all normal recurring adjustments necessary for a fair presentation of the information shown. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                  QUARTERS ENDED
----------------------- ----------------------------------------------------------------------------------------------------
                        10/2/99  1/1/00    4/1/00    7/1/00    9/30/00   12/30/00   3/31/01   6/30/01    9/29/01  12/29/01
----------------------- -------- --------- --------- --------- --------- ---------- --------- ---------- -------- ----------
                                                                    (unaudited)
                                                   (in thousands of $, except per share amounts)
----------------------- ----------------------------------------------------------------------------------------------------
Net sales                20,978    23,059    19,045    13,497    13,160     11,892    11,880     12,225   13,274     12,850
----------------------- -------- --------- --------- --------- --------- ---------- --------- ---------- -------- ----------
Cost of goods sold       16,248    17,539    14,753    14,850    11,665     11,703    10,649     12,870   11,615     12,095
----------------------- -------- --------- --------- --------- --------- ---------- --------- ---------- -------- ----------
Selling, general &        3,055     3,687     2,631     2,519     2,575      2,402     2,550      3,434    2,432      2,467
administrative
expenses
----------------------- -------- --------- --------- --------- --------- ---------- --------- ---------- -------- ----------
Income (loss) from        1,525     1,706     1,541   (4,012)   (1,196)    (2,330)   (1,455)    (4,153)    (861)    (1,772)
operations
----------------------- -------- --------- --------- --------- --------- ---------- --------- ---------- -------- ----------
Other income            (1,221)   (1,276)   (1,308)   (1,005)   (1,308)    (1,273)   (1,146)    (1,731)  (1,208)    (1,228)
(expense), net
----------------------- -------- --------- --------- --------- --------- ---------- --------- ---------- -------- ----------
Income (loss) before        304       430       233   (5,017)   (2,504)    (3,603)   (2,601)    (5,884)  (2,069)    (3,000)
income tax expense
(benefit)
----------------------- -------- --------- --------- --------- --------- ---------- --------- ---------- -------- ----------
Income tax expense          103       146        77     3,542         0          0         0          0        0      (123)
(benefit)
----------------------- -------- --------- --------- --------- --------- ---------- --------- ---------- -------- ----------
Net income (loss)           201       284       156   (8,559)   (2,504)    (3,603)   (2,601)    (5,884)  (2,069)    (2,877)
----------------------- -------- --------- --------- --------- --------- ---------- --------- ---------- -------- ----------
Basic and diluted net      0.01      0.01      0.01    (0.29)    (0.08)     (0.12)    (0.09)      (.20)   (0.07)      (.07)
income (loss) per
share
----------------------- -------- --------- --------- --------- --------- ---------- --------- ---------- -------- ----------

                                                                   QUARTERS ENDED
----------------------- -----------------------------------------------------------------------------------------------------
                         10/2/99    1/1/00    4/1/00     7/1/00   9/30/00  12/30/00   3/31/01    6/30/01  9/29/01   12/29/01
----------------------- --------- --------- --------- ---------- --------- --------- --------- ---------- --------- ---------
                                                                    (unaudited)
                                                           (as a percentage of net sales)
----------------------- -----------------------------------------------------------------------------------------------------
Net sales                 100.0%    100.0%    100.0%     100.0%    100.0%    100.0%    100.0%     100.0%    100.0%    100.0%
----------------------- --------- --------- --------- ---------- --------- --------- --------- ---------- --------- ---------
Cost of goods sold          77.5      76.1      77.5      110.0      88.6      98.4      89.6      105.3      87.5      94.1
----------------------- --------- --------- --------- ---------- --------- --------- --------- ---------- --------- ---------
Selling, general &          14.6      16.0      13.8       18.7      19.6      20.2      21.5       28.1      18.3      19.2
administrative
expenses
----------------------- --------- --------- --------- ---------- --------- --------- --------- ---------- --------- ---------
Income from operations       7.3       7.4       8.1     (29.7)     (9.1)    (19.6)    (12.2)     (34.0)     (6.5)    (13.8)
----------------------- --------- --------- --------- ---------- --------- --------- --------- ---------- --------- ---------
Other income               (5.8)     (5.5)     (6.9)      (7.4)     (9.9)    (10.7)     (9.6)     (14.2)     (9.1)     (9.6)
(expense), net
----------------------- --------- --------- --------- ---------- --------- --------- --------- ---------- --------- ---------
Income (loss) before         1.4       1.9       1.2     (37.2)    (19.0)    (30.3)    (21.9)     (48.1)    (15.6)    (23.4)
income tax expense
(benefit)
----------------------- --------- --------- --------- ---------- --------- --------- --------- ---------- --------- ---------
Income tax expense           0.5       0.6       0.4       26.2        --        --        --         --        --     (1.0)
(benefit)
----------------------- --------- --------- --------- ---------- --------- --------- --------- ---------- --------- ---------
Net income (loss)            1.0       1.2       0.8     (63.4)    (19.0)    (30.3)    (21.9)     (48.1)    (15.6)    (22.4)
----------------------- --------- --------- --------- ---------- --------- --------- --------- ---------- --------- ---------



FINANCIAL CONDITION AT DECEMBER 29, 2001

     Total cash generated during the six months ended December 29, 2001 was $66,000.

     Total cash used by operating activities was $1,870,000 for the six months ended December 29, 2001. This level was attributable to the loss of $5,069,000, an increase in amounts due to ICC Industries Inc. of $218,000, an increase in accounts payable and accrued expenses of $1,622,000 and an increase in other current assets of $118,000, offset by non cash charges, principally depreciation and amortization, of $1,887,000, a decrease in accounts receivable of $8,000 and an increase in inventories of $418,000 to support future sales levels.

     Net cash used in investing activities for the six months ended December 29, 2001 was $704,000 attributable to an increase in capital expenditures.

     Net cash provided by financing activities for the six months ended December 29, 2001 was $2,698,000, which was used primarily to support the operating needs of the Company. ICC Industries Inc. provided $4,405,000. On December 28, 2001, we entered into an equipment financing arrangement with G.E. Capital Corporation for $1,943,000, whereby certain operating leases have been converted to an equipment loan. This transaction was non-cash in nature and will have a favorable effect on our operating results and cash flow.

     Current assets at December 29, 2001 include $7,026,000 of accounts receivable as compared to $7,034,000 at June 30, 2001. Current assets also include $11,368,000 of inventory as compared to $10,950,000 at June 30, 2001. The increase is related to purchases of materials to meet anticipated sales orders. Current liabilities also include $15,294,000 of accounts payable and accrued expenses as compared to $13,709,000 at June 30, 2001. The increase is primarily due to increased purchases.

     We have convertible subordinated debentures and capitalized lease obligations, which together with the line of credit borrowings have a substantial impact on the working capital requirements in terms of principal and interest payments. On December 19, 2001, our line of credit agreement was extended through February 28, 2002 on the same terms and conditions. It was subsequently extended through December 31, 2003 on the same terms and conditions.

     We have a deferred tax asset of approximately $13,000,000 before the full valuation allowance at December 29, 2001, which consists of future tax benefits of net operating loss carry forwards and various other temporary differences.

     Based on the assessment of all available evidence including the loss for the current period, its inconsistent operating results in prior years, the current status of our business and the uncertainty with respect to generating taxable income in future years, management has recorded a valuation allowance on the total of the deferred tax asset. Reductions in the valuation allowance, which could benefit results of operations in the future, will be recorded when, in the opinion of management, our ability to generate taxable income is considered more likely than not. Any realization of this asset in future periods would improve our liquidity.


     On April 1, 1999, ICC provided to us a term loan of $3,000,000. ICC also provided a temporary guarantee of $2,500,000 in advances under a line of credit and term loan from a lending institution. The term loan is secured by a subordinated pledge of all our assets. Interest is payable at 1% over prime. The principal amount of the term loan was increased to $11,837,000 on September 30, 2000 and to $16,404,000 in December 2000. At that time it was made repayable in 12 monthly installments of $100,000 each commencing in February 2002 with the balance due in February 2003 and the temporary guarantee of $2,500,000 was replaced by a $2,000,000 guarantee in advances under a line of credit and a $4,000,000 guarantee under the term loan from lending institutions. On December 21, 2001, ICC converted $15,000,000 of the loan amounts owed to it, including accrued interest, into a total of 44,117,647 shares of our common stock. The repayment schedule was subsequently revised to be $100,000 payable monthly from July 1, 2003 to June 1, 2004, $6,497,100 payable July 1, 2004 and $4,682,732 payable July 1, 2003.


     By virtue of this conversion, ICC increased its ownership to 85.6% of the outstanding common shares. ICC will file a consolidated federal income tax return including the company for the period from December 22, 2001 through December 31, 2001. As a result, we recorded a tax benefit of $123,000 relating to such consolidated period. The amount of tax benefit derived from our net operating losses which ICC is thereby able to utilize serves to reduce intercompany debt to ICC. If the exercise of the rights causes ICC to own less than 80% of the company, we will no longer be permitted to file consolidated returns with ICC on a going forward basis.

     On January 2, 2002, ICC converted 2,500,000 shares which it owned of our preferred stock and $1,150,000 of related unpaid dividends into an additional 10,735,294 shares of our common stock.

     We intend to spend an estimated $500,000 to $1,000,000 for capital improvements in the fiscal year ending June 29, 2002 to increase manufacturing capacity and reduce costs. We anticipate that these capital expenditures will be funded through equipment lease financing and working capital. While we have in the past had no difficulty in obtaining such financing, there can be no assurance that we will obtain the lease financing in the future.

     ICC has supported us by the provision of loans, replacing loans from its asset-based lenders and providing us with working capital.

     We have extended our working capital facility through December 31, 2003. We believe that cash flow from our revolving credit and equipment and term loan financing, plus continued financial support from ICC, will be sufficient to fund our currently anticipated working capital, capital spending and debt service requirements (including approximately $6 million of indebtedness scheduled to be repaid in June 2002) through calendar 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We do not engage in transactions in derivative financial instruments or derivative commodity instruments. As of June 30, 2001 and December 29, 2001, our financial instruments were not exposed to significant market risk due to interest rate risk, foreign currency exchange risk or commodity price risk except as relates to our outstanding indebtedness.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), was issued. SFAS 133 standardizes accounting and reporting for derivative instruments and for hedging activities. This statement became effective in the year 2001. We do not have derivative instruments, therefore, this pronouncement did not have any impact on our financial reporting.

     In July 2001, SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets were issued. SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. SFAS 142 is required to be applied for fiscal years beginning after December 15, 2001. Currently, we have not recorded any goodwill and will assess how the adoption of SFAS 141 and SFAS 142 will impact our financial positions and results of operations in any future acquisitions.

     In August 2001, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets was issued. The new guidance resolves significant implementation issues related to SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 144 supersedes SFAS 121, but it retains its fundamental provisions. It also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidate a subsidiary for which control is likely to be temporary. SFAS 144 retains the requirement of SFAS 121 to recognize an impairment loss only if the carrying amount of a long-lived asset within the scope of SFAS 144 is not recoverable from its undiscounted cash flows and exceeds its fair value.

     We are in the process of evaluating the effect that adopting these statements will have on our financial statements.

                                    BUSINESS

OVERVIEW

     We are a publicly-traded private label manufacturer and distributor of nonprescription (sometimes called "over-the-counter" or OTC) solid dose pharmaceutical products (which are referred to in this report as generic OTC products) in the United States. Such products, which are made in tablet, caplet or capsule form are primarily sold under our customers' store brands or other private labels, manufactured under contract for national brand pharmaceutical companies or sold in bulk to others who repackage them for sale to small, typically independent, retailers and to other manufacturers who do not have government approval to manufacture certain formulas such as ibuprofen. Additionally, we sell and market a line of antifungal aerosols. To a limited extent, we also sell generic OTC products under our own brand names, including HEALTH+CROSS(R) and HEALTH PHARM(R), which sales account for less than 1% of our total revenues.

     We believe that the therapeutic benefits of our generic OTC products are comparable to those of equivalent national brand name products because the chemical compositions of the active ingredients of the brand name products on which our products are patterned are identical to those of our products. We are subject to regulation by the U.S. Food and Drug Administration ("FDA"). Our largest customers include Costco Wholesale, Walgreens and CVS Corp.

     We are a strong company with a solid U.S. presence. We are one of the leading manufacturers of solid dose OTC generic pharmaceuticals in the U.S., with more than 90 products approved by the FDA through a combination of NDAs, ANDAs and OTC monograph filings. We have the flexibility and ability to respond to changes in the marketplace for new products. We have received tentative FDA approval to manufacture, market and distribute a generic version of Advil(R) cold and sinus medicine, and will launch the product six months after first sale by the company that received approval and was first to file.

     Our marketing plan encompasses the following:

     o    Expansion and reorganization of marketing and sales activity.

     o Eliminating several unprofitable product lines consisting mainly of items purchased from third parties and repackaged end products for smaller customers. The Company continues to evaluate product line and customer profitability.

     o Increasing its business supplying other manufacturers with bulk tablets and capsules, taking advantage of higher volumes and better margins.

     o Exploring opportunities to expand its product line through joint venture marketing agreements.

     o Expanding custom manufacturing for some major pharmaceutical companies. Purchase orders have been received subsequent to June 30, 2001, which indicate this portion of the business should increase from its current levels.

     o    Expansion of international marketing.

     We have established strong relationships with our distribution network, including some of the largest retail drug stores, mass merchandisers and brand name pharmaceutical companies in the industry. Customer response has been positive across the board. Several customers have placed orders for additional dosage strengths of certain products, increased orders of existing products, and placed orders for new products, which we have easily accommodated. With the improvements to customer service, we believe we can steadily grow revenues that will leverage its more efficient operations. The majority of our sales (89% for fiscal 2000 and 86% for fiscal 2001) are to retail drug and supermarket chains and mass merchandisers with bulk sales representing 8% of sales for both fiscal 2000 and fiscal 2001 and sales to brand name pharmaceutical companies contributing the remainder. We sell to a solid and reputable customer base. Customers include four of the top five companies in the retail drug industry. Products are also sold to several of the largest mass merchandisers in the retail discount market.

PRODUCTS

     Currently, we market more than 80 different types of generic OTC products (including different dosage strengths of the same chemical composition). These include analgesics (such as ibuprofen, acetaminophen and naproxen sodium), cough-cold preparations, sinus/allergy products and gastrointestinal relief products. Sales of ibuprofen accounted for 26% in fiscal 2001, 36% in fiscal 2000, and 34% in fiscal 1999 of our total revenues.

     Generic pharmaceutical products are drugs which are sold under chemical names rather than brand names and possess chemical compositions (and, we believe, therapeutic benefits), equivalent to the brand name drugs on which they are patterned. OTC drugs are drugs which can be obtained without a physician's prescription. Generic drug products are subject to the same governmental standards for safety and efficacy (effectiveness) as their brand name equivalents and are typically sold at prices substantially below the brand name drug. We manufacture generic OTC products which we believe are chemically and therapeutically equivalent to such brand name products as Advil(R), Aleve(R), Anacin(R), Tylenol(R), Bufferin(R), Ecotrin(R), Motrin(R), Excedrin(R), Sominex(R), Sudafed(R), Comtrex(R), Sinutab(R), Dramamine(R), Actifed(R), Benadryl(R), Allerest(R) and Tagamet(R) HB(TM), among other products. (Such brand names, and other brand names mentioned in this report, are registered marks of companies unrelated to PFI, unless otherwise noted.)

     The following table sets forth some of the over-the-counter pharmaceutical products marketed by the Company under store brand or private labels. Each retailer may have its own name for a store brand product. Also, as set forth, where meaningful, are the names of certain of the national brands with which these products compete.

                        Illustrative Competing NATIONAL
OUR PRODUCTS                            BRANDS
Analgesics:
   Ibuprofen                            Advil(R), Motrin(R)
   Naproxen Sodium                      Aleve(R)
   Aspirin                              Bayer(R)
   Acetaminophen                        Tylenol(R)
Menstrual Pain Relief                   Midol(R), Pamprin(R)
Cough/Cold                              Tylenol(R), Sudafed(R)
Allergy/Sinus                           Sudafed(R)
Anti-Diarrheal/Acid Blockers/           Tagament HB(R), Mylanta Gelcap(R)
   Anti-gas/Antacid
Laxatives                               Correctol(R)
Antifungal Aerosol                      Tinactin(R)
Alert/Sleep Aids/Travel Sickness        Vivarin(R), Somnitabs(R), Dramamine(R)

     In November 1997 we entered into a joint venture with APG, Inc., through Healthcare Industries, LLC (formerly PFI LLC), a limited liability company owned in equal portions by APG, Inc. and the Company, to develop, manufacture and market certain healthcare products. APG, Inc. is the second largest privately-owned contract packager of aerosol products in the United States. The primary product marketed by this joint venture is a line of anti-fungal aerosols, which were first sold in July 1998.

MANUFACTURING

     Our manufacturing facility operates two shifts on a five-day week work schedule and produces approximately one million tablets/capsules per hour representing about 40-50% of capacity. The manufacturing equipment operates very efficiently with little or no disruptions during the manufacturing process. The equipment has the ability to manufacture between five to six different formulations concurrently at the initial stages of production and about 20 different formulations at various stages throughout the production process.

     Average lead-time for a new customer is one month from the initial artwork to the final design of the packages, ordering of boxes, and delivery of the final product to the customer. Turnaround of orders for existing customers ranges anywhere between 24-48 hours. In situations where customers need products replenished in a faster time frame, we have the staff and available capacity to fulfill this requirement. We employ approximately 253 people that are involved in the manufacturing process. We have been and continue to be in full compliance with all federal regulations.

     In order to manufacture generic OTC products, we acquire raw materials from suppliers located in the United States and abroad, including ICC Industries Inc., the majority shareholder of the Company. During fiscal 2001, we purchased $2,163,000 of raw materials from ICC.

     To date, we have obtained the raw materials we need and expect that such raw materials will continue to be readily available in the future. Our raw materials are first placed in quarantine so that samples of each lot can be assayed for purity and potency by a team of our trained chemists and technicians. Incoming materials are tested to assure that they are free of objectionable microorganisms and that they meet chemical and physical testing requirements. Throughout the manufacturing process, samples are taken by quality assurance inspectors for quality control testing. The raw materials must meet standards established by the United States Pharmacopoeia, the National Formulary and the FDA, as well as by us and our customers.

     To produce capsules and tablets, we utilize specialized equipment which compresses tablets and fills powder and granules into hard gelatin capsules. At this stage, certain tablets are film or sugar coated to achieve an aesthetically appealing tablet. The customer chooses whether its order of generic OTC products will be delivered in bulk containers or in packages. Typically, we assist our customers in developing the size, design and graphics of the folding carton, label and container for the products. The package can be automatically placed into shipping containers of the customer's selection.

     Since January 1992, we have entered into various subleases of equipment and leasehold improvements from companies affiliated with ICC, for which we paid such affiliates fixed monthly fees. In fiscal 1999, we assumed these subleases and are now making the lease payments directly to a leasing company, which is not associated with ICC. We no longer lease equipment or other capital items from ICC.

     In response to drug tampering problems affecting the industry generally, we have instituted certain tamper-evident features in our packaging operation. A tamper-evident package is one which readily reveals any violation of the packaging or possible contamination of the product. These include a foil inner-seal which is electronically sealed after the capping operation and, for some customers, a neck band or outer safety seal applied to the bottle and cap as an additional tamper-evident feature. In addition, we manufacture a banded capsule which contains a gelatin band in the center to deter ease of opening and/or closing the capsule product. Although we take steps to make our products tamper-resistant, we believe that no product is "tamper-proof." There can be no assurance that our products will not be tampered with. Any such tampering, even if it occurs in the retail outlets, may have a material adverse effect on our business. See "Insurance."

CUSTOMERS

     Our customers consist of over 50 retailers (including major national and regional drug, supermarket and mass-merchandise chains), wholesalers, club stores, distributors and brand-name pharmaceutical companies. Sales to our various categories of customers in fiscal 2001, 2000 and 1999 by percentage of total sales were as follows:

                                                        PERCENTAGE OF SALES
     CATEGORY                                        2001     2000      1999
     --------                                        ----     ----      ----

     Retail customers                                 86%      89%       93%
     --------------------------------------------
     Wholesalers and distributors (in bulk)            8%       8%        5%
     Brand-name pharmaceutical companies               6%       3%        2%

     Virtually all of these sales consisted of products, which our customers sell under their own store brand or other labels.

         Our retail customers include

                    CATEGORY                             CUSTOMERS

                    Discount Chain                       Dollar General
                                                         Family Dollar
                                                         Save-A-Lot
                    Drug Store Chain                     CVS
                                                         Drug Mart
                                                         Eckerd
                                                         Rite Aid
                                                         Walgreens
                    Food Wholesale                       Fleming Cos
                    Grocery Chain                        American Stores
                                                         Food Lion/Hannaford
                                                         H.E. Butt
                                                         Winn-Dixie
                    Grocery Store Co-Op                  Wakefern/Shoprite
                    Mass Merchandise Chain               Kmart
                                                         Wal-Mart
                    Warehouse Discounter                 BJ Wholesale Club
                                     Costco

     Sales to customers, which represented more than 10% of sales in any one or more of the years 2001, 2000 and 1999, were as follows:


                                                 SALES AND PERCENTAGE OF TOTAL SALE
                                ----------------------------------------------------------------------
                CUSTOMER                2001                    2000                    1999
                --------                ----                    ----                    ----
           Costco               $6,692,000 (13%)       $13,778,000 (17%)       $12,522,000 (14%)
           Walgreens            $2,461,000 (  5%)      $10,037,000 (12%)       $15,412,000 (17%)
           CVS                  $6,566,000 (13%)       $  7,458,000 (  9%)     $  7,903,000 (  9%)


     Historically, our customer base included several small accounts with very short production runs and a large number of SKUs (a designation code for a specific product) that required significant downtime for retooling to prepare for the next batch of products. We have decided not to pursue those customers and have significantly reduced our sales. Management has redirected our strategy to concentrate on improving customer service levels, critical to success in the generic OTC market. Management has indicated that many of the operating enhancements and turnaround strategies are already beginning to reflect positively on both our operating and financial results. We have reduced expenses, improved operations and reduced our breakeven point materially. These efforts will continue, with estimated savings of at least $2 million to be realized in operating expenses and cost of sales in fiscal year 2002.

     The amounts of backlog orders at the end of fiscal 2001 and 2000 were not significant. International sales are not significant at this time.

SALES AND MARKETING

     We have fifteen employees in sales and customer service. This staff and over fourteen independent brokers sell our generic OTC pharmaceutical products and our marketing services to current and potential customers. There are account teams servicing different geographic areas of the U.S., each headed by a sales director. A team is assigned to each retail customer, to focus on servicing that customer and making recommendations to help build retail store brand business.

GOVERNMENTAL REGULATION

     Pharmaceutical companies are subject to extensive regulation by the Federal government, primarily by the FDA, under the Federal Food, Drug and Cosmetic Act, the Controlled Substance Act and other federal statutes and regulations. These regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, pricing, advertising and promotion of our drug products. Failure to comply with FDA and other governmental requirements can result in a variety of adverse regulatory actions, including but not limited to the seizure of company products, demand for a product recall, total or partial suspension of manufacturing/production, refusal by FDA to approve new products, and withdrawal of existing product approvals.

     The FDA requires all new pharmaceutical products to be proven safe and effective before they may be commercially distributed in the United States. In order to prove the safety and efficacy of most new pharmaceutical products, pharmaceutical companies are often required to conduct extensive preclinical (animal) and clinical (human) testing. Such testing is extensively regulated by the FDA.

     Most prescription drug products obtain FDA marketing approval via either the "new drug application" (NDA) process or the "abbreviated new drug application" (ANDA) process. An NDA is submitted to the FDA in order to prove that a drug product is safe and effective. ANDAs typically contain data developed from extensive clinical studies. The filing of an ANDA with the FDA provides no assurance that the FDA will approve the applicable drug product for marketing.

     Generic drug products are capable of being approved for marketing by the FDA via the ANDA process. An ANDA is submitted to the FDA in order to demonstrate that a drug product is "bioequivalent" to a drug product that has already been approved by the FDA for safety and effectiveness (i.e., an "innovator" drug product). Unlike an NDA, an ANDA is not required to contain evidence of safety and effectiveness. Instead, ANDAs for orally administered dosage forms typically contain "bioavailability" studies to demonstrate "bio-equivalence." FDA approvals of ANDAs generally take 18 to 24 months to obtain. As with NDAs, the filing of an ANDA with the FDA provides no assurance that the FDA will approve the applicable drug product for marketing.

     The current regulatory framework that governs generic drug approvals via the ANDA process was enacted as the Drug Price Competition and Restoration Act of 1984 (commonly known as the Hatch-Waxman Act) which amended the Federal Food, Drug and Cosmetic Act. Under the Hatch-Waxman Act, companies are permitted to conduct studies required for regulatory approval notwithstanding the existence of patent protection relevant to the substance or product under investigation. Thus, "bioavailability" studies for a generic drug product may be conducted regardless of whether the related "innovator" product has patent protection.

     A company generally may file an ANDA application with the FDA at any point in time. There are certain exceptions, however, such as when an "innovator's" drug product was granted five years of "marketing exclusivity" under the Hatch-Waxman Act. In such case, the ANDA application may not be filed with FDA until the five years of "marketing exclusivity" have expired. Such prohibition on filing does not apply, however, if the period of marketing exclusivity is three years.

     When an ANDA application is filed, the FDA may immediately review the application regardless of whether the "innovator's" product has patent protection or is subject to "marketing exclusivity." The FDA's ANDA approval, however, is conditional and does not become effective until the expiration of any applicable patent or "marketing exclusivity" periods. After the expiration of these periods, a generic product that has received conditional ANDA approval may be marketed immediately.

     Manufacturers of patented drugs, however, will often list additional patents on drugs in the FDA's "Orange Book" as the original patent is due to expire and thereby prevent the marketing of generic drugs after the original patent has expired and even delaying the ANDA approval process by an additional 30 months. A recent case in the Federal Circuit (MYLAN V. THOMPSON), decided in 2001, held that generic drug manufacturers have no right to protest the listing of the new patent even if the new patent has no relevance to the drug, which serves to allow the owner of the patent to bring an action for infringement if the generic drug manufacturer continues with the approval process and or markets the drug. The generic drug manufacturer's only recourse is to raise the impropriety of the new patent as a defense to the infringement action.

     We understand that there is some movement in Congress to eliminate or lessen the severity of this procedure, that the Federal Trade Commission may be investigating whether the action of major drug companies in following this procedure might be a violation of the antitrust laws and that certain generic drug companies and state attorneys general have brought antitrust actions against one or more patent holders regarding this procedure. Nevertheless, the actions of many patent holders in this area will result in greater cost and uncertainty as to the timing of the drug approval process, possible delayed introduction of generic drug equivalents or expensive litigation.

     Additionally, drug manufacturers may cause so-called citizen petitions to be filed with the FDA raising safety questions about potential competitors, thereby delaying introduction of the competitve products.

     Some drug products that are intended for over-the-counter marketing require NDA or ANDA approval. Most OTC drug products, however, may be commercially distributed without obtaining FDA approval of an NDA or ANDA application. The FDA established the OTC Drug Review in the early 1970's, which led to the creation of OTC drug monographs that indicate whether certain drug ingredients are safe and effective for specific intended uses. Final OTC drug monographs have the force of law. Products that conform with the requirements of a final OTC drug monograph do not require NDA or ANDA approval, whereas OTC products not covered by a monograph must be approved via an NDA or ANDA.

     Many OTC drug monographs have not yet been finalized, however, the FDA generally permits the marketing of OTC drug products that conform to the proposed requirements of a non-final monograph. The FDA also permits the marketing of OTC products that do not conform to a non-final monograph subject to certain limitations. Normally, such products may be marketed, pending the effective date of the applicable final OTC drug monograph, if they are substantially similar to OTC drug products that were marketed OTC in the United States prior to December 4, 1975.

     If the final drug monographs require us to expend substantial sums to maintain FDA compliance, we could be materially adversely affected. In the past, our generic OTC products (with the exception of ibuprofen) have not required approval of NDAs or ANDAs. Certain products which we recently introduced or are under development, however, require such approvals. The FDA has approved ANDAs in 200 mg., 300 mg., 400 mg., 600 mg. and 800 mg. dosage strengths for our ibuprofen product (although, at present, we sell our ibuprofen products in the 200 mg. strength only). We have also obtained FDA approval of certain different colors and shapes for our 200 mg. ibuprofen product. Our naproxen sodium product received ANDA approval in fiscal 1997 and our cimetidine product received ANDA approval in fiscal 1998. In addition, we received ANDA approval for an ibuprofen capsule in July 1998 and we received an ANDA approval for an ibuprofen-pseudophedrine product in April 2001.

     The principal components of our products are active and inactive pharmaceutical ingredients and certain packaging materials. Many of these components are available only from a single source and our government approvals may be based on a single supplier, even in instances when multiple sources exist. Because FDA approval of drugs requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier. The qualification of a new supplier could delay our development and marketing efforts.

     All drug products, whether prescription or OTC, are required to be manufactured and processed in compliance with the FDA's "good manufacturing practices" (GMPs). GMPs are "umbrella" regulations that prescribe, in general terms, the methods to be used for the manufacture, packing, processing and storage of drug products to ensure that such products are safe and effective. Examples of GMP regulatory requirements include record-keeping requirements and mandatory testing of in-process materials and components. FDA inspectors determine whether a company is in compliance with GMPs. Failure to comply with GMPs may render a drug "adulterated" and could subject the Company to adverse regulatory actions.

     The FDA regulates many other aspects of pharmaceutical product development and marketing, including but not limited to product labeling and, for prescription drug products, product advertising. The Federal Trade Commission is the primary Federal agency responsible for regulating OTC drug product advertising.

     In addition to Federal regulation, pharmaceutical companies are subject to state regulatory requirements, which may differ from one state to another.

     We believe that we are currently in compliance with FDA regulations. However, in anticipation of more stringent and extensive requirements by FDA, we undertook a major renovation and upgrade of our manufacturing plant. We believe that these improvements, which were substantially completed in June 1996 at a cost of approximately $4,500,000, will help to satisfy both present and future FDA regulations and guidelines as well as facilitate our ability to produce state-of-the-art products for our customers.

     Federal and/or state legislation and regulations concerning various aspects of the health care industry are under almost constant review and we are unable to predict, at this time, the likelihood of passage of additional legislation, nor can we predict the extent to which we may be affected by legislative and regulatory developments concerning our products and the health care field generally.

ENVIRONMENTAL MATTERS

     The prior owner of our Edison, New Jersey manufacturing facility, Revco, conducted a soil and groundwater cleanup of such facility, under the New Jersey Industrial Site Recovery Act (ISRA), as administered by the New Jersey Department of Environmental Protection (NJDEP). NJDEP has determined that the soil remediation was complete and has approved the groundwater remediation plan, subject to certain conditions. Revco began operating a groundwater remediation treatment system in 1995. Although CVS (as the successor to Revco) is primarily responsible for the entire cost of the cleanup, we guaranteed the cleanup. In addition, we agreed to indemnify the owner of the facility under the terms of the 1989 sale lease-back. If CVS defaults in its obligations to pay the cost of the clean-up, and such costs exceed the amount of the bond posted by Revco, we may be required to make payment for any cleanup. The likelihood of CVS being unable to satisfy any claims which may be made against it in connection with the facility, however, is remote in our opinion. Accordingly, we believe that we will not have to bear any costs associated with remediation of the facility and we will not need to make any material capital expenditures for environmental control facilities.

RESEARCH AND DEVELOPMENT; NEW PRODUCTS AND PRODUCTS IN DEVELOPMENT

     We are engaged in a research and development program which seeks to develop and gain regulatory approval of products which are comparable to national brand products under the FDA OTC Drug Monograph process or the ANDA process. We are also engaged in R&D efforts related to certain prescription (sometimes referred to as ethical) products and are exploring potential acquisition candidates or joint ventures to facilitate entry into other drug categories.

     Our investment in research & development and R&D capabilities have consistently produced a pipeline of new products to meet the changing needs in the marketplace. The R&D program focuses on gaining regulatory approval of products that are comparable to national brand products under the FDA OTC Drug Monograph or ANDA processes. We are well positioned to add additional customers and orders to our current operations based on the availability of excess manufacturing capacity. Management believes that the facility can be easily adapted to produce solid dose prescription drugs. The excess capacity also provides the opportunity to step up on production to meet any increases in demand.

     We maintain an experienced staff of five employees in our product development department, as well as other support staff to assist our customers. Our research and development activities are primarily related to the determination of the formula and specifications of the products desired by customers, as well as the potency, dosage, flavor, quality, efficacy, color, hardness, form (i.e., tablet, caplet or capsule) and packaging of such products, as well as costs related to new products in development including costs associated with regulatory approvals. Our research and development expenditures were $443,000 in fiscal 2001, $537,000 in fiscal 2000, and $667,000 in fiscal
1999. The rate of R&D expenditures fluctuates significantly from year to year depending primarily on what branded products are coming off patent in the near future and whether or not such products are appropriate for development by us. Expenditures in one year are not necessarily indicative of expenditures in future years. We expect to spend in fiscal 2002 between $500,000 and $1,000,000 on research and development activities consistent with our goal of continually increasing and improving our product line.

PATENTS AND TRADEMARKS

     ALLERFED(R), LEG EASE(R), HEALTH+CROSS(R) and HEATH PHARM(R) are federally registered trademarks owned by us. To the extent that our packaging and labeling of generic OTC products may be considered similar to the brand name products to which they are comparable, and to the extent that a court may determine that such similarity may constitute confusion over the source of the product, we may be subject to legal actions under state and Federal statutes and case law to enjoin the use of the packaging and for damages.

INSURANCE

     We may be subject to product liability claims by persons damaged by the use of our products. We maintain product liability insurance for our generic OTC products covering up to $10,000,000. Although there have been no material product liability claims made against us to date, there can be no assurance that such coverage will adequately cover any claims which may be made or that such insurance will not significantly increase in cost or become unavailable in the future. The inability to maintain necessary product liability insurance would significantly restrict our ability to sell any products and could result in a cessation of our business.

COMPETITION

     We compete not only with numerous manufacturers of generic OTC products, but also with brand name drug manufacturers, most of which are well known to the public. In addition, our products compete with a wide range of products, including well-known name brand products, almost all of which are manufactured or distributed by major pharmaceutical companies. Some of our competitors, including all of the manufacturers and distributors of brand name drugs, have greater financial and other resources than we have, and are therefore able to expend more effort than we do in areas such as product development and marketing. The crucial competitive factors are price, product quality, customer service and marketing. Although we believe that our present equipment and facilities render our operations competitive as to price and quality, many competitors may have far greater resources than we have, which may enable them to perform high quality services at lower prices than the services performed by the Company. Additionally, some of our customers may acquire the same equipment and technology used by us and perform for themselves the services which we now perform for them.

EMPLOYEES


     As of April 30, 2002, we employed approximately 375 full-time employees. Of such employees, approximately 290 are engaged in manufacturing and operational activities and approximately 260 are covered by a collective bargaining agreement between the Company and Local 522 affiliated with the International Brotherhood of Teamsters of New Jersey, which expires in October 2004. Additionally, three employees are represented by Local 68 of the International Union of Operating Engineers, affiliated with the AFL-CIO. We had 15 persons employed in sales, customer service and graphic arts, 26 administrative and 42 laboratory technicians and scientists. We believe that our relations with our employees are satisfactory.


OPERATIONAL PLAN

     Our revenues continue to be effected by the deteriorated customer relationships resulting in part from our computer and system's conversion and product delivery problems which occurred in fiscal 1999.

     We are addressing customer relationship issues and have begun the process of rebuilding our sales base through the initiatives detailed below. On a quarter to quarter comparison, sales have grown for the quarter ended June 30, 2001 for the first time in six quarters since the quarter ended January 1, 2000. Furthermore, net sales for the six months ended December 29, 2001 (the first half of the fiscal year ending June 29, 2002) increased from the previous year. We have begun implementing our plan to increase revenues and improve operational efficiencies to restore profitability. As part of these initiatives, we have undertaken the following:

     o Expanding our custom manufacturing for some major pharmaceutical companies. Purchase orders have been received subsequent to June 30, 2001, which indicates this portion of the business should increase from its current levels.

     o Eliminating several of our unprofitable product lines, consisting mainly of items purchased from third parties and repackaged end products for smaller customers. We continue to evaluate our product line and customer profitability.

     o Increasing our business supplying other manufacturers with bulk tablets and capsules, taking advantage of higher volumes and better margins.

     o Exploring opportunities to expand our product line through joint venture marketing agreements.

     o    Exploring opportunities to expand our international sales.

     These objectives, along with sustaining market share and increasing sales are projected to be driven by the following:

     o    Re-establishing strong relationships within our distribution network;

     o Controlling and reducing, where appropriate, our fixed and variable expenses;

     o    Eliminating our unprofitable product lines and customers;

     o    Managing our inventory levels more efficiently;

     o    Improving our manufacturing efficiencies;

     o    Shortening delivery time for our products;

     o    Filing ANDAs for new products as they come to the OTC Market; and

     o Obtaining marketing rights for products produced by other generic pharmaceutical manufacturers.

     We believe that cash flow from operations, together with revolving credit and equipment and term loan financing plus continued financial support from ICC will be sufficient to fund our currently anticipated working capital, capital spending and debt service requirements during the 2002 fiscal year. Our revolving credit facility with a lending institution has been extended through December 31, 2003 and ICC continues to provide additional financial support. While no assurance can be given that any further extension, renewal, replacement or refinancing can be successfully accomplished, ICC has committed to provide us with the necessary financing to continue our operations through December 31, 2003.

PROPERTIES

     We lease two facilities in Edison, New Jersey with total square feet of approximately 305,000. We lease approximately 214,000 square feet of office, manufacturing and warehousing space under a lease which expires in 2004 with two five-year renewal options. The monthly rental is currently $159,136 per month and will increase on each 30th month after February 1997 by a cost of living increase. The rental during each of the renewal options, if any, will be the higher of the "fair rental value" (as that term is defined in the lease) of the premises at the commencement of each renewal option or the rent in effect at the end of the lease. In addition, we are obligated to pay all utilities, real estate taxes, assessments, repairs, improvements, maintenance costs and expenses in connection with the premises, comply with certain environmental obligations and maintain certain minimum insurance protection.

     In March 1995, we entered into a ten-year lease for a 91,200 square foot building located adjacent to our present manufacturing facility. We have two additional five-year renewal options. Rent payments are $26,600 per month for the first five years and $28,500 per month for the balance of the initial ten-year term. In addition, we are obligated to pay all utilities, real estate taxes, assessments, repairs, improvements, maintenance costs and expenses in connection with the premises, comply with certain environmental obligations and maintain certain minimum insurance protection. We believe that both of these facilities provide the potential for increased expansion of manufacturing capacity, if necessary.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our Board of Directors currently consists of five members: John L. Oram (Chairman), Balram Advani, Ray W. Cheesman, James C. Ingram, and Steve Jacoff.

         Our executive officers are listed below:

       NAME                      POSITION
       John L. Oram              Chairman & Chief Executive Officer; Director
       James C. Ingram           President & Chief Operating Officer; Director
       Walter N. Kreil           Vice President & Chief Financial Officer
       Brian W. Barbee           Vice President, Scientific Affairs
       Ward Barney               Vice President, Operations
       Anthony Cantaffa          Vice President, New Business Development

     Each of our directors and executive officers are profiled below:

     o Balram Advani, age 58, has been President of ADH Health Products, which specializes in custom formulations and contract manufacturing of dietary supplements and nutritional products, since 1976. He was elected a director of the Company on October 23, 2001.

     o Ray W. Cheesman, age 70, has been a director of the Company since July 1993 and was a consultant to KPMG Peat Marwick LLP, an international accounting firm from 1987 through June 1996. Prior thereto, Mr. Cheesman was a partner in such firm. Mr. Cheesman is a licensed Certified Public Accountant.

     o Gustav Jacoff, age 68, was the founder and has been the President of Staff Medical Supply Inc., which is a professional pharmacy and medical company, since 1957; he established and operated Prescription Pharmacy Group and Prescription Centers Inc., which consisted of nine pharmacies, from 1964 until 1988. He was elected a director of the Company on October 23, 2001.

     o John L. Oram, age 57, has been a director of the Company since July 1993. He was appointed Chairman of the Board in December 1995 and Chief Executive Officer in February 2000. Mr. Oram has been President and Chief Operating Officer of ICC Industries Inc. since 1987. ICC, an affiliate of the Company, is a major international manufacturer and marketer of chemical, plastic and pharmaceutical products. Since 1980, Mr. Oram has served as a director of Electrochemical Industries (1952) Ltd., an Israeli subsidiary of ICC listed on the Tel-Aviv and American Stock Exchanges engaged in the manufacture and distribution of chemical products. From May 1996, Mr. Oram has been a director of Frutarom Industries Limited, an Israeli subsidiary of ICC listed on the Tel-Aviv Stock Exchange engaged in the flavor and fragrance industry.

     o James C. Ingram, age 60, has been the Company's President, Chief Operating Officer and a director of the Company since October 2000. Prior to joining the Company, he was Executive Vice President of Primex Plastics Corporation, a subsidiary of ICC Industries Inc.which extrudes custom plastic sheet, from 1991-1996.

     o Brian Barbee, age 51, has been Vice President, Scientific Affairs since 1995. He served as Vice President, Quality Assurance/Quality Control and Regulatory from 1993 to 1995. Mr. Barbee joined PFI in 1978.

     o Ward Barney, age 50, has been the Company's Vice President, Operations since June 1999. Prior to joining the Company, he was Vice President, Operations of Schein Pharmaceuticals, Inc., a pharmaceutical manufacturer, from 1997 to 1999 and Senior Vice President of Schein from 1994 to 1997. Mr. Barney has been in operations and engineering in the pharmaceutical industry for over 20 years.

     o Anthony Cantaffa, age 58, has been the Company's Vice President, New Business Development since 1997. He acted as Vice President, Operations from December 1998 to June 1999. Mr. Cantaffa was Vice President, Mergers and Acquisitions from 1995 until 1997, Chief Financial Officer from 1988 until 1990 and from 1991 to 1995, and Chief Operating Officer from 1988 until 1995.

     o Walter N. Kreil, CPA, age 54, has been the Company's Chief Financial Officer since August 23, 2001. From 1987 to 2001, he was Vice President and Chief Financial Officer of IonBond Inc., an international thin-film metal coatings company.

     Our company is led by a group of well-experienced senior executives with an average of over 20 years of experience in the pharmaceutical and/or manufacturing arenas. The team is committed to implementing a number of strategies that will improve our operating and financial results.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

     Members of the Board of Directors who are not employees of the Company or representatives of ICC Industries Inc. are compensated at the rate of $5,000 per year, plus $500 for each meeting attended. In addition, each member receives a stock grant 5,000 shares and a stock option of 10,000 in each of the first three years of service on the Board. Members are also paid for special projects undertaken on our behalf and for actual expenses incurred in connection with their attendance at Board and Committee meetings. Management directors do not receive any compensation for their services as directors other than the compensation they receive as our officers.

     The Compensation Committee of the Board of Directors reviews compensation issues; approves salaries, reviews benefit programs for the executive officers; reviews and recommends incentive compensation (including stock compensation) plans; and approves any employment contracts with, or other contractual benefits for, executive officers.

     The following table sets forth information concerning compensation that we paid to the (a) our Chief Executive Officer ("CEO"), (b) our four most highly compensated executive officers other than the CEO who were serving as executive officers at June 30, 2001, to the extent that salary and bonuses exceeded $100,000 and (c) one person for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individual was not an executive officer at June 30, 2001 (together, these six persons are sometimes referred to as the Named Executives).


                                             Annual Compensation                Long-Term Compensation
                                                                              Awards             Payouts

                                                                           Restricted   Securities                  Other
                                                            Other Annual     Stock      Underlying      LTIP       Compen-
                                     Salary       Bonus     Compensation    Awards       Options       Payouts     sation
Name and                    Year      $             $            $             $            #             $           $
                            ----   - --------    ------     ------------  ---------- ------------------------  -----------
PRINCIPAL POSITION
John Oram                   2001       ---             ---       ---         ---            ---      ---          ---
  Chairman, CEO             2000       ---             ---       ---         ---            ---      ---          ---
                            1999       ---             ---       ---         ---            ---      ---          ---

James Ingram                2001       $141,541        ---       ---                     75,000      ---          ---

Ward Barney                 2001       $180,000        ---      $6,0001      ---        100,000      ---          ---
  Vice President,           2000        180,000        ---       6,0001      ---            ---      ---          ---
  Operations                1999       ---             ---                   ---         50,000      ---          ---

Anthony Cantaffa  Vice      2001       $170,000        ---          ---      ---         75,000      ---          ---
President,  New Business    2000        148,462        ---          ---      ---         50,000      ---          ---
  Development               1999        126,635        ---          ---      ---            ---      ---          ---

Brian Barbee                2001       $128,615     $7,500          ---      ---         25,000      ---          ---
  Vice President,           2000        113,538        ---          ---      ---         18,000      ---          ---
  Scientific Affairs        1999        111,000        ---          ---      ---          7,000      ---          ---

Susan Baer                  2001       $147,308        ---          ---      ---        25,0002      ---          ---
  Former Vice President     2000        105,961        ---          ---      ---        40,0002      ---          ---
 and General Counsel        1999            ---        ---          ---      ---            ---      ---          ---


-----------------------------
1    Mr. Barney's car allowance
2    The stock options terminated after Ms. Baer's employment ended on July 31, 2001



STOCK OPTION GRANTS

     The following table contains information concerning the grant of stock options to the Named Executives during fiscal 2001 (we have no outstanding stock appreciation rights -"SARs"- and granted no SARs during fiscal 2001):


                                           Individual Grants

                           Number of      Percent of                                 Potential Realizable Value at
                          Securities     Total Options                              Assumed Annual Rates of Stock
                          Underlying      Granted to      Exercise                       Price Appreciation
                           Options       Employees in      Price       Expiration        for Option Term1
Name                       Granted        Fiscal Year    ($/Share)2      Date          5%($)           10%($)

John Oram                    ---             ---            ---          ---            ---             ---

James Ingram                75,000           13%           $.27         07/05          $5,600         $11,200

Ward Barney                100,000           18%           $.27         07/05          $7,500         $15,000

Anthony Cantaffa            75,000           13%           $.27          07/05         $5,600         $11,200

Brian Barbee                25,000           4%            $.27         07/05          $1,900          $3,730

Susan Baer3                 25,000           4%            $.27         07/05            ---             ---


1    Executives may not sell or assign any option grants, which have value only to the extent of stock price appreciation, which will benefit all stockholders commensurately. The amounts set forth are based on assumed appreciation rates of 5% and 10% as prescribed by the Securities and
     Exchange Commission rules and are not intended to forecast future appreciation, if any, of the stock price. We did not use an alternate formula for a grant date valuation as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
2    The exercise price is equal to or higher than the fair market value of our common stock on the date of the grant.
3    The stock options terminated after Ms. Baer's employment ended.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES IN FISCAL 2001

     No options were exercised by any of our executive officers during fiscal 2001. The following table sets forth information with respect to the Named Executives concerning unexercised options held at fiscal year-end:


                                                      Number of Unexercised          Value of Unexercised
                                                      Securities Underlying              In-the-Money
                           Shares        Realized       Options at 6/30/01            Options at 6/30/01
Name                     Acquired on      Value
                         Exercise(#)        ($)
                                                       Exercisable    Unexercisable  Exercisable   Unexercisable
John Oram                     ---           ---          ---             ---            ---             ---
James Ingram                  ---           ---         75,000           ---            ---             ---
Ward Barney                   ---           ---        150,000           ---            ---             ---
Anthony Cantaffa              ---           ---        167,333           ---            ---             ---
Brian Barbee                  ---           ---         77,750           ---            ---             ---
Susan Baer                    ---           ---         65,000           ---            ---             ---

--------------------
1   Market value of underlying securities at year end, as applicable, minus the exercise price. The high bid on the OTC Bulletin Board on June 30, 2001 was
    $ .20 and the low asked on such day was also $ .20. All options are excluded since they are out of the money.


EMPLOYMENT AGREEMENTS

     Our President, James Ingram, has entered into an employment agreement with us dated October 2, 2000, as amended by letters dated May 17, 2001 and July 5, 2001, as well as confidentiality agreements and agreements not to compete. Pursuant to the terms of the employment agreement, he receives a salary at the initial annual rate of $200,000, which was increased to $250,000 effective August 1, 2001. The Board of Directors may in its discretion awardhim a performance bonus. He also receives certain customary benefits including rights to participate in 401(k), insurance, disability and flexible spending plans and a $600 per month car allowance. The employment agreement committed to grant to him an option on 75,000 of our shares subject to authorization by the Board of Directors. The July 2001 amendment stated that an additional stock option for not less than 250,000 shares and a stock grant of not less than 50,000 shares would be recommended at that time. There is no fixed term of employment. in the event that our Company is not sold or remains substantially with the same controlling shareholder, should we terminate Dr. Ingram's employment for any reason other than cause (as defined therein), his voluntary resignation, death or disability continuing for more than six months, Dr. Ingram will receive six months' written notice of termination. During that six month notice period, he will be able to take the reasonable time necessary to attend interviews and search for alternative employment. If he wishes to accept other employment within six months of his notice of termination of employment at our company, we will work with him to enable him to accept such employment at the time required by his new employer. In the event that he takes up other employment during the six month notice period, we will continue to pay his salary for the six month period. In the event that he does not obtain other employment by the end of the six month period, we will continue to pay his normal base salary until he is employed, up to a maximum of another six months. If the majority interest in the company held by ICC is sold and the new buyer of such shares does not wish to continue his services, the company will continue to pay his salary for 12 months from the date that his services are terminated.

     Mr. Walter N. Kreil, Vice President and Chief Financial Officer, has entered into an employment agreement with us dated August 23, 2001, as well as a confidentiality agreement and agreement not to compete. Pursuant to the terms of the employment agreement, he receives a salary at the initial annual rate of $180,000. The Board of Directors may in its discretion awardhim a performance bonus. He also receives certain customary benefits including rights to participate in 401(k), insurance, disability and flexible spending plans. The employment agreement committed to grant to him an option on 50,000 of our shares subject to authorization by the Board of Directors. In the event that we terminate Mr. Kreil's employment for any reason other than cause (as defined therein), his voluntary resignation, death or disability continuing for more than six months, he will receive six months' written notice of termination. During that six month notice period, he will be able to take the reasonable time necessary to attend interviews and search for alternative employment. If he wishes to accept other employment within six months of his notice of termination of employment at our company, we will work with him to enable him to accept such employment at the time required by his new employer. In the event that he takes up other employment during the six month notice period, we will continue to pay his salary for the six month period. In the event that he does not obtain other employment by the end of the six month period, we will continue to pay his normal base salary until he is employed, up to a maximum of another three months.

     Mr. Brian Barbee (Vice President, Scientific Affairs), Mr. Ward Barney (Vice President, Operations) and Mr. Anthony Cantaffa (Vice President, New Business Development) have entered into confidentiality agreements and agreements not to compete. Messrs. Barbee and Cantaffa have received comfort letters dated January 12, 2001 and February 12, 2001, respectively, providing that in the event that we terminate their employment for any reason other than cause (as defined therein), their respective voluntary resignation, death or disability continuing for more than six months, they will each receive six months' written notice of termination. During that six month notice period, they will be able to take the reasonable time necessary to attend interviews and search for alternative employment. If they wish to accept other employment within six months of their notice of termination of employment at our company, we will work with them to enable them to accept such employment at the time required by their new employer. In the event that they take up other employment during the six month notice period, we will continue to pay their respective salaries for the six month period. In the event that they do not obtain other employment by the end of the six month period, we will continue to pay them their normal base salary until they are employed, up to a maximum of another six months. Mr. Barney has received a similar comfort letter dated February 12, 2001, except that in his case, he will be given six months' notice of termination and in the event that he does not obtain other employment by the end of the six month period, we will continue to pay him his normal base salary until he is employed, up to a maximum of another three months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Ray
W. Cheesman, James C. Ingram and John L. Oram. Mr. Ingram was employed by the Company as President & Chief Operating Officer during the past fiscal year.

                                   LITIGATION

     In May 1998, the Company brought an action in Middlesex County Superior Court, New Jersey against one of its former outside corporate counsels, arising out of matters related to Dr. Tesler, the Company's former President, seeking damages for conflict of interest, breaches of fiduciary duty and loyalty, negligence and malpractice during its representation of the Company. The action is still pending.

     In July 2000, an action was instituted in the Circuit Court of Cook County, Illinois against us by Apotex Corporation and Torpharm, Inc. seeking an unspecified amount in damages and specific performance in the nature of purchasing a certain product from Apotex. The complaint alleges that the Company agreed to purchase a certain product exclusively from Apotex. The counts specified in the complaint include breach of contract, negligent misrepresentation, breach of implied covenant of good faith and fair dealing, breach of implied covenant to use best efforts, specific performance, breach of fiduciary duty, reformation and a UCC action for the price of 3 million tablets. Management believes the lawsuit is without merit and we are vigorously defending against it.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information, as of January 2, 2002, certain information concerning the beneficial holders of our common stock of (a) each director, (b) each executive officer named in our summary compensation table above, (d) each holder of more than five percent of our common stock and (e) all directors and executive officers as a group (based on 85,242,612 shares of common stock outstanding as of such date plus exerciseable options). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted. The address for ICC Industries Inc. and John J. Farber is 460 Park Avenue, New York, NY 10022.


                             SHARES BENEFICIALLY OWNED    SHARES BEING         SHARES BENEFICIALLY OWNED AFTER
         NAME OF              BEFORE THE OFFERING (1)     OFFERED TO           THE OFFERING (ASSUMING FULL
     BENEFICIAL OWNER                                     SUCH PERSON          EXERCISE OF RIGHTS)


                                NUMBER         PERCENT                               NUMBER            PERCENT
ICC Industries Inc.         74,488,835          87.4%            none              74,488,835           62.2%
Dr. John J. Farber          74,488,835          87.4%            none              74,488,835           62.2%
John L. Oram                   161,536            *              452,301              613,837            *
James C. Ingram                200,000(2)         *              560,000              760,000            *
Ward Barney                    225,000(2)         *              630,000              855,000            *
Ray W. Cheesman                275,000(2)         *              560,000              835,000            *
Anthony Cantaffa               259,455(2)         *              726,474            1,175,022            *
Brian Barbee                   119,000(2)         *              333,200              452,200            *
Walter N. Kreil                100,000(2)         *              280,000              380,000            *
Balram Advani                   15,000(2)         *               14,000               29,000            *
Gustav Jacoff                   15,000(2)         *               14,000               29,000            *
All directors and            1,394,991(2)       1.7%           3,639,975             5,224,059           4.3%
    executive officers
    as a group


*    Less than 1%

(1) Unless it is stated otherwise in any of the following notes, each holder owns the reported shares directly and has sole voting and investment power with respect to such shares. The number of shares beneficially owned by a person also includes all shares which can be acquired by such person within 60 days, including by way of exercise of outstanding options or the conversion of convertible securities which are, or during such 60-day period, become exercisable or convertible.


(2) Includes shares of common stock subject to stock options exercisable as of January 2, 2002 or within 60 days thereof as follows: Mr. Barbee 114,000;
     Mr. Barney 200,000, Mr. Cantaffa: 189,000; Mr. Cheesman: 75,000; Mr. Ingram
     200,000, Mr. Kreil 100,000 and all officers and directors as a group:
     898,000. In Mr. Cantaffa's case, does not include a maximum of 189,093 shares issuable to him upon the issuance by PFI of certain shares to other persons pursuant to agreements which were outstanding as of September 24, 1992 since the events which give rise to such rights have not occured.



TRANSACTIONS WITH ICC INDUSTRIES INC.

     ICC Industries Inc. is our largest stockholder, currently holding 74,488,835 shares (87.4%) of the outstanding stock. Since we first entered into an option agreement with ICC in 1991, we have engaged in many transactions with ICC.

     OPTION AGREEMENT - In September 1991, we entered into an agreement with ICC Industries Inc. pursuant to which ICC was granted a series of options to acquire a total of 66.67% of the number of shares of our common stock outstanding after the exercise of all options owned by ICC and certain other outstanding options, warrants, rights and convertible securities. All of the options under such agreement have been exercised. As a result of the exercise of certain options, ICC acquired voting control of the Company as of October 1992. The last option was fully exercised in May 1994. Under the option agreement, ICC was also granted certain preemptive rights to buy additional shares of common stock upon the issuance by us of certain shares to other persons pursuant to agreements which were outstanding as of September 24, 1992, including conversion rights under our outstanding convertible subordinated debentures. By letter dated March 21, 2002, ICC permanently waived those limited preemptive rights. As of January 2, 2002, ICC owned a total of 74,488,835 shares of our common stock, representing approximately 87.4% of the total number of shares outstanding on that date, and it held rights to acquire additional shares under the preemptive rights.

     SALE OF PREFERRED STOCK - In April 1996, we filed a Certificate of Designations, Preferences and rights creating 3,000,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock, par value $1.00 per share. See "Description of Capital Stock - Preferred Stock" for a description of the rights of the Series A preferred stock. In fiscal 1996, we sold 2,500,000 shares of Series A Cumulative preferred stock to ICC.

     On June 25, 2001, ICC gave notice to the Company of its intent to convert its preferred stock and unpaid dividends to common stock. The preferred stock was convertible into common stock at the option of ICC on three months notice to us. Each share of preferred stock was convertible to such number of shares of common stock as equals the then-current liquidation preference for such shares of preferred stock (currently $1.00) divided by the lower of the current market price for the common stock (as defined) at the conversion date (as defined) or $2.00 per share (subject to certain antidilution adjustments). (The current market price was defined as the average of the daily market prices (as defined) for the common stock for 30 consecutive trading days commencing 45 days prior to the conversion date, which is the third monthly anniversary date of the date of notice of conversion).

     At the time of ICC's statement of intent to convert, the applicable current market price (as defined in the certificate of designations for the preferred stock) was $0.075. At such price, the 2,500,000 shares of preferred stock and related unpaid dividends would have converted into 47,333,333 shares of common stock. Such conversion price was lower than the par value of our stock ($0.08), and therefore could not be used. At that time there also was not enough authorized but unissued shares to effect such a conversion.

     On September 18, 2001, we asked for and ICC agreed to a 60-day delay in order for the us to discuss the conversion price and timing of the issuance. We agreed with ICC on October 25, 2001 that it would convert its preferred stock and unpaid dividends at a conversion price of $0.34 per share of common stock. This means that 10,441,176 shares would be issued to ICC on such conversion, instead of the 47,333,333 shares that would have been issued at a $.075 conversion price. We agreed that the conversion would occur immediately following the filing of the appropriate certificate of amendment to our certificate of incorporation increasing our authorized number of shares of common stock, if such increase was approved at the 2001 annual stockholders meeting.

     At that time we also agreed to allow ICC to convert $15,000,000 of debt owed to ICC by us at the same price on the same date, which would result in the issuance of an additional 44,117,647 shares to ICC.

     We also agreed with ICC at that time that we may offer the minority shareholders the right to subscribe for a proportionate number of common shares, also at $.34 per share, in order that their interests will not be diluted. If the price of shares in any rights offering is lower than $.34 per share, we agreed that ICC will receive for no additional consideration such number of additional shares at that price per share as it would have received had it converted its preferred shares and existing debt at that conversion price and our rights offering to the minority shareholders shall be based on such new number of shares being issued to ICC; although no shares shall be issued to ICC or in any rights offering at a price less than the par value of such shares (currently $.08 per share).

     The amendment to increase our authorized number of shares of common stock was approved at the 2001 annual meeting held on November 28, 2001 and the certificate of amendment was filed with the Delaware Secretary of State on December 13, 2001.

     By an additional agreement, dated December 21, 2001, we agreed with ICC that the debt conversion would occur on that date and the conversion of the preferred stock would occur on January 2, 2002. On January 2, 2002, ICC converted 2,500,000 shares which it owned of the Company's preferred stock and $1,150,000 of related unpaid dividends into an additional 10,735,294 shares of our common stock.

     PURCHASE OF RAW MATERIALS -- We purchased $2,163,000 of raw materials from ICC in fiscal 2001, $3,145,000 in fiscal 2000, and $2,667,000 in fiscal 1999. We may in the future utilize ICC's buying power to obtain more favorable price treatment.

     LEASE FINANCING -- ICC has also assisted us in obtaining certain machinery and equipment for the expansion of our production capacity. In such cases, ICC, or its affiliates, typically acted as lessor of the equipment for which fixed monthly fees were paid by us. As a result of our general financial condition, we would not otherwise have been able to secure such leases and credit facilities in the amounts required for our continuing and planned operations. Since January 1992, we have entered into various subleases of equipment and leasehold improvements from companies affiliated with ICC, for which we paid such affiliates fixed monthly fees. Such leases had various terms, expiring at different times between 1999 and 2001. In fiscal 1999, we assumed these subleases and are now making the lease payments directly to the leasing company previously associated with ICC. Upon expiration of the term of each lease, we were entitled to purchase the equipment for a price of $1.00. We no longer lease equipment from ICC.


     SHAREHOLDER LOANS - CONVERSION TO EQUITY - In April 1999, ICC provided a term loan of $3,000,000 which was increased to $7,752,000 in July 2000 and further increased to $11,837,000 in September, 2000, and $16,404,000 in December, 2000. ICC also provided a temporary guarantee of $2,000,000 in advances under a line of credit and $4,000,000 under a term loan from two lending institutions. The term loan is secured by a subordinated pledge of all our assets behind our other secured indebtedness and is repayable in 12 monthly installments of $100,000 each commencing in February 2002 with the balance due in February 2003. Interest is payable at 1% above the prime rate (4.75% since December 2001). As we described above, on December 21, 2001, ICC converted $15,000,000 of the loan amounts owed to it, including accrued interest, into a total of 44,117,647 shares of our common stock. Since that date, ICC has made additional loans to us to ease periods of restricted cash flow. As of May 7, 2002, we owed ICC $19,533,000.


                               THE RIGHTS OFFERING

NUMBER OF RIGHTS ISSUED


     We are issuing rights to each person who was a holder of our common stock as of the close of business on May 7, 2002 (and to holders of options to acquire common stock). Such rights are being issued without charge. We are issuing 2.8 rights for each share of common stock, or for each share which may be acquired upon the exercise of options to acquire shares of common stock (whether or not vested), held on the record date. In lieu of fractional rights, rights are being rounded up to the next whole number.


ATTRIBUTES OF RIGHTS; EFFECT ON YOUR INTEREST IN THE COMPANY

     Each whole right entitles you to purchase one share of common stock for $.34.

     For example, if you owned 1,000 shares on the record date, you have the right to purchase 2,800 additional shares of our common stock for $.34 per share, for a total of $952.00. The following table sets forth how large a percentage of the company you would own before and after the rights offering, under the scenarios described below:



                                                                     % of Total Outstanding Shares
                          -------------------------------------------------------------------------------------------------
                                                                           After Rights Offering    After Rights Offering
                               Before Conversion      After Conversion     Upon Full Exercise of      Upon No Exercise
       Your Holdings               By ICC1                 By ICC2              Your Rights3          of Your Rights3
           1,000                    .00329                 .00117                    --                   .00084
           3,800                      --                     --                    .00317                   --
----------------

         1 Based on 30,414,671 outstanding shares (excluding 1,522,000 shares issuable upon exercise of options and 1,393,243 shares issuable upon conversion of convertible debentures at $48 for 8% debentures and $.41 for 8 1/4% debentures).

         2 Based on 85,267,814 outstanding shares (excluding 1,522,000 shares issuable upon exercise of options and 1,393,243 shares issuable upon conversion of convertible debentures at $48 for 8% debentures and $.41 for 8 1/4% debentures).

         3 Assuming full exercise of all offered rights and based on 119,734,990 outstanding shares excluding 1,522,000 shares issuable upon exercise of options and 1,393,243 shares issuable upon conversion of convertible debentures at $48 for 8% debentures and $.41 for 8 1/4% debentures).




     Because this offering is also being made to employees who were holders of options on May 7, 2002 but who had not exercised such options, your equity interest after this rights offering may actually be lower than your interest before the conversions.

     The rights are evidenced by transferable subscription certificates, which are being distributed contemporaneously with the delivery of this prospectus. Each rights holder is entitled to subscribe for all, or any portion of, the shares which may be acquired through the exercise of his, her or its rights.


OVER-SUBSCRIPTION PRIVILEGE

     Subject to the limitations described below, each subscription right also grants you an over-subscription privilege to purchase additional shares of common stock that are not purchased by other shareholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. Each holder who elects to exercise his or her rights in full may also subscribe for additional shares at the same subscription price per share. The number of additional shares available for the over-subscription privilege will depend on how many holders exercise their rights.

     Where there are sufficient remaining shares to satisfy all over-subscriptions, each over-subscriber will be allotted the full number of additional shares for which it subscribed.


     If the aggregate number of shares subscribed for under the over-subscription privilege exceeds the number of remaining shares, the number of remaining shares initially allotted to each over-subscriber will be the lesser of (a) the number of shares which that participant has subscribed for under the over-subscription privilege and (b) the product (disregarding fractions) obtained by multiplying the number of the remaining shares by a fraction of which the numerator is the number of shares subscribed for by that participant under the over-subscription privilege and the denominator is the aggregate number of shares subscribed for by all persons exercising their over-subscription rights. This procedure shall be repeated until either (i) the number of remaining shares is zero, or (ii) a sufficient number of shares has been apportioned to all holders to satisfy all of their exercised over-subscription privileges, whichever occurs first.


     To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted rights to purchase shares of our common stock you own individually and for shares of our common stock you own jointly with your spouse. You only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your over-subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

     When you complete the portion of the subscription certificate to exercise the over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege received in respect of shares of our common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

     If you own your shares of our common stock through your broker, dealer or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:


     o the number of shares held on May 7, 2002, the record date, on your behalf;


     o the number of rights you exercised under your basic subscription privilege;

     o that your entire basic subscription privilege held in the same capacity has been exercised in full; and

     o the number of shares of our common stock you subscribed for pursuant to the over-subscription privilege.

     Your nominee holder must also disclose to us certain other information received from you.

     Over-subscribers will be notified as soon as practicable after the expiration date of the number of additional shares, if any, allotted to them.

     WHEN DELIVERING TO THE SUBSCRIPTION AGENT THE COMPLETED RIGHTS CERTIFICATE AND PAYMENT FOR THE SHARES INITIALLY SUBSCRIBED FOR, PAYMENT MUST ALSO BE ENCLOSED FOR THE ADDITIONAL SHARES SUBSCRIBED FOR BY YOU. THE FUNDS FOR THE ADDITIONAL SHARES WILL BE PLACED IN AN ACCOUNT WITH THE SUBSCRIPTION AGENT PENDING ALLOCATION OF ANY SHARES PURSUANT THE OVER-SUBSCRIPTION PRIVILEGE, WITH ANY EXCESS FUNDS BEING RETURNED BY MAIL WITHOUT INTEREST OR DEDUCTION AS SOON AS PRACTICABLE AFTER THE EXPIRATION DATE OF THIS OFFERING.

METHOD OF OFFERING


     This rights offering is being made directly by us. We will not pay any underwriting discounts or commissions, finders fees or other remuneration in connection with any distribution of the rights offered by this prospectus other than the fees paid to the subscription agent. We estimate that the expenses of the offering will total approximately $150,000.


TREATMENT OF FRACTIONAL RIGHTS

     No fractional rights or cash in lieu of fractional rights will be issued or paid. Instead, the number of rights issued to a holder will be rounded up to the nearest whole number. A depository bank, trust company or securities broker or dealer holding shares of common stock on the record date for more than one beneficial owner may, upon delivery to the subscription agent of the certification form available from us, exchange its subscription certificate to obtain a subscription certificate for the number of rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder on the record date; no other subscription certificate may be so divided as to increase the number of rights to which the original recipient was entitled.


     We reserve the right to refuse to issue subscription certificates if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole number of rights. The subscription agent must receive the rights certificate to be surrendered for reissue no later than 5:00 p.m., New York City time, on the expiration date for this offer, which is currently June 25, 2002, after which time no new subscription certificates will be issued.

     Because the number of rights issued to each holder will be rounded up to the nearest whole number, beneficial owners of common stock who are also the holder of their shares may receive incrementally more rights under certain circumstances than beneficial owners of common stock who are not holders of their shares and who do not obtain (or cause the holder of their shares of common stock to obtain) a separate subscription certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that holders or beneficial owners of common stock who obtain a separate subscription certificate receive more rights, they will be able to subscribe for more shares pursuant to the exercise of their rights. Beneficial owners of common stock who are not holders on the record date may obtain a separate subscription certificate upon timely request to their nominee holder.


EXPIRATION DATE


     The rights will expire at 5:00 p.m., New York City time, on June 25, 2002, subject to extension at our discretion. We do not currently contemplate any extensions. We will not be obligated to honor any purported exercise of rights received by the subscription agent after the expiration date, regardless of when the documents relating to that exercise were sent, except pursuant to the guaranteed delivery procedures described below.

     We may extend the expiration date by giving oral or written notice to the subscription agent on or before the expiration date, followed by a press release no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration date. The offering will not be extended to a time later than 5:00 p.m., New York time, on June 25, 2002. AFTER THE EXPIRATION DATE, UNEXERCISED RIGHTS WILL BE NULL AND VOID.


PROCEDURE TO EXERCISE RIGHTS

     Rights holders may exercise their rights by delivering to Continental Stock Transfer & Trust Company, the subscription agent, at the address specified below, at or prior to the expiration date, the properly completed and executed subscription rights certificate or certificates evidencing those rights, with any signatures guaranteed as required, together with payment in full of the subscription price for each share of common stock being purchased. Except as provided below, a right will not be deemed exercised until the subscription agent receives both payment of the subscription price and a duly executed subscription certificate by 5:00 p.m., New York City time, on the expiration date.

     Payment may be made only by

     o check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to Continental Stock Transfer & Trust Company, as subscription agent or


     o wire transfer of funds to the account maintained by the subscription agent for the purpose of accepting subscriptions at J.P. Morgan Chase, Account # 475-501330, ABA Number 021000021 at 52 Broadway, New York, 10004 for credit to Continental Stock Transfer & Trust Company, Subscription Agent for Pharmaceutical Formulations, Inc.


     o any wire transfers should clearly identify the identity of the subscriber and a confirming telephone call made to the subscription agent at 212-509-4000, ext. 536 at the time of wiring.

     The subscription price will be deemed to have been received by the subscription agent only upon

     o    clearance of any uncertified check;

     o receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or

     o receipt of collected funds in the subscription agent's account designated above.

     Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, rights holders who wish to pay the subscription price by means of uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure that such payment is received and clears by such time and are urged to consider in the alternative payment by means of certified check, bank draft, money order or wire transfer of funds. All funds received in payment of the subscription price shall be held by the subscription agent.

     The subscription certificates and payment of the subscription price or, if applicable, notices of guaranteed delivery must be delivered by hand, mail or overnight courier to the subscription agent at the following address:

                  Continental Stock Transfer & Trust Company
                  17 Battery Place
                  New York, New York 10004
                  Attn: Reorganization Department

     The subscription agent's telephone number is (212) 509-4000, Extension 536.

     We will pay the fees and expenses of the subscription agent and have also agreed to indemnify the subscription agent from certain liabilities which it may incur in connection with the offering.


     If a rights holder wishes to exercise rights, but time will not permit such holder to cause the subscription certificates evidencing those rights to reach the subscription agent prior to the expiration date, such rights may nevertheless be exercised if all of the following conditions (the "guaranteed delivery procedures") are met:


     o the rights holder has caused payment in full of the subscription price for each share of common stock being subscribed for to be received (in the manner set forth above) by the subscription agent at or prior to the expiration date;


     o the subscription agent has received, at or prior to the expiration date, a notice of guaranteed delivery, substantially in the form provided with the instructions as to use of Pharmaceutical Formulations, Inc. subscription certificates distributed to you with the subscription certificates from a member firm or a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States (each of which is considered an eligible institution for purposes of guaranteed delivery procedures), stating the name of the exercising rights holder, the number of shares being subscribed for, and guaranteeing the delivery to the subscription agent of the subscription rights certificate(s) evidencing those rights not later than three business days following the date of the notice of guaranteed delivery; and

     o the properly completed subscription rights certificate(s) evidencing the rights being exercised, with any signatures guaranteed as required, is received by the subscription agent within three business days following the date of the related notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as subscription certificates at the address set forth above or may be transmitted to the subscription agent by telegram or facsimile transmissions (telecopier number (212) 616-7610). Additional copies of the form of notice of guaranteed delivery are available upon request from us.

     If an exercising rights holder does not indicate the number of rights being exercised, or does not forward full payment of the aggregate subscription price for the number of rights that the rights holder indicates are being exercised, then the rights holder will be deemed to have exercised its rights with respect to the maximum number of rights that may be exercised for the aggregate payment delivered by the rights holder and, to the extent that the aggregate payment delivered by the rights holder exceeds the product of the subscription price multiplied by the number of rights evidenced by the subscription certificates delivered by the rights holder, any amount remaining after application of the foregoing procedures shall be returned to the rights holder promptly by mail without interest or deduction.


     Certificates representing shares of common stock subscribed for and issued pursuant to exercise of the rights will be mailed as soon as practicable after the completion of the offering.


     A rights holder who subscribed for fewer than all of the shares represented by its subscription certificates may, under certain circumstances,

     o receive from the subscription agent a new subscription certificate representing the remaining rights; or


     o    transfer the remaining rights to a designated transferee.


     Unless a subscription certificate either provides that the shares to be issued pursuant to the exercise of the rights represented thereby are to be issued to the holder of such rights or is submitted for the account of an eligible institution, signatures on each subscription certificate must be guaranteed by an eligible institution.

     Persons who hold shares of common stock for the account of others, such as brokers, trustees or depositories for securities, should contact the respective beneficial owners of such shares as soon as possible to ascertain these beneficial owners' intentions and to obtain instructions with respect to their rights. If a beneficial owner so instructs, the record date holder of that beneficial owners' rights should complete appropriate subscription certificates and submit them to the subscription agent with the proper payment. In addition, beneficial owners of rights through such a nominee holder should contact the nominee holder and request the nominee holder to effect transactions in accordance with the beneficial owners' instructions. If a beneficial owner wishes to obtain a separate subscription certificate, he, she or it should contact the nominee as soon as possible and request that a separate subscription certificate be issued. A nominee may request any subscription certificate held by him, her or it to be split into such smaller denominations as he, she or it wishes, provided that the subscription certificate is received by the subscription agent, properly endorsed, no later than 5:00 p.m, New York City time, on the expiration date.

     THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATES SHOULD BE READ CAREFULLY AND FOLLOWED IN DETAIL. SUBSCRIPTION CERTIFICATES SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AGENT. DO NOT SEND SUBSCRIPTION CERTIFICATES TO US.

     THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT YOUR ELECTION AND RISK. IF SUBSCRIPTION CERTIFICATES AND PAYMENTS ARE SENT BY MAIL, YOU ARE URGED TO SEND SUCH MATERIALS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND YOU ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED CHECK, BANK DRAFT, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity for, and eligibility of any exercise of rights will be determined by us and our determination will be final and binding. We may, in our sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscription certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither we nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of the common stock pursuant thereto could be deemed unlawful.


     All questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus, the instructions or the notice of guaranteed delivery should be directed to us at our address and telephone number set forth below:

                 Pharmaceutical Formulations, Inc.
                 P.O. Box 1904, 460 Plainfield Avenue
                 Edison, NJ 08818
                 Attn.:  Walter Kreil
                 Tel: 732-819-3316

NO REVOCATION

     ONCE A RIGHTS HOLDER HAS PROPERLY EXERCISED HIS, HER OR ITS RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED.

METHOD OF TRANSFERRING RIGHTS

     Until the close of business on the last trading day prior to the expiration date, the rights may be bought and sold in private transactions or in normal market transactions, such as those through stockbrokers, assuming a market develops for the rights. The sale of the rights may involve the payment of a commission and applicable taxes, if any. No trading market exists as of the date of this prospectus for the rights. There is no assurance that any market for the rights will develop, or if developed, will be sustained.


     The rights evidenced by a single subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate (but not fractional rights ) may be transferred by delivering to the subscription agent a certificate properly endorsed for transfer, with instructions to register that portion of the rights indicated therein in the name of the transferee and to issue a new subscription certificate to the transferee evidencing the transferred rights. In that event, a new subscription certificate evidencing the balance of the rights will be issued to the rights holder or, if the rights holder so instructs, to an additional transferee.

     Rights holders wishing to transfer all or a portion of their rights (but not fractional rights ) should allow a sufficient amount of time prior to the expiration date for (a) the transfer instructions to be received and processed by the subscription agent; (b) new subscription certificates to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any; and (c) the rights evidenced by the new subscription certificates to be exercised or sold by the recipients thereof. Such amount of time could range from two to four business days, depending upon the method by which delivery of the subscription certificates and payment is made and the number of transactions which rights holder instructs the subscription agent to effect. Neither the Company nor the subscription agent shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date.

     A new subscription certificate will be issued to a submitting rights holder upon the partial exercise or sale of rights only if the subscription agent received a properly endorsed subscription certificate no later than 5:00 p.m. New York time, on June 18, 2002. After such time and date, no new subscription certificates will be issued. Accordingly, after such time and date, a rights holder exercising less than all of its rights will be lose the power to sell or exercise its remaining rights. A new subscription certificate will be sent by first class mail to the submitting rights holder if the subscription agent receives the properly completed subscription certificate by 5:00 p.m. New York time, on June 18, 2002. Unless the submitting rights holder makes other arrangements with the subscription agent, a new subscription certificate issued after 5:00 p.m. New York time, on June 18, 2002 will be held for pick-up by the submitting rights holder at the subscription agent's hand delivery address provided above. All deliveries of newly issued subscription certificates will be at risk of the submitting rights holder.


     Except for the fees charged by the subscription agent (which will be paid by us, as described above), all commissions, fees, and other expenses incurred in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of such commissions, fees or expenses will be paid by us or the subscription agent.

PROCEDURES FOR DTC PARTICIPANTS

     It is anticipated that the rights will be eligible for transfer through, and that the exercise of the rights may be effected through, the facilities of The Depository Trust Company (sometimes referred to by its initials, DTC). Rights which the rights holder exercises through DTC are referred to as DTC rights. In case of rights that are held of record through DTC, exercises of the rights may be effected by instructing DTC to transfer DTC rights from the DTC account of the rights holder to the DTC account of the subscription agent, together with payment of the subscription price for each share of common stock subscribed for.

DETERMINATION OF RATIO AND SUBSCRIPTION PRICE

     The $.34 per share price was used since that was the price used to convert the ICC-owned debt and preferred stock for its December 2001 and January 2002 conversions. The factor used to determine the ratio of 2.8 rights for each share of common stock is that such ratio would allow non-ICC stockholders to substantially restore their fully-diluted percentage interests to the level that existed prior to the recent ICC conversions.

     Our primary objectives in establishing the subscription price and ratio were to

     o provide our stockholders with an opportunity to make an additional investment in our company and, thus, limit the dilution of their proportionate ownership position in our company; and

     o    maximize net proceeds obtainable from the offering; and

     In approving the subscription price, the Board of Directors considered such factors as the alternatives available to us for raising capital in accordance with our capital plan, the market price of the common stock, our business prospects, the consequences of failing to raise capital and the general condition of the securities markets at such time.


     The bid and asked prices for our common stock currently, and for a long time, have been below the subscription price of $.34 per share. Bid quotations are indicative of prices that a shareholder will receive if it wishes to sell shares; asked quotations, which are indicative of prices at which a broker would sell shares, are generally higher than bid quotations. There can be no assurances, however, that the market price of the common stock will not decline during the subscription period to a level below $.34 per share, or that, following the issuance of the rights and of the common stock upon exercise of rights, a subscribing rights holder will be able to sell shares purchased in the offering at a price equal to or greater than the subscription price.


FOREIGN AND CERTAIN OTHER STOCKHOLDERS


     Subscription certificates will not be mailed to record date holders whose addresses are outside the United States and Canada or who have an APO or FPO address, but will be held by the subscription agent for each record date holder's account. To exercise their rights, such persons must request from the subscription agent the subscription certificate sufficiently in time for the completed certificate to be received by the subscription agent at or prior to 5:00 p.m., New York City time, on April 25, 2002. Such holder's rights expire at the expiration date.


EFFECT OF RIGHTS OFFERING ON OUTSTANDING CONVERTIBLE SECURITIES

     The indentures for our 8% and 8 1/4% convertible debentures provide for an adjustment to the conversion price in certain circumstances, including offerings of rights on to all of our common stockholders. The indentures do not include any provisions for adjustments in the case of a rights offering as described in this prospectus since this offering is not to all holders.

OUTSTANDING STOCK


     As of the date of this prospectus, there were 85,267,814 shares of common stock outstanding, of which holders of 10,778,979 shares are being offered rights as described in this prospectus. (ICC Industries Inc., the holder of 74,488,835 shares, is not being offered rights for the reasons described in this prospectus). In addition, holders of options eligible to purchase 1,522,000 shares of common stock are being granted rights to purchase common stock. If all of the rights being issued are exercised, a total of 34,467,741 additional shares of common stock (assuming 25,000 additional shares reflecting rounding-up of rights) will be issued. Accordingly, assuming all of the offered shares of common stock are issued, there will be 119,735,555 shares (including shares reflecting rounding up of fractional rights) of common stock outstanding after the rights offering.

     ICC currently owns approximately 87.4% of our outstanding stock. If all rights are exercised by the holders to whom rights are being issued (which does not include ICC), ICC will own approximately 62.2% of the outstanding stock


                        DESCRIPTION OF OUR CAPITAL STOCK

     The following brief description of our capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our Certificate of Incorporation and By-Laws, copies of which have been filed with the Securities and Exchange Commission.

COMMON STOCK


     We have authorized 200,000,000 shares of common stock, $.08 par value.


     Pursuant to a Certificate of Amendment filed on November 16, 1990, our common stock (which was then par value $.01 per share) was reverse split so that the holder of eight shares of $.01 par value common stock automatically became the holder of one share of $.08 par value stock. By virtue of such change, all then-existing certificates for common stock are deemed to reflect one-eighth of the number of common shares set forth on such certificate. Most of our stockholders have surrendered their certificates issued before November 16, 1990 for new certificates reflecting the post-split number of shares and par value per share but we still have some holders of old certificates. IF YOU ARE HOLDING UNEXCHANGED SHARES OF OLD COMMON STOCK, PAR VALUE $.01 PER SHARE (CUSIP NUMBER 716910104), yOU ARE ENCOURAGED TO SURRENDER YOUR CERTIFICATES FOR SUCH STOCK IN EXCHANGE FOR CERTIFICATES FOR NEW STOCK TO AVOID CONFUSION. All references in this document to common stock mean our current common stock, unless the context requires otherwise.

     Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of common stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all directors. Under the Delaware General Corporation Law, stockholders may take certain actions without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares entitled to vote. Prompt notice of the taking of ay action without a meeting by less than unanimous consent of the stockholders is required to be given to those stockholders who do not consent in writing to the action. The purpose of this provision is to facilitate action by stockholders in a way that would reduce the corporate expense associated with annual and special meetings of the stockholders. The rules of the Securities and Exchange Commission require us to send to each stockholder entitled to vote on the matter but whose consent was not obtained an information statement containing information substantially similar to that which would have been contained in a proxy statement regarding a meeting of our stockholders.

     Holders of the common stock are entitled to receive dividends as may be declared from time to time by the Board of Directors out of funds legally available, after payment of dividends required to be paid on outstanding preferred stock, if any.

     In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding, if any.

     Our common stock has no preemptive, conversion, or redemption rights and is not subject to further calls or assessments. Immediately upon consummation of the offering, all of the outstanding shares of common stock will be validly issued, fully paid and nonassessable.

PRESENTLY OUTSTANDING OPTIONS


     As of the date of this prospectus, there are outstanding options under our employee and director stock option plans to purchase 1,522,000 shares of our common stock, exercisable at prices ranging between $.15 and $.84 per share, of which options to purchase 384,368 shares are currently exercisable.


     Options granted under our 1994 Stock Option Plan include provisions accelerating the vesting schedule in the case of a defined "Change of Control." A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) the beneficial ownership, directly or indirectly, of our securities representing 20% or more of the combined voting power of our then-outstanding securities; (ii) during any period of twelve months, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election or nomination was approved by the directors in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) a person acquires beneficial ownership of our stock that, together with stock held immediately prior to such acquisition by such person, possesses more than 50% of the total fair market value or total voting power of our stock, unless the additional stock is acquired by a person possessing, immediately prior to such acquisition, beneficial ownership of 40% or more of the common stock; or
(iv) a person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) assets from us that have a total fair market value equal to or more than one-third of the total fair market value of all of our assets immediately prior to such acquisition. Notwithstanding the foregoing, for purposes of clauses (i) and (ii), a Change in Control will not be deemed to have occurred if the power to control (directly or indirectly) the management and our policies is not transferred from a person to another person; and for purposes of clause (iv), a Change in Control will not be deemed to occur if the assets of the Company are transferred: (a) to a stockholder in exchange for his stock, (b) to an entity in which we have (directly or indirectly) 50% ownership, or (c) to a person that has (directly or indirectly) at least 50% ownership of the Company with respect to its stock outstanding, or to any entity in which such person possesses (directly or indirectly) 50% ownership.

PREFERRED STOCK

     Our Board of Directors, without further action by the shareholders, is authorized to fix as to any series of preferred stock its rights, preference, privileges and restrictions.

     We have authorized 10,000,000 shares of preferred stock, par value $1.00 per share. Of this number, 3,000,000 shares are shares of Series A Cumulative Redeemable Convertible Preferred Stock, par value $1.00 per share. 2,500,000 shares of Series A Cumulative Preferred Stock were outstanding as of December 31, 2001. On January 2, 2002, the outstanding shares of Series A Cumulative Redeemable Preferred Stock and $1,150,000 of related accrued but undeclared dividends were converted into 10,735,294 shares of our common stock. None of our Series A Preferred Stock is currently outstanding.

     The holders of any outstanding Series A Preferred Stock are entitled to a dividend at the lower of $.08 per share or $1.00 times the prime rate of interest at the time of the sale of the Series A Preferred Stock, payable semiannually when declared. Dividends accumulate if not paid and we cannot declare or pay dividends on any other class of stock until dividends on the Series A Preferred Stock are paid.

     Shares of common stock would be subject to the preferences, rights and powers of any of the shares of preferred stock as described in our Certificate of Incorporation and the resolutions establishing one or more series of preferred stock.

     Holders of the preferred stock, if and when issued, will be entitled to vote as required under applicable Delaware law. Delaware law includes provisions for the voting of the preferred stock in the case of any amendment to the Certificate of Incorporation, as amended, affecting the rights of holders of the preferred stock, the payment of some stock dividends, merger or consolidation, sale of all or substantially all of our assets and dissolution. On those matters, holders of Series A Preferred Stock shall be entitled to one vote per share of Series A Preferred Stock held. Except in such statutory proceedings, the holders of shares of Series A Preferred Stock have no right to vote at, to participate in or to receive any notice of any meeting of the stockholders of the Company.

     Upon the dissolution, liquidation or winding-up of the Company (whether voluntary or involuntary), holders of the Series A Preferred Stock would receive out of the assets available for distribution to shareholders, before any payment or distribution would be made to the holders of any other class of outstanding stock, the amount of $1.00 per share held of Series A Preferred Stock plus all accrued and unpaid dividends to and including the date of payment, but would have no other preference over the distribution of assets.

     Series A Preferred Stock would be convertible at the option of the respective holders thereof at any time after 36 months after the date of issuance, into fully paid and non-assessable common stock. The conversion price would be equal to the average of the daily market prices (as defined) of the common stock for 30 consecutive trading days, commencing 45 days prior to the conversion date, subject to adjustment under certain conditions. The conversion takes place after the three months notice period expires. In the meantime, we have the right to redeem the Series A Preferred Stock. All dividends accrued and unpaid on Series A Preferred Stock to and including the conversion date would be paid either in cash or by the issuance of common stock at the then current market price per share, at our option.

     The Series A Preferred Stock may be redeemed, in whole or in part from time to time, at our election, at a redemption price per share equal to $1.00 per share held of Series A Preferred Stock, plus all accrued and unpaid dividends on such shares of Series A Preferred Stock to and including the date of redemption.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     Each nominee to the Board of Directors serves until the next Annual Meeting of Stockholders, or until his earlier resignation, removal from office, death or incapacity. The Board of Directors of the Company currently is set at five members. According to our By-Laws and the Certificate of Incorporation, the size of the Board is set by action of a majority of the whole board of directors. ICC Industries Inc. has advised us that it plans to nominate members to the Board of Directors from time to time, in accordance with the laws of the State of Delaware and our By-Laws. Nominees to the Board of Directors can be effectively chosen by ICC Industries Inc., as majority stockholder.

     Our Board of Directors elects our chairman, president, secretary and treasurer on an annual basis to serve until their successors are elected, unless they are removed. There are no family relationships among our Board of Directors or officers.

CHANGE IN CONTROL

     Section 203 of the Delaware General Corporation Law prohibits generally a public Delaware corporation from engaging in a business combination (as defined below) with an interested stockholder (as defined below) for a period of three years after the date of the transaction in which an interested stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such interested stockholder became such, either such business combination or such transaction; (ii) upon consummation of such transaction, such interested stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares) outstanding at the time the transaction commenced; or (iii) such business combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such interested stockholder). A "business combination" includes (i) mergers, consolidations and sales of other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder, (ii) certain transactions resulting in the issuance or transfer to an interested stockholder of any stock of such corporation or its subsidiaries, and (iii) certain other transactions resulting in a financial benefit to an interested stockholder. An "interested stockholder" is a person who owns (or, if such person is an affiliate or associate of the corporation, within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors and, the affiliates and associates of such person.

     Options granted under our 1994 Stock Option Plan include provisions accelerating the vesting schedule in the case of a defined "Change of Control." A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) the beneficial ownership, directly or indirectly, of our securities representing 20% or more of the combined voting power of our then-outstanding securities; (ii) during any period of twelve months, individuals who at the beginning of such period constitute the Board of Directors, and any new director whose election or nomination was approved by the directors in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; (iii) a person acquires beneficial ownership of our stock that, together with stock held immediately prior to such acquisition by such person, possesses more than 50% of the total fair market value of total voting power of our stock, unless the additional stock is acquired by a person possessing, immediately prior to such acquisition, beneficial ownership of 40% or more of the common stock; or
(iv) a person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person) assets from us that have a total fair market value equal to or more than one-third of the total fair market value of all of our assets immediately prior to such acquisition. Notwithstanding the foregoing, for purposes of clauses (i) and (ii), a Change in Control will not be deemed to have occurred if the power to control (directly or indirectly) the management and our policies is not transferred from a person to another person; and for purposes of clause (iv), a Change in Control will not be deemed to occur if the assets of the Company are transferred: (A) to a stockholder in exchange for his stock, (B) to an entity in which we have (directly or indirectly) 50% ownership, or (C) to a person that has (directly or indirectly) at least 50% ownership of the Company with respect to its stock outstanding, or to any entity in which such person possesses (directly or indirectly) 50% ownership.

TRANSFER AGENT AND REGISTRAR

     Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004 is the transfer agent and registrar for our common stock.

                              PLAN OF DISTRIBUTION


     We intend to distribute rights and copies of this prospectus to those persons who were stockholders (other than ICC) and employee option on May 7, 2002 (the record date) promptly following the effective date of the registration statement of which this prospectus forms a part.


     We will pay the fees and expenses of the subscription agent, which is Continental Stock Transfer and Trust Company.

     Certain of our employees, officers or directors may solicit responses from you to the rights offering, but such individuals will not receive any commissions or compensation for such services other than their normal employment compensation.

     We have not engaged any financial advisor for solicitation of the exercise of rights or to provide advice to the Board of Directors regarding terms, structure or timing of the rights offering. We have not agreed to enter into any standby or other arrangements to purchase any rights or any share of common stock except as otherwise disclosed in this prospectus. In addition, we have not entered into any agreements regarding stabilization activities with respect to our securities.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary is a general discussion of the material anticipated federal income tax consequences of the issuance and the exercise, sale or lapse of the rights. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as of the date of this prospectus, and all of which are subject to change, possibly on a retroactive basis.

     This summary is limited to those persons who have held the common stock, and will hold the rights and any shares acquired upon the exercise of rights, as "capital assets" within the meaning of section 1221 of the Code. The following does not consider federal income tax consequences of the offering that may be relevant to particular classes of stockholders, such as banks, insurance companies and foreign individuals and entities, or to holders of options that received such options in their capacity as employees, directors or otherwise in connection with the performance of services. In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

     You are urged to consult with your tax advisors to determine the particular tax consequences to you of the issuance and the exercise, sale or lapse of your rights (including the applicability and effect of any federal estate, state, local or foreign tax laws, and of any change in applicable tax laws).

ISSUANCE OF RIGHTS

     This distribution of stock rights is not being made with respect to all holders of our common stock and convertible securities. Therefore, this distribution will be taxed in the same manner as a distribution of property that is not stock or a right to purchase stock.

     We do not have any accumulated earnings and profits and anticipate that we will not have any earnings and profits for our current tax year (calculated in each case for federal income tax purposes). If our anticipation is correct, the distribution of the rights will not result in currently taxable dividend income to you. However, you will be required to reduce your basis in your common stock (but not below zero) by an amount equal to the fair market value of the rights, determined on the date the rights are distributed. To the extent the fair market value of the rights you receive exceeds the basis in your common stock, you will have taxable capital gain income equal to such excess.

     If, contrary to our anticipation, we have earnings and profits in our current tax year, then you will have taxable dividend income equal to the fair market of the rights you receive, but only to the extent of your allocable portion of our current or accumulated earnings and profits. Your basis in the common stock with respect to which the rights are received would be reduced (but not below zero) by the excess, if any, of the fair market value of the rights received over your allocable portion of our current or accumulated earnings and profits, and the remainder, if any, of such excess would be treated as taxable capital gain.

BASIS AND HOLDING PERIOD OF THE RIGHTS

     Your basis in the rights that you receive pursuant to this offering will be equal to the fair market value of the rights, determined on the date the rights are distributed to you, and the holding period of such rights will begin with and include the date of such distribution.

TRANSFER OF RIGHTS

     If you sell your rights, you will generally recognize gain or loss equal to the difference between the amount realized and the basis of the rights sold. Such gain or loss will be a short-term capital gain or loss if the common stock obtainable upon the exercise of the rights would be a capital asset in your hands.

EXPIRATION OF THE RIGHTS

     If you allow your rights to expire unexercised, you will recognize a loss equal to your basis in such expired rights. Any loss recognized on the expiration of the rights will be a short-term capital loss if the common stock obtainable upon the exercise of the rights would be a capital asset in your hands.

EXERCISE OF THE RIGHTS, BASIS AND HOLDING PERIOD OF ACQUIRED SHARES

     You will not recognize any gain or loss upon the exercise of your rights. The basis of each share of common stock acquired by you through exercise of the rights will be equal to the sum of the subscription price paid for such shares and the basis of the rights exercised. The holding period for the common stock acquired through exercise of the rights will begin on the date the rights are exercised.

POTENTIAL LIMITATION ON USE OF TAX ATTRIBUTES

     Certain provisions of the Code could limit our ability to use net operating loss carryforwards and other tax attributes following changes in the ownership of the company.

     Although the issuance of the rights will not trigger these limitations, future events beyond our control, such as transactions in common stock or other ownership interests, or rights to acquire common stock or other ownership interests, could result in the application of these limitations. Therefore there can be no assurance that our net operation loss carryforwards and other tax attributes will be available to reduce the tax otherwise payable on future income which we earn.

                         SHARES ELIGIBLE FOR FUTURE SALE


     Of the 85,267,814 shares outstanding as of May 7, 2002, 10,199,744 shares are freely tradeable. In addition, if all of our outstanding convertible securities are exercised, we will have outstanding an additional 1,393,243 shares of common stock. All of such additional shares will be freely tradeable, without restriction or further registration under the Securities Act, unless owned by a person deemed to be an affiliate (in general, a director, officer or principal stockholder of the Company), which shares will then be subject to the resale limitations of Rule 144 adopted under the Securities Act. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with such affiliate), who has owned restricted shares of common stock beneficially for at least two years, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on the National Association of Securities Dealers Automatic Quotation System (called Nasdaq) or a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.


                                  LEGAL MATTERS

     Stroock & Stroock & Lavan LLP, New York, New York, our counsel, will issue an opinion with respect to the validity of the shares of common stock offered in this prospectus.

                                     EXPERTS

     The financial statements and schedule included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at:

     o the principal office of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and

     o the Securities and Exchange Commission's Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Copies of these materials can also be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to the shares of common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the common stock being offered, reference is made to the Form S-1 registration statement and the exhibits and schedules.

     The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus. Our descriptions in this prospectus concerning the contents of any contract, agreement or document are not necessarily complete.

     Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete description of the matter involved.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE

Years Ended July 3, 1999, July 1, 2000 and June 30, 2001:

     Report of Independent Certified Public Accountants                      F-1
     Consolidated Balance Sheets at July 1, 2000 and June 30, 2001           F-2
     Consolidated Statements of Operations for the three years ended
          June 30, 2001                                                      F-4
     Consolidated Statements of Stockholders' Equity (Deficiency) for
          the three years ended June 30, 2001                                F-5
     Consolidated Statements of Cash Flows for the three years ended
          June 30, 2001                                                      F-6
     Notes to Consolidated Financial Statements                              F-8

Financial Statement Schedule:

     Report of Independent Certified Public Accountants on Financial
          Statement Schedule                                                F-28
     Schedule II--Valuation and Qualifying Accounts for the three years
          ended June 30, 2001                                               F-29

Six Months Ended December 29, 2001 (unaudited):
     Consolidated Balance Sheet at December 29, 2001                        F-30
     Consolidated Statements of Operations for the six
          months ended December 29, 2001  and December 30, 2000             F-32
     Consolidated Statements of Cash Flows for the six
          months ended December 29, 2001 and December 30, 2000              F-34
     Notes to Condensed Consolidated Financial Statements                   F-35

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
Pharmaceutical Formulations, Inc.

We have audited the accompanying consolidated balance sheets of Pharmaceutical Formulations, Inc. and subsidiaries as of June 30, 2001 and July 1, 2000, and the related consolidated statements of operations, changes in stockholders' (deficiency) and cash flows for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pharmaceutical Formulations, Inc. and subsidiaries as of June 30, 2001 and July 1, 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

/S/BDO SEIDMAN, LLP
-------------------

BDO Seidman, LLP
Woodbridge, New Jersey
September 24, 2001

                              PHARMACEUTICAL FORMULATIONS, INC. AND SUBSIDIARIES
                                                     CONSOLIDATED BALANCE SHEETS

                                                     June 30, 2001 July 1, 2000
---------------------------------------------------- ------------- ------------
Assets
Current assets:
CASH                                                 $      83,000 $    130,000

ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL
  ACCOUNTS OF $706,000 AND $406,000                      7,034,000   11,947,000

INVENTORIES                                             10,950,000   14,810,000

PREPAID EXPENSES AND OTHER CURRENT ASSETS                1,107,000      892,000
---------------------------------------------------- ------------- ------------
TOTAL CURRENT ASSETS                                    19,174,000   27,779,000

Property, plant and equipment, net                      13,110,000   15,917,000

OTHER ASSETS                                               639,000      869,000
---------------------------------------------------- ------------- ------------
                                                     $  32,923,000 $ 44,565,000
---------------------------------------------------- ------------- ------------
LIABILITIES AND STOCKHOLDERS' (DEFICIENCY)
Current liabilities:
CURRENT PORTION OF CAPITAL LEASE OBLIGATIONS         $   2,009,000 $  2,280,000

CURRENT PORTION OF LONG-TERM DEBT                       14,693,000    1,684,000

DUE TO ICC INDUSTRIES INC.                               6,533,000    4,058,000

ACCOUNTS PAYABLE                                        11,134,000   14,488,000

ACCRUED EXPENSES                                         2,575,000    2,704,000
---------------------------------------------------- ------------- ------------
TOTAL CURRENT LIABILITIES                               36,944,000   25,214,000
---------------------------------------------------- ------------- ------------
LONG-TERM CAPITAL LEASE OBLIGATIONS, LESS
  CURRENT MATURITIES                                     6,048,000    4,464,000
---------------------------------------------------- ------------- ------------
LONG-TERM DEBT, LESS CURRENT MATURITIES:

  REVOLVING/TERM LOANS                                               14,187,000

  Convertible debentures                                              4,329,000

  Note payable to ICC Industries Inc.                   15,904,000    7,752,000
---------------------------------------------------- ------------- ------------
     TOTAL LONG-TERM DEBT, LESS CURRENT MATURITIES      15,904,000   26,268,000
---------------------------------------------------- ------------- ------------
COMMITMENTS AND CONTINGENCIES
---------------------------------------------------- ------------- ------------
STOCKHOLDERS' (DEFICIENCY):

PREFERRED STOCK, PAR VALUE $1.00 PER SHARE;
  10,000,000 SHARES AUTHORIZED;
  2,500,000 SHARES ISSUED AND OUTSTANDING               2,500,000     2,500,000

COMMON STOCK, PAR VALUE $.08 PER SHARE;
  40,000,000 SHARES AUTHORIZED;
  30,329,671 SHARES ISSUED AND OUTSTANDING;             2,427,000     2,427,000

CAPITAL IN EXCESS OF PAR VALUE                         37,534,000    37,534,000

ACCUMULATED DEFICIT                                   (68,434,000)  (53,842,000)
----------------------------------------------------- ------------- ------------
TOTAL STOCKHOLDERS' (DEFICIENCY)                      (25,973,000)  (11,381,000)
----------------------------------------------------- ------------- ------------
                                                      $32,923,000   $44,565,000
----------------------------------------------------- ------------- ------------

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                            PHARMACEUTICAL FORMULATIONS, INC.
                                                             AND SUBSIDIARIES


                                         CONSOLIDATED STATEMENTS OF OPERATIONS


Years ended                                                   JUNE 30, 2001          July 1, 2000        July 3, 1999
------------------------------------------------------- --------------------- ---------------------- -------------------
 Gross sales                                                  $ 51,777,000         $  82,869,000           $ 89,821,000
 LESS:  SALES DISCOUNTS AND ALLOWANCES                           2,620,000             6,290,000              7,647,000
 ------------------------------------------------------- --------------------- ---------------------- -------------------
 NET SALES                                                      49,157,000            76,579,000             82,174,000
 ------------------------------------------------------- --------------------- ---------------------- -------------------
 COST AND EXPENSES:
 Cost of goods sold                                             46,887,000            63,390,000             70,970,000
 Selling, general and administrative                            10,961,000            11,892,000             14,547,000
 Research and development                                          443,000               537,000                667,000
 ------------------------------------------------------- --------------------- ---------------------- -------------------
                                                                58,291,000            75,819,000             86,184,000
 ------------------------------------------------------- --------------------- ---------------------- -------------------
 INCOME (LOSS) FROM OPERATIONS                                  (9,134,000)              760,000             (4,010,000)
 ------------------------------------------------------- --------------------- ---------------------- -------------------
 OTHER EXPENSES (INCOME):
 Interest expense                                                5,208,000             4,904,000              4,675,000
 Lawsuit settlement                                                                                           1,179,000
 Other, net                                                        250,000               (94,000)              (128,000)
 ------------------------------------------------------- --------------------- ---------------------- -------------------
                                                                 5,458,000             4,810,000              5,726,000
 ------------------------------------------------------- --------------------- ---------------------- -------------------
 (LOSS) BEFORE INCOME TAXES (BENEFIT)                          (14,592,000)           (4,050,000)            (9,736,000)
 INCOME TAXES (BENEFIT)                                                                3,868,000             (3,171,000)
 ------------------------------------------------------- --------------------- ---------------------- -------------------
 NET (LOSS)                                                    (14,592,000)           (7,918,000)            (6,565,000)
 PREFERRED STOCK DIVIDEND REQUIREMENT                              200,000               200,000                200,000
 ------------------------------------------------------- --------------------- ---------------------- -------------------
 NET (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS              $ (14,792,000)        $  (8,118,000)          $ (6,765,000)
 ------------------------------------------------------- --------------------- ---------------------- -------------------
 NET (LOSS) PER COMMON SHARE:
 Basic and diluted                                           $       (0.49)        $       (0.26)          $      (0.22)
 ------------------------------------------------------- --------------------- ---------------------- -------------------
 Basic and diluted average common shares outstanding            30,330,000            30,265,000             30,253,000
 ------------------------------------------------------- --------------------- ---------------------- -------------------


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                              PHARMACEUTICAL FORMULATIONS, INC.
                                                              AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIENCY)


 Years ended June 30, 2001, July 1, 2000, and July 3, 1999
------------------------------ ----------------------------------------------------------------------------------------------------
                                   Preferred Stock                     Common Stock
                           --------------------------------  ------------------------------      Capital in
                             Shares issued    Amount at par   Shares issued    Amount at Par     Excess of Par        Accumulated
                                                  value                            Value             Value               Deficit
 ------------------------- ----------------- --------------  --------------  ---------------     ----------------- -----------------
 Balance, June 30, 1998        2,500,000        $2,500,000     30,253,320       $2,421,000         $37,493,000       $(39,359,000)
 NET LOSS                                                                                                             (6,565,000)
 ------------------------- ----------------- --------------  --------------  ---------------     ----------------- -----------------
 Balance, July 3, 1999         2,500,000        2,500,000      30,253,320        2,421,000         37,493,000         (45,924,000)
 CONVERSION OF DEBENTURES                                        76,351            6,000             41,000
 NET LOSS                                                                                                             (7,918,000)
 ------------------------- ----------------- --------------  --------------  ---------------     ----------------- -----------------
 Balance, July 1, 2000         2,500,000        2,500,000      30,329,671        2,427,000         37,534,000         (53,842,000)
 Net loss                                                                                                             (14,592,000)
 ------------------------- ----------------- --------------  --------------  ---------------     ----------------- -----------------
 Balance, June 30, 2001        2,500,000        $2,500,000     30,329,671       $2,427,000         $37,534,000       $(68,434,000)
 ------------------------- ----------------- --------------  --------------  ---------------     ----------------- -----------------


             SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                              PHARMACEUTICAL FORMULATIONS, INC.
                                                               AND SUBSIDIARIES
                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended                                                                  JUNE 30, 2001        July 1, 2000        July 3, 1999
------------------------------------------------------------------------ -------------------- ------------------- ------------------
Cash flows from operating activities:
NET (LOSS)                                                                  $ (14,592,000)      $  (7,918,000)       $ (6,565,000)
ADJUSTMENTS TO RECONCILE NET (LOSS) TO NET CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES:
DEPRECIATION AND AMORTIZATION                                                   3,086,000           3,193,000           2,895,000
AMORTIZATION OF BOND DISCOUNT AND DEFERRED FINANCING COSTS                        553,000             405,000             300,000
AMORTIZATION OF DEFERRED GAIN ON SALE OF BUILDING                                (159,000)            (94,000)            (95,000)
DEFERRED INCOME TAXES                                                                               3,756,000          (2,224,000)
CHANGES IN CURRENT ASSETS AND LIABILITIES:
(INCREASE) DECREASE IN ACCOUNTS RECEIVABLE                                      4,913,000           4,653,000          (1,739,000)
DECREASE IN INVENTORIES                                                         3,860,000           3,106,000           2,180,000
(INCREASE) DECREASE IN OTHER CURRENT ASSETS                                      (377,000)            376,000            (476,000)
(INCREASE) DECREASE IN INCOME TAX RECEIVABLE                                                          947,000            (947,000)
Increase in deferred gain on sale / leaseback                                                                             170,000
INCREASE (DECREASE) IN ACCOUNTS PAYABLE, ACCRUED EXPENSES AND INCOME
TAXES PAYABLE                                                                    (849,000)         (3,474,000)          1,588,000
------------------------------------------------------------------------    -----------------   ---------------     ----------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                            (3,565,000)          4,950,000          (4,913,000)
------------------------------------------------------------------------    -----------------   ---------------     ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment, net                                   (117,000)           (474,000)            (90,000)
Decrease (increase) in other assets                                               180,000            (461,000)            126,000
------------------------------------------------------------------------    -----------------   ---------------     ----------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                63,000            (935,000)             36,000
------------------------------------------------------------------------    -----------------   ---------------     ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings (repayments) of long-term debt and line of credit                    2,142,000          (1,258,000)          5,349,000
Borrowings (repayments) of capital leases                                      (2,687,000)         (2,749,000)         (2,958,000)
Refinancing of capital leases                                                   4,000,000                               2,000,000
------------------------------------------------------------------------    -----------------   ---------------      ---------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                             3,455,000          (4,007,000)          4,391,000
------------------------------------------------------------------------    -----------------   ---------------      ---------------
Net increase (decrease) in cash                                                   (47,000)              8,000            (486,000)
Cash and equivalents, beginning of year                                           130,000             122,000             608,000
------------------------------------------------------------------------    -----------------   ---------------      ---------------
Cash and equivalents, end of year                                           $      83,000        $    130,000        $    122,000
------------------------------------------------------------------------    -----------------   ---------------      ---------------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        PHARMACEUTICAL FORMULATIONS, INC.
                        AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   1.       NATURE OF THE BUSINESS    Pharmaceutical Formulations, Inc. (the
            AND RELATED PARTIES       "Company") is primarily engaged in the
                                       manufacture and distribution of
                                       over-the-counter solid dosage
                                       pharmaceutical products in tablet, caplet and capsule form, which are sold under customers' private labels. The Company also supplies bulk products to secondary distributors and re-packers as well as smaller competitors who do not have sophisticated research and development departments. It also engages in contract manufacturing of selected branded products for well-known major pharmaceutical companies. The Company also is engaged in the testing and research and development of new drug and health care products. In September 1991, the Company entered into an option agreement with ICC Industries Inc. ("ICC"), which, as amended (the "Option Agreement"), provided for options and related preemptive rights to acquire a total of 64.7% of the number of shares of the Company's common stock outstanding after exercise of all options. ICC has exercised all of its options and certain preemptive rights and miscellaneous options pursuant to the Option Agreement. The number of shares issued to ICC through June 30, 2001 was 19,635,894 at option prices ranging from $.1036 to $.75 per share. In the event of any future issuance of shares of common stock of the Company pursuant to the exercise of existing options, warrants, conversion rights and other rights as they existed at September 24, 1992 ("Outstanding Rights"), issuance of common stock in settlement of the Company's outstanding debts as of September 24, 1992, or issuance of shares of stock to key management, ICC shall be entitled to acquire additional shares to maintain the ownership percentage it holds immediately before such shares of common stock are issued. ICC's exercise price for the shares is the lesser of $.25 or the exercise price or conversion price of the Outstanding Rights as the case may be. No preemptive rights were exercised by ICC in 1999, 2000 and 2001. In connection with the Option Agreement, several key employees were granted, and have the right in the future to receive, shares of the Company's common stock.

                                       ICC supplies certain inventory and has,
                                       in the past, provided equipment financing to the Company. In addition to making advances to the Company ICC has provided a term loan which totals $16,404,000 at June 30, 2001.

                                      The following transactions with ICC, are reflected in the consolidated financial statements as of or for the years ended June 30, 2001, July 1, 2000 and July 3,
                                      1999: YEARS ENDED JUNE 30, 2001 July 1,
                                      2000 July 3, 1999

 ----------------------------------------------------------------------------------------------------------------------------------
                                      Inventory purchases                $    2,163,000      $    3,145,000       $    2,667,000
                                      Services and finance fees               1,656,000             720,000              277,000
                                      Accounts payable                        6,533,000           3,598,000            2,639,000
                                      Note payable                           16,404,000           7,752,000            3,000,000
 ----------------------------------------------------------------------------------------------------------------------------------

2.       Financial                     For the fiscal year ended June 30, 2001,
         Results                       the Company incurred a net loss of
         and Liquidity                 $14,592,000.

                                       ICC has demonstrated its confidence in
                                       the Company's management and business
                                       plan by the provision of loans to the
                                       Company, replacing loans from its
                                       asset-based lenders, and providing the
                                       Company with working capital.

                                       The Company's revenues continued to be
                                       effected by the deteriorated customer
                                       relationships resulting in part from the Company's computer and system's conversion and product delivery problems which occurred in fiscal 1999.

                                       The Company is addressing customer
                                       relationship issues and has begun the
                                       process of rebuilding its sales base
                                       through the initiatives detailed below.
                                       On a quarter to quarter comparison, sales have grown for the quarter ended June 30, 2001 for the first time in six quarters since the quarter ended January 1, 2000. The Company has begun implementing its plan to increase revenues and improve operational efficiencies to restore profitability. As part of these initiatives, the Company has undertaken the following:


                                        o  During calendar year 2000, the
                                           Company initiated major restructuring
                                           in its management team, culminating
                                           in the appointment of James Ingram as
                                           President of the Company as of
                                           October 9, 2000.


                                        o  In December 2000, certain assets were
                                           refinanced, providing an additional
                                           infusion of cash to improve
                                           operations, provide additional
                                           working capital and support new
                                           product launches. The refinancing was
                                           done with the support of the
                                           Company's principal stockholder, ICC
                                           Industries Inc., which has agreed to
                                           continue to provide ongoing financial
                                           support to the Company where
                                           necessary and provided a $4 million
                                           guarantee in connection with a new
                                           capital lease.

                                        o  Within its sales, general and
                                           administrative expenses, the Company
                                           incurred in excess of $1 million in
                                           non-recurring charges related to
                                           changes in conjunction with the
                                           ongoing initiatives.

                                        A new operational and financial
                                        restructuring plan has been
                                        formulated to cover fiscal 2002. This
                                        operational plan includes the following:

                                        o  Expanding custom manufacturing for
                                           some major pharmaceutical companies.
                                           Purchase orders have been received
                                           subsequent to June 30, 2001, which
                                           indicate this portion of the business
                                           should increase from its current
                                           levels.

                                        o  Eliminating several unprofitable
                                           product lines consisting mainly of
                                           items purchased from third parties
                                           and repackaged end products for
                                           smaller customers. The Company
                                           continues to evaluate product line
                                           and customer profitability.

                                        o  Increasing its business supplying
                                           other manufacturers with bulk tablets
                                           and capsules, taking advantage of
                                           higher volumes and better margins.

                                        o  Exploring opportunities to expand its
                                           product line through joint venture
                                           marketing agreements.

                                        o  Exploring opportunities to expand its
                                           international sales.

                                       These objectives, along with sustaining
                                       market share and increasing sales are
                                       projected to be driven by:

                                        o  Re-establishing strong relationships
                                           within the Company's distribution
                                           network.

                                        o  Controlling and reducing, where
                                           appropriate, fixed and variable
                                           expenses.

                                        o  Eliminating unprofitable product
                                           lines and customers.

                                        o  Managing inventory levels more
                                           efficiently.

                                        o  Improving manufacturing efficiencies.

                                        o  Shortening delivery time.

                                        o  Filing ANDAs for new products as
                                           they come to the OTC Market.

                                        o  Obtaining marketing rights for
                                           products produced by other generic
                                           pharmaceutical manufacturers.

                                       The Company believes that cash flow from revolving credit and equipment and term loan financing plus continued financial support from ICC will be sufficient to fund the Company's currently anticipated working capital, capital spending and debt service requirements during the 2002 fiscal year. The Company's revolving credit facility with a lending institution has been extended through December 31, 2001 and ICC continues to provide additional financial support. No assurance can be given that any further extension, renewal, replacement or refinancing can be successfully accomplished. However, ICC has committed to provide the Company with the necessary financing to continue its operations through December 31, 2002.

3.       SUMMARY OF                    The accompanying consolidated financial
         SIGNIFICANT                   statements include the accounts of the
         ACCOUNTING POLICIES           Company and its wholly-owned
                                       subsidiaries. All references to the
                                       "Company" include its wholly-owned
                                       subsidiaries. All significant
                                       inter-company accounts and transactions
                                       have been eliminated.

                                       FISCAL YEAR

                                       Effective in the fourth quarter of fiscal
                                       1999, the Company changed its fiscal
                                       year-end to the 52 or 53-week period
                                       which ends on the Saturday closest to
                                       June 30. There were 52 weeks in each of
                                       the three years in the period ended June
                                       30, 2001.

                                       CASH EQUIVALENTS

                                       Cash equivalents consist of short-term,
                                       highly liquid investments, with a
                                       maturity of three months or less.

                                       INVENTORIES

                                       Inventories are stated at the lower of
                                       cost or market with cost determined on a first in, first out (FIFO) basis.

                                       PROPERTY, PLANT AND EQUIPMENT

                                       Property, plant and equipment are stated at cost. Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets (five to fifteen years).

                                       REVENUE RECOGNITION

                                       Sales of products are recorded when
                                       products are shipped to customers.
                                       Estimated sales returns and allowances
                                       are accrued at the time revenues are
                                       recorded.

                                       EARNINGS PER SHARE

                                       The Company accounts for earnings per
                                       share under the provisions of Statement
                                       of Financial Accounting Standards
                                       ("SFAS") No. 128, "Earnings Per Share",
                                       which requires a dual presentation of
                                       basic and diluted earnings per share.
                                       Basic earnings per share excludes
                                       dilution and is computed by dividing
                                       income available to common stockholders
                                       by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed assuming the conversion of convertible preferred stock and the exercise or conversion of common equivalent shares, if dilutive, consisting of unissued shares under options and warrants.

                                       Basic and diluted losses per share are
                                       the same in each of the three years in
                                       the period ended June 30, 2001 because
                                       the impact of dilutive securities is
                                       anti-dilutive.

                                       CONCENTRATION OF CREDIT RISK

                                       Financial instruments that potentially
                                       subject the Company to credit risk
                                       consist principally of trade receivables.
                                       The Company extends credit to a
                                       substantial number of its customers and
                                       performs ongoing credit evaluations of
                                       those customers' financial condition
                                       while, generally, requiring no
                                       collateral. Customers that have not been extended credit by the Company are on a cash in advance basis only. At June 30, 2001, approximately 48% of the accounts receivable balance was represented by six customers.

                                       INCOME TAXES

                                       The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns.

                                       USE OF ESTIMATES

                                       The preparation of financial statements
                                       in conformity with generally accepted
                                       accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                       LONG-LIVED ASSETS

                                       Effective July 1, 1996, the Company
                                       adopted SFAS No. 121, "Accounting for the
                                       Impairment of Long-Lived Assets and
                                       Long-Lived Assets Being Disposed Of,"
                                       which provides guidance on how and when
                                       impairment losses are recognized on
                                       long-lived assets based on non-discounted cash flows. No impairment losses have occurred through June 30, 2001.

                                       STOCK BASED COMPENSATION

                                       Effective July 1, 1996, the Company
                                       adopted SFAS No. 123, "Accounting for
                                       Stock-Based Compensation." The Company
                                       chose to apply Accounting Principle Board
                                       Opinion 25 and related interpretations in accounting for its stock options granted to employees.

                                       SHIPPING AND HANDLING COSTS

                                       During fiscal year 2001, the Company
                                       adopted Emerging Issue Task Force (EITF)
                                       00-10, "Accounting for Shipping and
                                       Handling Fees and Costs". Shipping and
                                       handling costs charged to customers are
                                       included in the Company's net sales. All other shipping and handling costs, which approximated $1,400,000 in fiscal 2001, were charged to selling and shipping expenses. Revenues from shipping and handling are not significant.

                                       NEW ACCOUNTING PRONOUNCEMENTS

                                       In July 2001, SFAS No. 141, Business
                                       Combinations and SFAS No. 142, Goodwill
                                       and Other Intangible Assets were issued.
                                       SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. SFAS 142 is required to be applied for fiscal years beginning after December 15, 2001. Currently, the Company has not recorded any goodwill and will assess how the adoption of SFAS 141 and SFAS 142 will impact its financial positions and results of operations in any future acquisitions.

                                       The Company adopted EITF 00-25, "Vendor
                                       Income Statement Characterization of
                                       Consideration from a Vendor to a
                                       Retailer". The impact of adopting this
                                       policy had an immaterial effect on the
                                       Company's net sales.

                                       FAIR VALUE AND FINANCIAL INSTRUMENTS

                                       Financial instruments of the Company
                                       include long-term debt. Based upon the
                                       current borrowing rates available to the Company, estimated fair values of the revolving credit and term loans (see Note
                                       7) approximate their recorded carrying
                                       amounts. It was not deemed practical to
                                       determine the estimated fair value of the remaining debt. The carrying amounts for cash, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value due to the short maturity of these items.

                                       COLLECTIVE BARGAINING AGREEMENT

                                       Substantially all of the Company's
                                       non-management employees are covered by a collective bargaining agreement, which expires in October 2001.

  4.     COSTS RELATED TO              In order to upgrade services to
         COMPUTER SYSTEM               customers, improving operating
         CONVERSION                    efficiencies and insure year 2000
                                       compliance, the Company, during fiscal
                                       1999, installed and implemented a new
                                       integrated computer system. This major
                                       system conversion caused serious
                                       disruptions in inventory control,
                                       shipping, production and planning
                                       resulting in reduced sales and increased cost of sales. In addition, the Company experienced delays in billings and collections that required an increase in borrowing levels resulting in additional interest expense. The Company was not able to identify all of the additional costs related to the conversion to the new computer system.

  5.     INVENTORIES                   Inventories consist of the following:

                                                                  JUNE 30, 2001    July 1, 2000
                                       --------------------     ------------------ --------------
                                       Raw materials            $   3,664,000       $  3,967,000
                                       Work in process                735,000            914,000
                                       Finished goods               6,551,000          9,929,000
                                       --------------------     ------------------ --------------
                                                                $  10,950,000       $ 14,810,000
                                       --------------------     ------------------ ---------------

6.       PROPERTY, PLANT               Property, plant equipment consist of the
         AND EQUIPMENT                 following:

                                                                       JUNE 30, 2001         July 1, 2000
                                       ------------------------     -------------------    ------------------
                                       Land and building            $   8,348,000          $   8,348,000
                                       Leasehold improvements           5,851,000              6,783,000
                                       Machinery and equipment         24,272,000             23,346,000
                                       Other                              365,000                296,000
                                       ------------------------     -------------------    -----------------
                                                                       38,836,000             38,773,000
                                       Less:  Accumulated
                                              depreciation
                                              and amortization         25,726,000             22,856,000
                                       ------------------------     -------------------    -----------------
                                                                    $  13,110,000            $15,917,000
                                       ------------------------     -------------------    -----------------

                                       The net book value of property, plant and equipment under capital leases was $10,371,000 and $9,572,000 at June 30,
                                       2001 and July 1, 2000, respectively.


  7.     LONG-TERM DEBT AND            Long-term debt and capital lease
         CAPITAL LEASE                 obligations consist of the following:
         OBLIGATIONS

                                                                           JUNE 30, 2001       July 1, 2000
                                       -------------------------- ------------- --------------  --------------  -------------
                                                                   LONG-TERM      CAPITAL         Long-Term       Capital
                                                                      DEBT        LEASES           Debt            Leases
                                       -------------------------- ------------- --------------  --------------  -------------
                                       Revolving/term loans (a)    $8,917,000                    $15,347,000
                                       Term loan due ICC (b)       16,404,000                      7,752,000
                                       Convertible subordinated
                                         debentures, $1,000
                                         face value less
                                         unamortized discount
                                         of $798,000 and
                                         $1,300,000 (c)             4,263,000                      3,760,000
                                       Convertible subordinated
                                         debentures, $528,000
                                         face value (d)               613,000                        613,000
                                       New Jersey Economic
                                       Develop-ment Authority
                                         Loan (e)                     400,000                        480,000
                                       Building sale/leaseback
                                         (f)                                      $3,236,000                       $4,033,000
                                       Capital equipment lease
                                         obligations (g)                           4,821,000                        2,711,000
                                       -------------------------- ------------- --------------  ----------------  -------------
                                                                   30,597,000      8,057,000      27,952,000        6,744,000
                                       Less Current portion:       14,693,000      2,009,000       1,684,000        2,280,000
                                       -------------------------- ------------- --------------  ----------------  -------------
                                                                  $15,904,000     $6,048,000     $26,268,000       $4,464,000
                                       -------------------------- ------------- --------------  ----------------  -------------

                                        a) On August 7, 1998, the Company
                                           modified its line of credit and
                                           equipment term loan with its lending
                                           institution. The maximum available
                                           funds under this modification are
                                           $25,000,000. Advances under the
                                           revolving loans are limited to the
                                           sum of eligible accounts receivable
                                           and up to $12,500,000 of eligible
                                           inventory, as defined. In addition,
                                           on May 19, 2000, the line was further
                                           amended to provide up to a $2,500,000
                                           advance beyond borrowing formulas
                                           which is guaranteed by ICC. Such
                                           advances are to be repaid in monthly
                                           installments of $100,000. The term
                                           loan was refinanced in 1998 to a
                                           total of $1,200,000 and is payable in
                                           36 monthly installments of $30,000,
                                           with the balance due on August 7,
                                           2001. The term loan and the revolving
                                           loan are secured by substantially all
                                           of the assets of the Company.
                                           Interest, payable monthly, at the
                                           prime rate, minus 3/4% was increased
                                           by 2% effective April 1, 1999
                                           resulting from the modification of
                                           certain contractual ratios. In August
                                           2001, the revolving credit facility
                                           was modified and extended through
                                           December 31, 2001 at an interest rate
                                           of prime + 2% (8.75% at June 30,
                                           2001) of which $2,000,000 is
                                           guaranteed by ICC with the maximum
                                           funds available being $10,000,000. In
                                           December 2000, the term loan was
                                           refinanced by another lender.

                                           The loan agreement contains certain
                                           covenants, which, among other things,
                                           prohibit the Company from making
                                           dividend payments and limit the
                                           Company's annual capital
                                           expenditures.

                                        b) On December 31, 2000, the Company
                                           entered into a term loan and security
                                           agreement with ICC for $16,404,000
                                           with interest payable monthly at 1%
                                           above the prime rate (7.75% at June
                                           30, 2001). The loan is secured by a
                                           secondary security interest in all
                                           the assets of the Company. Principal
                                           payments are to commence in February
                                           2002 at $100,000 per month with a
                                           final payment of $15,204,000 in
                                           February 2003.

                                        c) At June 30, 2001, the Company has
                                           5,061 units outstanding consisting of
                                           a $1,000 principal amount convertible
                                           subordinate debenture due June 15,
                                           2002 (the "8% Debentures") with
                                           interest payable semi-annually. The
                                           holders of the 8% Debentures may
                                           convert them at any time into common
                                           stock of the Company at a conversion
                                           price of $48 per share. The 8%
                                           Debentures are redeemable at the
                                           option of the Company under certain
                                           circumstances at par, plus an
                                           applicable premium, as defined.

                                        d) At June 30, 2001, the Company has
                                           1,624 units outstanding consisting of
                                           $325 principal amount 8 1/4%
                                           convertible debentures due June 15,
                                           2002 (which includes $528,000 face
                                           value and interest through maturity
                                           of $85,000). Interest is payable
                                           annually on June 30. The holders of
                                           the 8 1/4 % debentures may convert
                                           them at any time into shares of
                                           common stock at a conversion price of
                                           $.55 per share. The Company has no
                                           right to redeem the 8 1/4%
                                           Debentures.

                                        e) The loan, which is secured by certain
                                           equipment, bears interest at 6 3/8%
                                           and is due on June 1, 2002. A
                                           provision in the loan agreement
                                           allows the lender to declare the loan
                                           immediately due and payable if there
                                           has been an event of default in any
                                           of the Company's other debt
                                           agreements.

                                        f) In August 1989, PFI entered into a
                                           sale and leaseback of its land and
                                           building in Edison, New Jersey. The
                                           term of the lease is 15 years, plus
                                           two five-year renewal options.
                                           Monthly base rent was $107,000 for
                                           the first 30 months increased by the
                                           change in the Consumer Price Index on
                                           the thirty-first month after
                                           commencement and on each thirtieth
                                           month thereafter. On January 1, 2000,
                                           the monthly base rent increased to
                                           $145,000. The Company is obligated to
                                           pay all utilities, real estate taxes,
                                           assessments and repair and
                                           maintenance costs in connection with
                                           the premises. The land and building
                                           has been recorded as a capital lease
                                           and the gain on the sale and
                                           leaseback of approximately $750,000
                                           has been deferred and is being
                                           amortized over the term of the lease.
                                           The lease has been capitalized at the
                                           net present value of the future
                                           minimum rental payments ($8,348,000),
                                           assuming a 13 1/4% interest rate
                                           factor, and is being amortized over
                                           the term of the lease.

                                        g) The Company leases various equipment
                                           under capital lease agreements. The
                                           terms of the leases vary from five to
                                           six years with monthly rentals of
                                           approximately $123,000. In December
                                           2000, three capital lease agreements
                                           were refinanced with one $4,000,000
                                           capital lease agreement payable over
                                           5 years. This agreement is guaranteed
                                           by ICC. The interest rates under all
                                           capital leases range from 9% -13%.

                                           The Company's debt and obligations
                                           under capital leases mature in fiscal
                                            years as follows:


                                                            Capital Lease       Long-Term Debt
                                                            Obligations
  -------------------------------------------------------------------------  -------------------
                                       2002                  $2,901,000         $14,693,000
                                       2003                   2,760,000          15,904,000
                                       2004                   2,521,000
                                       2005                   1,105,000
                                       2006                     500,000
  ------------------------------------------------------------------------   --------------------
                               Total Payments                 9,787,000         $30,597,000
                                                                                =================
                               Less: Amount representing interest                (1,730,000)
  -------------------------------------------------------------------------- --------------------
                               Present value of net minimum lease payments     $  8,057,000
  -------------------------------------------------------------------------- --------------------

  8.     COMMITMENTS AND
         CONTINGENCIES                 In fiscal 1996, the Company entered into
                                       a long-term lease for a building adjacent to the Company's manufacturing facility.
                                       The lease term is ten years with two
                                       five-year renewal options. The lease is
                                       classified as an operating lease. The
                                       rent payments are $319,200 per annum for the first five years and $342,000 per annum for the balance of the initial term.

                                       CONTINGENCIES

                                       In July 1997, the Company received an
                                       arbitration demand from the Estate of Dr.
                                       Max Tesler, a former President of the
                                       Company, who died in 1996. For breaches
                                       of employment and other agreements
                                       between the Company and Dr. Tesler, the
                                       Estate claimed an award of compensatory
                                       damages, punitive damages, a certain
                                       number of shares of common stock of the
                                       Company and attorneys' fees. The Company also brought counterclaims against the Estate.

                                       In March 2000, the American Arbitration
                                       Association panel in New York awarded
                                       amounts to both the Estate and the
                                       Company. The panel awarded the Estate the amount of Tesler's salary for approximately two years, which salary had been accrued in 1995. The panel also awarded the Estate a portion of its legal fees. The award dismissed all other Estate claims and ruled in favor of the Company on certain of its counterclaims. The net result of the arbitrators' award is that the Company paid the Tesler Estate approximately $45,000 plus $75,000 of the Estate's legal fees. The provision recorded by the Company in 1995 more than offset the amount paid to the Estate.

                                       The children and a former spouse of Dr.
                                       Tesler also raised certain claims arising out of the death of Dr. Tesler. The Company settled their claims in December 1998. Accordingly, the Company recorded a lawsuit expense of $1,179,000 in fiscal 1999 which includes legal and other costs related to the settlement.

                                       In May 1998, the Company brought an
                                       action against one of its former outside corporate counsels seeking damages for conflict of interest, breaches of fiduciary duty and loyalty, negligence and malpractice during its representation of the Company. The action is still pending.

                                       In July 2000, an action was instituted in the Circuit Court of Cook County, Illinois against the Company by Apotex Corporation ("Apotex") and Torpharm, Inc. seeking an unspecified amount in damages and specific performance in the nature of purchasing a certain product from Apotex. The complaint alleges that the Company would purchase a certain product exclusively from Apotex. The counts specified in the complaint include breach of contract, negligent misrepresentation, breach of implied covenant of good faith and fair dealing, breach of implied covenant to use best efforts, specific performance, breach of fiduciary duty, reformation and a Uniform Commercial Code action for the price of 3 million tablets. Management believes the lawsuit is without merit and is vigorously defending against it.

                                       The Company is a party to various other
                                       legal proceedings arising in the normal
                                       conduct of business. Management believes that the final outcome of all current legal matters will not have a material adverse effect upon the Company's financial position or results of operations.

  9.     INCOME TAXES                  Income tax expense (benefit) consist of
                                       the following federal taxes:

                                                             JUNE 30,       July 1,         July 3,
                                       Years ended            2001           2000            1999
 ---------------------------------------- ---------------- --------------  -------------  --------------
                                       Current              $   -          $   112,000    $  (947,000)
                                       Deferred                 -            3,756,000     (2,224,000)
 ---------------------------------------- ---------------- --------------  -------------  --------------
                                       Total income tax
                                       expense (benefit)    $   -           $3,868,000    $(3,171,000)
 ---------------------------------------- ---------------- --------------  ------------   --------------


                                       The Company's income tax expense
                                       (benefit) differ from the amount of
                                       income tax determined by applying the
                                       applicable statutory U.S. Federal income tax rate to pretax loss as a result of the following:

                                                                               JUNE 30,          July 1,          July 3,
                                       Years ended                              2001             2000              1999
 -------------------------------------------------------- -----------------   --------------  ---------------   --------------
                                       Statutory U.S. tax (benefit)            $(4,961,000)     $(1,241,000)     $(3,310,000)
                                       Increase (decrease) resulting from:
                                       Expiration of state net operating
                                         loss carry forwards                           -             71,000           -
                                       Net change in valuation account           5,871,000        4,731,000          364,000
                                       Other                                      (910,000)         307,000         (225,000)
 -------------------------------------------------------- -----------------   ---------------- --------------   ---------------
                                       Effective income tax expense (benefit)  $       -         $3,868,000      $(3,171,000)
 --------------------------------------------------------- -----------------  ---------------- --------------   ---------------


                                       As of June 30, 2001, the Company had
                                       available net operating losses of
                                       approximately $23,791,000 for U.S. tax
                                       purposes, which expire through 2021. The utilization of losses that were generated prior to September 1991, which approximate $1,494,000 is limited to $166,000 per year for U.S. tax purposes due to the change in ownership resulting from ICC's investment. State income tax net operating loss carry forwards of approximately $33,555,000, which expire through 2007, are available to the Company.

                                       Deferred tax assets are comprised of the following temporary differences:

                                                                                      JUNE 30, 2001      July 1, 2000
                                       ---------------------------------------------------------------------------------
                                        Tax benefit of state income tax net          $  3,020,000       $  1,238,000
                                          operating loss carry forwards
                                        Tax benefit of federal income tax net           8,090,000          3,698,000
                                          operating loss carry forwards
                                        Depreciation                                     (472,000)            40,000
                                        Deferred gain on sale/leaseback of building        70,000            102,000
                                        Basis difference 8 1/4% debentures as a result     29,000             29,000
                                          of restructuring
                                        Inventory valuation                               (40,000)            46,000
                                        Allowance for doubtful accounts                   465,000            138,000
                                        Alternative minimum tax carry forward             104,000            104,000
                                       ---------------------------------------------------------------------------------
                                        Deferred tax asset                             11,266,000          5,395,000
                                        Valuation allowance                           (11,266,000)        (5,395,000)
                                       ---------------------------------------------------------------------------------
                                        Net deferred tax asset                       $        -         $         -
                                       =================================================================================

                                       Based on the assessment of all available evidence including the pre-tax loss of $14,592,000 for fiscal 2001, losses in the last three years, the current status of the Company's business and the uncertainty with respect to generating taxable income in future years, management has recorded a valuation allowance on the total of the deferred tax assets.

  10.    COMMON STOCK AND
         OPTIONS The Company has granted options to employees, directors and others under various stock option plans, lending arrangements, and under the ICC Option Agreement.

                                       The following is a summary of stock
                                       options issued, exercised, forfeited or
                                       canceled during the period July 1, 1998
                                       through June 30, 2001 (not including ICC preemptive rights or additional shares issuable to management in connection with ICC preemptive rights):

                                                                                          Weighted Average
                                                                              Shares       Exercise Price
                                        ---------------------------------------------------------------------
                                        Outstanding - June 30, 1998          1,747,000              $.77
                                        Issued                                 346,000              $.39
                                        Forfeited                             (849,700)             $.65
                                        ---------------------------------------------------------------------
                                        Outstanding - July 3, 1999           1,243,300              $.72
                                        Issued                                 360,300              $.27
                                        Forfeited                             (748,600)             $.77

                                        ---------------------------------------------------------------------
                                        Outstanding - July 1, 2000             855,000              $.49
                                        Issued                                 568,000              $.27
                                        Forfeited                             (216,800)             $.48
                                        ---------------------------------------------------------------------
                                        Outstanding - June 30, 2001          1,206,200              $.36
                                        ---------------------------------------------------------------------
                                        Exercisable  - June 30, 2001           567,450              $.63
                                        ---------------------------------------------------------------------

                                       The following table summarizes
                                       information about stock options
                                       outstanding at June 30, 2001:

                                                 Options Outstanding                             Options Exercisable
                                       ----------------------------------------------------------------------------------------
                                      Number            Weighted       Weighted         Number          Weighted
                                      Outstanding       Average        Average        Exercisable      Average
                                      Range of         at June 30,     Remaining       Exercise        at June 30,     Exercise
                                      Exercise Prices     2001        Life (Years)       Price           2001           Price
                                      -------------------------------------------------------------------------------------------
                                            $0.85         60,450           0.2            $0.85          60,450         $0.85
                                             0.84         82,500           1.4             0.84          82,500          0.84
                                             0.80          7,000           1.2             0.80           7,000          0.80
                                             0.41         79,500           2.4             0.41          79,500          0.41
                                     0.22 to 0.89        153,000           3.1             0.33         153,000          0.33
                                             0.75        110,000           2.8             0.75         110,000          0.75
                                             0.23         75,000           3.5             0.23          75,000          0.23
                                             0.27        638,750           4.0             0.27
                                      -------------------------------------------------------------------------------------------
                                                       1,206,200                                       567,450
                                      -------------------------------------------------------------------------------------------

                                       The weighted average fair market value of options granted during the fiscal years 2001, 2000 and 1999 were $.11, $.12 and
                                       $.17, respectively.

                                       As of June 30, 2001, substantially all
                                       outstanding stock options expire at
                                       various dates through fiscal year 2005.
                                       These options were granted at prices
                                       which were at or above quoted market
                                       value on the dates granted.

                                       The Company has adopted the disclosures
                                       only provisions of SFAS No. 123,
                                       "Accounting for Stock-Based
                                       Compensation." Accordingly, no
                                       compensation cost has been recognized for the stock options granted. Had compensation cost been determined based on the fair value at the date of grant consistent with provisions of SFAS No. 123, the Company's financial statements would have included the following:

                                                                    JUNE 30, 2001       July 1, 2000       July 3, 1999
                                       -------------------------------------------------------------------------------------
                                       Net (loss) - as reported     $(14,592,000)       $(7,918,000)       $(6,565,000)
                                       Net (loss) - pro forma       $(14,645,000)       $(7,948,000)       $(6,568,000)
                                       -------------------------------------------------------------------------------------

                                       The application of SFAS No. 123 had no
                                       effect on the Company's net (loss) per
                                       share-basic and diluted during the years presented above.

                                       The fair market value of each option
                                       grant is estimated on the date of grant
                                       using the Black-Scholes option-pricing
                                       model with the following weighted average assumptions used for grants: expected volatility of 55%, 51% and 46% for 2001, 2000 and 1999, respectively, risk-free interest rate of 3.6%, 6% and 4.4% for 2001, 2000 and 1999, respectively, expected lives of 5 years and no dividend yield for each of the three years in the period ended June 30, 2001.

 11.     PREFERRED STOCK               On April 8, 1996, the Company
                                       sold 2,500,000 shares of Series A
                                       Preferred Stock to ICC for an aggregate
                                       of $2,500,000. The preferred stock is
                                       redeemable at the option of PFI and is
                                       currently convertible into common stock
                                       of the Company by ICC at the lower of
                                       market price of the common stock or $2.00 per share. The preferred stock accrues dividends at the rate of $.08 per share, payable semi-annually and is cumulative and non-participating. Dividends in arrears totaled $1,050,000 at June 30, 2001.

                                       On June 25, 2001, ICC gave notice to the
                                       Company of their intent to convert their preferred stock and unpaid dividends to common stock. On September 18, 2001, the Company asked for and ICC has agreed to a 60-day delay. On that date there were not enough unissued common shares to effect such conversion.

 12.     MAJOR CUSTOMERS               For the fiscal years 2001, 2000 and 1999,
         AND PRODUCTS                  13%, 17%, and 14%, respectively, of net
                                       sales were derived from Costco Wholesale.
                                       Walgreen Company accounted for 5%, 12%
                                       and 17% of net sales for fiscal years
                                       2001, 2000 and 1999, respectively. Sales to CVS, Inc. accounted for 13%, 9% and 9%
                                       of net sales for fiscal years 2001, 2000 and 1999 respectively.

                                       For the fiscal years 2001, 2000 and 1999, sales of ibuprofen represented 26%, 36%, and 34% of net sales, respectively.

 13.     SUPPLEMENTAL CASH             Supplemental disclosures of cash flow
         FLOW INFORMATION              information:

                                       Fiscal years                    2001            2000                1999
                                       ---------------------------------------------------------------------------
                                       Cash paid during the year:
                                       Interest                     $4,816,000      $4,470,000         $4,195,000
                                       Income taxes                                                       150,000
                                       ---------------------------------------------------------------------------
                                       SUPPLEMENTAL NON-CASH INVESTING AND FINANCING INFORMATION:

                                       A capital lease obligation of $4,000,000 was incurred when the Company entered into a lease in fiscal 2001. No such obligations were incurred in fiscal 2000 and 1999, respectively. The Company converted debentures into common stock totaling $41,000 during the year ended July 1, 2000.

 14.     QUARTERLY DATA
         (UNAUDITED)

                                                                   Three Months Ended
                                        -------------------------------------------------------------------------------
                                        SEPTEMBER 30             DECEMBER 30        MARCH 31               JUNE 30
                                        ------------             -----------        --------               -------
                                                     (In thousands, except per share data)
      2001
      Net sales                           $13,160            $11,892             $11,880                $12,225
      Gross profit (loss)                   1,495                189               1,231                   (645)
      Operating  (loss)                    (1,196)            (2,330)             (1,455)                (4,153)
      Net  (loss)                          (2,504)            (3,603)             (2,601)                (5,884)
      Net (loss) attributable to           (2,554)            (3,653)             (2,651)                (5,934)
       common shareholders
      (Loss) per common share,              (0.08)             (0.12)              (0.09)                 (0.20)
       basic and diluted

     2000

      Net sales                           $20,978            $23,059             $19,045                $13,497
      Gross profit (loss)                   4,730              5,520               4,292                 (1,353)
      Operating income (loss)               1,525              1,706               1,541                 (4,012)
      Net income (loss)                       201                284                 156                 (8,559)
      Net income (loss)                       151                234                 106                 (8,609)
      attributable to common
      shareholders
      Earnings (loss) per                    0.01               0.01                0.01                  (0.29)
        common share, basic
        and diluted

             Results for the fiscal quarter ended June 30, 2001 include $3.2 million of year-end adjustments related to inventory valuations, bad debts and other potential liabilities. In the fiscal quarter ended July 1, 2000, the Company fully reserved its deferred tax asset in the amount of $3.8 million.

               Report of Independent Certified Public Accountants
                         on Financial Statement Schedule

The audits referred to in our report dated September 24, 2001, relating to the consolidated financial statements of Pharmaceutical Formulations, Inc. and subsidiaries, which is contained in Item 8 of this Form 10-K, included the audit of the financial statement schedule attached. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.




/s/BDO Seidman, LLP

BDO Seidman, LLP
Woodbridge, New Jersey
September 24, 2001


                                                                       Additions         Deductions
                                                    Balance at         charged to        write-offs
             ALLOWANCE FOR DOUBTFUL ACCOUNTS       beginning of     costs & expenses    uncollectible     Balance at end
                                                      period                              accounts          of period
          -------------------------------------- ------------------ ----------------- ------------------ -----------------
            Year ended June 30, 2001                 $406,000           $422,000          $122,000           $706,000
          -------------------------------------- ------------------ ----------------- ------------------ -----------------
            Year ended July 1, 2000                  $255,000           $212,000          $ 61,000           $406,000
          -------------------------------------- ------------------ ----------------- ------------------ -----------------
            Year ended July 3, 1999                  $238,000           $125,000          $108,000           $255,000
          -------------------------------------- ------------------ ----------------- ------------------ -----------------



           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 SIX MONTHS ENDED DECEMBER 29, 2001 (UNAUDITED):

                  PHARMACEUTICAL FORMULATIONS AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET


                                       ASSETS                                          December 29, 2001
                                                                                          (Unaudited)
                                                                                    ------------------------

CURRENT ASSETS
   Cash                                                                                      $   149,000
   Accounts receivable - net of allowance for doubtful accounts of $856,000 and
      $706,000                                                                                 7,026,000
  Inventories                                                                                 11,368,000
   Income tax recoverable - Due from ICC Industries Inc.                                         123,000
   Prepaid expenses and other current assets                                                   1,144,000
                                                                                    ------------------------
              Total current assets                                                            19,810,000
PROPERTY, PLANT AND EQUIPMENT
   Net of accumulated depreciation and amortization of $27,119,000 and $25,726,000            14,364,000
OTHER ASSETS                                                                                     646,000
                                                                                    ------------------------
                                                                                             $34,820,000
                                                                                    ========================
                                                                                             $44,565,000

CURRENT LIABILITIES
   Current portion of long-term debt                                                         $14,259,000
   Current portion of capital lease obligations                                                2,118,000
   Due to ICC Industries Inc.                                                                          -
   Accounts payable                                                                           14,064,000
   Accrued expenses                                                                            1,230,000
                                                                                     -----------------------

              Total current liabilities                                                       31,671,000
                                                                                     -----------------------
LONG-TERM DEBT DUE ICC INDUSTRIES INC.                                                        12,560,000
                                                                                     -----------------------
LONG-TERM DEBT                                                                                 1,542,000
                                                                                     -----------------------
LONG-TERM CAPITAL LEASE OBLIGATIONS                                                            4,961,000
                                                                                     -----------------------

COMMITMENTS AND CONTINGENCIES (Note 2)

STOCKHOLDERS' DEFICIENCY
   Preferred stock, par value $1.00 per share; 10,000,000 shares authorized;
      2,500,000 shares issued and outstanding                                                  2,500,000
   Common stock, par value $.08 per share; 200,000,000 and 40,000,000 shares
      authorized; 74,507,318 and 30,329,671 shares issued and outstanding                      5,961,000
   Capital in excess of par value                                                             49,005,000
   Accumulated deficit                                                                       (73,380,000)
                                                                                     -----------------------
              Total stockholders' deficiency                                                 (15,914,000)
                                                                                     -----------------------
                                                                                             $34,820,000
                                                                                     =======================

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                      Six Months Ended
                                              December 29,               December 30,
                                                   2001                       2000
                                            -----------------          ------------------
REVENUES
 Gross sales                                  $26,680,000                $26,682,000
 Less: sales discounts and
  allowances                                      555,000                  1,630,000
                                              -----------------          ------------------
       NET SALES                               26,125,000                 25,052,000
                                              -----------------          ------------------
COST AND EXPENSES
 Cost of goods sold                            23,710,000                 23,367,000
 Selling, general and
   administrative                               4,900,000                  4,977,000
 Research and development                         148,000                    234,000
                                              -----------------          ------------------
                                               28,758,000                 28,578,000
                                              -----------------          ------------------
       INCOME (LOSS) FROM
        OPERATIONS                             (2,633,000)                (3,526,000)
                                              -----------------          ------------------
OTHER INCOME (EXPENSE)
 Interest expense                              (2,623,000)                (2,661,000)
 Other                                            187,000                     80,000
                                              -----------------          ------------------
                                               (2,436,000)                (2,581,000)
                                              -----------------          ------------------
       (LOSS) BEFORE
        INCOME TAXES (BENEFIT)                 (5,069,000)                (6,107,000)
INCOME TAXES (BENEFIT)                           (123,000)
                                              -----------------          ------------------
       NET (LOSS)                              (4,946,000)                (6,107,000)

Preferred stock dividend
  requirement                                     100,000                    100,000
                                              -----------------          ------------------
NET (LOSS)
  ATTRIBUTABLE TO COMMON
  STOCKHOLDERS                                $(5,046,000)               $(6,207,000)
                                              =================          ==================

NET (LOSS) PER SHARE
  BASIC AND DILUTED                           $     (0.14)               $     (0.20)
                                              =================          ==================

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                    36,641,000                 30,330,000
                                              =================          ==================

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)


                                                                                                   Six Months Ended
                                                                                     ---------------------------------------------
                                                                                      December 29, 2001       December 30, 2000
                                                                                     ---------------------  ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss)                                                                                 $(4,946,000)           $(6,107,000)
  Adjustments to reconcile net (loss) to net cash (used in) provided by operating activities:
      Depreciation and amortization of property, plant and equipment                           1,393,000              1,630,000
      Amortization of bond discount, deferred financing costs and prepaid
        expenses                                                                                 526,000                381,000
      Amortization of deferred gain on sale/leaseback                                            (32,000)               (47,000)
      Income tax benefit - Due from ICC Industries Inc.                                         (123,000)                     -
      Changes in operating assets and liabilities:
         Decrease in accounts receivable                                                           8,000              2,105,000
        (Increase) decrease in inventories                                                      (418,000)             2,284,000
        (Increase) in other current assets                                                      (118,000)              (378,000)
         Increase (decrease) in due to ICC Industries Inc.                                       218,000            (13,417,000)
         Increase in accounts payable and accrued
           expenses                                                                            1,622,000              2,183,000
                                                                                     ---------------------  ----------------------

                NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                           (1,870,000)           (11,366,000)
                                                                                     ---------------------  ----------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  (Increase) in other assets                                                                     (58,000)              (224,000)
   Acquisition of property, plant and equipment, net                                            (704,000)              (156,000)
                                                                                     ---------------------  ----------------------

                NET CASH USED IN INVESTING ACTIVITIES                                           (762,000)              (380,000)
                                                                                     ---------------------  ----------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in and Due to ICC Industries                                                        4,405,000              7,120,000
  Borrowings (repayments) of capital lease obligations                                          (977,000)             2,242,000
  Borrowings (repayments) of long term debt                                                     (730,000)             2,364,000
                                                                                     ---------------------  ----------------------
                                                                                               2,698,000             16,726,000
                NET CASH PROVIDED BY FINANCING ACTIVITIES
                                                                                     ---------------------  ----------------------

NET INCREASE (DECREASE) IN CASH                                                                   66,000                (20,000)
CASH, BEGINNING OF PERIOD                                                                         83,000                130,000
                                                                                     ---------------------  ----------------------
CASH, END OF PERIOD                                                                          $   149,000            $   110,000
                                                                                     ---------------------  ----------------------

                                                                                     ---------------------  ----------------------
Supplemental Information:
                                                                                     ---------------------  ----------------------
    Interest paid                                                                              1,373,000              1,582,000
                                                                                     ---------------------  ----------------------
    Taxes paid                                                                                        -0-                    -0-
                                                                                     =====================  ======================

           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Note 1     INTERIM FINANCIAL REPORTING

                    The consolidated balance sheet of Pharmaceutical Formulations, Inc. and Subsidiaries (the "Company" or "PFI") as of June 30, 2001 has been derived from the audited consolidated balance sheet for the fiscal year then ended and is presented for comparative purposes. Certain amounts have been reclassified to conform with the current period presentation.

                    The accompanying unaudited financial statements presume that users have read the audited financial statements for the preceding fiscal year, as filed. Accordingly, footnotes, which would substantially duplicate such disclosure, have been omitted.

                    The interim financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Such adjustments consist of normal recurring accruals.

                    The results of operations and cash flows for the six months ended December 29, 2001 are not necessarily indicative of the results to be expected for a full year.

         Note 2.    COMMITMENTS AND CONTINGENCIES

                    In July 2000, an action was instituted in the Circuit Court of Cook County, Illinois against the Company by Apotex Corporation and Torpharm, Inc. seeking an unspecified amount in damages and specific performance in the nature of purchasing a certain product from Apotex. The complaint alleges that PFI agreed to purchase a certain product exclusively from Apotex. The counts specified in the complaint include breach of contract, negligent misrepresentation, breach of implied covenant of good faith and fair dealing, breach of implied covenant to use best efforts, specific performance, breach of fiduciary duty, reformation and a UCC action for the price of 3 million tablets. Management believes the lawsuit is without merit and is vigorously defending against it.

                    The Company is a party to various other legal proceedings arising in the normal conduct of business. Management believes that the final outcome of these proceedings will not have a material adverse effect upon the Company's financial position or results of operations.

         Note 3.    INVENTORIES

                    Inventories consist of the following:

                                           DECEMBER 29, 2001
                    Raw materials            $ 3,685,000
                    Work in progress           1,149,000
                    Finished goods             6,534,000
                                             -----------
                                             $11,368,000
                                             ===========

         Note 4.    MARKET FOR COMMON STOCK AND DIVIDENDS

                    The Company's common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and was traded on the over-the-counter market (OTC Bulletin Boardsm, Pink Sheetstm symbol: PHFR) until November 20, 2000. Effective November 20, 2000 the Company's common stock ceased to be quoted on the OTC Bulletin Board. On January 16, 2002, the Company's common stock returned to trading on the OTC Bulletin Board.

                    No dividends were declared during any period presented on common or preferred stock. Preferred stock dividends in arrears total $1,150,000 at December 29, 2001. (See Note 6)

         Note 5.    Related Party Transactions

                    ICC Industries Inc. ("ICC"), a major international manufacturer and marketer of chemical, plastic and pharmaceutical products, is an affiliated company. The following transactions with ICC are reflected in the consolidated financial statements as of or for the six months ended December 29, 2001 and December 30, 2000:

                                                  DECEMBER 29,    DECEMBER 30,
                                                     2001           2000
                                                ---------------   -------------
                    Inventory purchases from ICC   $ 320,000        $1,510,000
                    Interest charges from ICC        805,000           765,000
                    Accounts payable to ICC             -            2,053,000
                    Note payable to ICC           12,560,000        16,404,000

         Note 6.    CAPITAL STOCK

                    On December 13, 2001, a certificate of amendment to increase the Company's authorized common shares to 200,000,000, as approved at the 2001 annual stockholders' meeting held on November 28, 2001, was filed with the Delaware Secretary of State. By virtue of this amendment, on December 21, 2001, ICC converted $15,000,000 of the Company's indebtedness into 44,117,647 common shares. Likewise, on January 2, 2002, ICC converted its 2,500,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock and unpaid dividends on such preferred stock into 10,735,294 common shares. Both conversions were effected at a conversion rate of $.34 per common share. Such conversions were effected pursuant to letter agreements between the Company and ICC dated October 25, 2001 and December 21, 2001.

                    Before the conversions, ICC owned 19,635,894 common shares (approximately 64.74% of the outstanding common shares). Following the December 21st conversion, ICC owned 63,753,541 common shares (approximately 85.57% of the outstanding common shares). Following the January 2nd conversion, ICC owned 74,488,835 common shares (approximately 87.38% of the outstanding common shares).

                    ICC and the Company have agreed that the Company may offer the minority shareholders the right to subscribe for a proportionate number of common shares, also at $.34 per share, in order that their interests will not be diluted. This agreement could manifest itself with a proposed rights offering.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC Registration fee........................................   $  1,237
Blue Sky fees ..............................................      2,000
Legal fees and expenses.....................................     75,000
Accountants' fees and expenses..............................     20,000
Subscription agent's fees...................................     15,000
Transfer Agent and Broker Search Fees ......................     10,000
Printing and engraving......................................     15,000
Miscellaneous...............................................     11,763
                                                               --------
          TOTAL.............................................   $150,000



ITEM 14   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company is a Delaware corporation. Subsection (a) of section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Article EIGHTH of our Certificate of Incorporation states that:

          "A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification."

     In addition, Article NINTH states:

          "The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation shall provide for the advance payment of all indemnified expenses."

     These limitations on liability would apply to violations of the federal securities laws. However, we have been advised that in the opinion of the SEC, indemnification for liabilities under the Securities Act of 1933 is against public policy and therefore unenforceable.

ITEM 15   RECENT SALES OF UNREGISTERED SECURITIES

     See "Certain Relationships And Transactions." The sales of the securities described in such section were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Rule 506 thereunder. The recipient of the securities represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions.

ITEM 16   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  EXHIBIT NO.
  -----------

      3.1      Composite Certificate of Incorporation, as amended to date (19).

      3.2 Certificate of Designations, Preferences and Rights of Series A Cumulative Preferred Stock (17)

      3.3      By-Laws (3)

      4.1 Indenture With Respect to 8% Convertible Subordinated Debentures Due 2002 with Continental Stock Transfer and Trust Company(1)

      4.2 Indenture With Respect to 8.25% Convertible Subordinated Debentures Due 2002 with Continental Stock Transfer and Trust Company (2)


      4.3      Form of stock certificate [filed herewith]

      5.1 Opinion of Stroock & Stroock & Lavan LLP as to the legality of the Offered Securities **


      10.3(A) Loan and Security Agreement dated August 4, 1989 between Fidelcor Business Credit Corporation (subsequently assumed by The CIT Group/Credit Finance, Inc. and the Registrant (formerly known as PharmaControl Corp.) (5)

      10.3(B) Letter Agreement dated August 7, 1998 between The CIT Group/Credit Finance, Inc. ("CIT") and the Registrant amending the Loan and Security Agreement between the Registrant and Fidelcor Business Credit Corporation as assumed by The CIT Group/Credit Finance, Inc (the "CIT Loan Agreement") (12)

      10.3(C) Letter Agreement dated April 1, 1999 between CIT and the Registrant amending the CIT Loan Agreement (14)

      10.3(D) Letter Agreement dated April 1, 1999 between CIT and ICC Industries Inc. ("ICC") amending the Intercreditor Agreement between ICC and CIT dated March 25, 1992 (14)

      10.3(E) Letter Agreement dated April 1, 1999 between CIT and the Registrant amending Warrant Certificates dated April 1, 1992 for the purchase of 100,000 shares and March 30, 1993 for the purchase of 10,000 shares of common stock of the Registrant extending the expiration dates to March 31, 2004 (14)

      10.3(F) Limited Guaranty dated April 1, 1999 by ICC in favor of CIT with respect to the CIT Loan Agreement (14)

      10.3(G) Letter Agreement dated April 26, 1999 between CIT and the Registrant amending the CIT Loan Agreement (14)

      10.3(H) Letter Agreement dated June 2, 1999 between CIT and the Registrant amending the CIT Loan Agreement (14)

      10.3(I) Letter Agreement dated October 20, 1999 between CIT and the Registrant amending the CIT Loan Agreement (15)

      10.3(J) Letter Agreement dated April 11, 2000 between CIT and the Registrant amending the CIT Loan Agreement (15)

      10.3(K) Limited Guaranty dated April 11,2000 by ICC in favor of CIT with respect to the CIT Loan Agreement (15)

      10.3(L) Letter Agreement dated May 19, 2000 between CIT and the Registrant amending the CIT Loan Agreement (15)

      10.3(M) Limited Guaranty dated May 19, 2000 by ICC in favor of CIT with respect to the CIT Loan Agreement (15)

      10.3(N) Letter Agreement dated August 23, 2001 between CIT and the Registrant amending the CIT Loan Agreement (16)

      10.3(O) Limited Guaranty dated December 20, 2000 by ICC in favor of CIT with respect to the CIT Loan Agreement (16)

      10.3(P) Letter Agreement dated December 19, 2001 between CIT and the Registrant amending the CIT Loan Agreement (19)

      10.3(Q) Letter Agreement dated February 21, 2002 between CIT and the Registrant amending the CIT Loan Agreement **


      10.4(A) Option Agreement dated September 6, 1991 among the Registrant (formerly known as PharmaControl Corp.), Private Formulations, Inc. and ICC Industries Inc.(the "Option Agreement") (6)


      10.4(B) First Amendment t dated May 8, 1992o Option Agreement, among the Registrant, Private Formulations, Inc. and ICC Industries Inc.
               (7)

      10.4(C) Second Amendment dated May 28, 1992 to Option Agreement, among the Registrant, Private Formulations, Inc. and ICC Industries Inc. (7)

      10.4(D) Third Amendment dated September 24, 1992 to Option Agreement among the Registrant, Private Formulations, Inc. and ICC Industries Inc. (7)

      10.4(E) Fourth Amendment dated March 29, 1993 to Option Agreement among the Registrant, Private Formulations, Inc. and ICC Industries Inc. (8)

      10.4(F) Agreement dated May 24, 1993, among the Registrant, Private Formulations, Inc. and ICC Industries Inc. (8)


      10.4(G) Waiver of Certain Rights Granted Pursuant to Third Amendment to Option Agreement, dated March 21, 2002 by ICC Industries Inc. **


      10.5 Agreement dated September 26, 1997 between the Registrant and ICC Chemical Corporation regarding Cimetidine (10)

      10.6 Form of Warrant Agreement dated October 1, 1992 between the Registrant (formerly known as PharmaControl Corp.) and Anthony Cantaffa, among others)(7)*

      10.7(A)  1994 Stock Option Plan (11)*

      10.7(B)  Form of option agreement under 1994 Stock Option Plan (11)*


      10.8(A)  1997 Stock Incentive Plan */**

      10.8(B) Form of PFI Stock Grant Agreement pursuant to 1997 Stock Incentive Plan */**


      10.9(A) Term Loan and Security Agreement dated as of April 1, 1999 between ICC and the Registrant (14)

      10.9(B) Term Loan and Security Agreement dated as of July 1, 2000 between ICC and the Registrant (15)

      10.9(C) Term Loan and Security Agreement dated as of September 30, 2000 between ICC and the Registrant (16)

      10.9(D) Term Loan and Security Agreement dated as of December 31, 2000 between ICC and the Registrant (16)


      10.9(E) Amendment, dated March 6, 2002 to Term Loan and Security Agreement dated as of December 31, 2000 between ICC and the Registrant **


      10.10(A) Stock Purchase Agreement between the Company and ICC Industries
               Inc. dated April 8, 1996 regarding the purchase of 2,500,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock (13)

      10.10(B) Letter agreement between ICC Industries Inc. and the Company dated October 25, 2001 regarding conversion of preferred stock and debt and related matters.(18)

      10.10(C) Letter agreement between ICC Industries Inc. and Pharmaceutical
               Formulations, Inc. regarding conversion of preferred shares and certain indebtedness, dated December 21, 2001 (19)


      10.11 Employment agreement between Pharmaceutical Formulations and James Ingram, dated October 2, 2000 with amendments dated May 17, 2001 and July 5, 2001 */**

      10.12 Employment agreement between Pharmaceutical Formulations and Walter Kreil, dated July 30, 2001 */**


      21. Subsidiaries of the Registrant: none other than such subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary

      23.1     Consent of Stroock & Stroock & Lavan LLP (included as part of
               Exhibit 5.1).

      23.2     Consent of BDO Seidman LLP **

      24.1     Power of Attorney of Directors and Officers of Registrant. **


      99.1     Form of Rights Certificate [filed herewith]

      99.2 Form of Instructions for Use of Subscription Certificates [filed herewith]

      99.3     Form of Notice of Guaranteed Delivery [filed herewith]

      99.4     Form of Letter to Shareholders [filed herewith]

      99.5     Form of Letter to Brokers [filed herewith]

      99.6     Form of Letter to Clients of Nominee Holders [filed herewith]

      99.7     Form of Beneficial Owner Election Form [filed herewith]

      99.8     Form of Subscription Agent Agreement [filed herewith]


*    Management contracts or compensatory plans


**   Previously filed.


(1) Incorporated herein by reference to the Registrant's Form S-1, File No. 33-13291

(2) Incorporated herein by reference to the Registrant's Form S-4, File No. 33-44033

(3) Filed with the Annual Report on Form 10-K for the year ended June 30, 1983 and incorporated by reference herein, except for Amendment to the Company's By-Laws filed with the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1994, incorporated herein by reference.

(5) Filed with the Registrant's Current Report on Form 8-K dated August 2, 1989 and incorporated herein by reference.

(6)  [intentionally omitted]

(7) Filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1992 and incorporated herein by reference.

(8) Filed with the Registrant's Annual Report on Form 10-K f or the year ended June 30, 1994 and incorporated herein by reference.

(9)  [intentionally omitted]

(10) Filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1996 and incorporated herein by reference.

(11) Filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1997 and incorporated herein by reference.

(12) Filed with the Registrant's Annual Report on Form 10-K for the year ended June 30, 1998 and incorporated herein by reference

(13) Filed with the Registrant's Current Report on Form 8-K for an event occurring on April 4, 1996 and incorporated herein by reference

(14) Filed with the Registrant's Annual Report on Form 10-K for the year ended July 3, 1999 and incorporated herein by reference

(15) Filed with the Registrant's Annual Report on Form 10-K for the year ended July 1, 2000 and incorporated herein by reference

(16) Filed with the Registrant's Annual Report on Form 10-K for the year ended July 1, 2001 and incorporated herein by reference

(17) Filed with the Registrant's Current Report on Form 8-K for an event occurring on April 4, 1996, which is incorporated by reference herein.

(18) Filed with the Registrant's Quarterly Report on Form 10-Q for the period ended September 29, 2001 and incorporated herein by reference

(19) Filed with the Registrant's Current Report on Form 10-K dated December 13, 2001 and incorporated herein by reference

ITEM 17   UNDERTAKINGS

          The undersigned registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the" Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution;

     PROVIDED, HOWEVER, paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from period reports filed by the registrant under the Securities Exchange Act of 1934, as amended that are incorporated by reference in the registration statement.

     (2) For determining the liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that (1) for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed pursuant to ruled 424(b)(1), and 42(b)(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective, and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment, if any, that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Edison, State of New Jersey, on May 8, 2002.

                                        PHARMACEUTICAL FORMULATIONS, INC.


                                        By:  /s/ James Ingram
                                             -----------------------------------
                                             James Ingram, President

     In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates stated.


Signature                     Title                                  Date
---------                     -----                                  ----

/s/ John Oram*                Chairman of the Board of               May 8, 2002
-------------------------     Directors and Chief
John Oram                     Executive Officer

/s/ James Ingram              Director, President and Chief          May 8, 2002
-------------------------     Operating Officer
James Ingram

/s/ Walter Kreil              Vice President and Chief               May 8, 2002
-------------------------     Financial Officer
Walter Kreil

/s/ Ray Cheesman*             Director                               May 8, 2002
-------------------------
Ray Cheesman

/s/ Gustav N. Jacoff*         Director                               May 8, 2002
-------------------------
Gustav N. Jacoff

/s/ Badram Advani*            Director                               May 8, 2002
-------------------------
Badram Advani


* By      /s/ Walter Kreil
          ------------------------------
          Walter Kreil, attorney-in-fact